SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement        [ ] Confidential, for Use
                                             of the Commission Only
                                             (as permitted by Rule
                                             14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to [par.]240.14a-11(c) or
     [par.]240.14a-12

MLX Corp.
(Name of Registrant as Specified In Its Charter)

               _____________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1) Title of each class of securities to which transaction applies: N/A

     2) Aggregate number of securities to which transaction applies: N/A

     3)   Per unit price or other underlying value of transaction
          computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $60,000,000
     4)   Proposed maximum aggregate value of transaction:
          $60,000,000

     5)   Total fee paid:  $12,000

[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:
Notes: The transaction to which this Preliminary Proxy Statement relates is the sale of stock of a subsidiary and the fee is based on the purchase price to be paid for such stock.

MLX CORP.
1000 Center Place
Norcross, Georgia  30093



To Our Shareholders:

           You are cordially invited to attend the Annual Meeting of Shareholders of MLX Corp. (the "Company") at Kilpatrick & Cody, 27th Floor, 1100 Peachtree Street, Atlanta, Georgia, on June 27, 1995, at 11 a.m., Atlanta time.

           At the Annual Meeting, you will be asked to approve a proposal to sell all the capital stock of the Company's S.K. Wellman Limited, Inc. subsidiary, which is the entity through which all of the Company's current business operations are conducted. You will also vote on the election of seven directors to constitute the entire Board of Directors of the Company and on a new Stock Option and Incentive Award Plan.

           Your Board of Directors believes that these proposals are in the best interests of the Company and recommends that you vote "FOR" each of them. An important part of your consideration of the S.K. Wellman transaction is what courses of action the Company might pursue after the sale, when it would have substantial cash resources and no debt. Your Board has spent a great deal of time considering these matters, and has focused on investment options that (a) provide reasonable safety to the Company's investment principal, (b) maximize the use of the Company's strategic assets, and (c) provide cash liquidity to enable the Company to capitalize on acquisition opportunities.

           The "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - OPERATIONS AFTER THE SALE" section of the enclosed Proxy Statement (which begins on page 23) contains a discussion of potential post-sale strategies that the Board has considered. One particularly intriguing alternative, which is discussed in detail there, is the sale of a "market auction preferred stock", or "MAPS". Qualified issuers can typically pay a relatively low dividend rate on these securities, which is set by auction every seven weeks. Reinvestment of such funds by the Company in U.S. government securities or similar high quality investments would generate investment income that would be largely sheltered from federal income tax by the Company's net operating loss ("NOL") carry-forwards. The Board has held preliminary discussions with two investment banking firms that have been active in MAPS issuances. Based on these discussions, the Board believes this is a potentially promising alternative, although substantial additional study is clearly required.
           You are urged to read carefully the enclosed Proxy Statement in its entirety for a complete description of the S.K. Wellman proposal and the other proposals described therein.

Sincerely,



Brian R. Esher
Chairman, President and
  Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 27, 1995




The Annual Meeting of Shareholders of MLX Corp. will be held on June 27, 1995, at 11:00 a.m., Atlanta time at the offices of Kilpatrick & Cody, 27th Floor, 1100 Peachtree Street, Atlanta, Georgia for the following purposes:

    1. To vote on the proposed sale of all the capital stock of the S.K. Wellman Limited, Inc. subsidiary.

    2.    To elect seven directors to hold office until the next
          Annual Meeting of Shareholders or until their successors are elected and qualified.

    3.    To vote on the proposed MLX Corp. Stock Option and
          Incentive Award Plan.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 9, 1995, as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting.

A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 1994 is enclosed.
                               By Order of the Board of Directors,



                               Thomas C. Waggoner, Secretary


Norcross, Georgia
June 2, 1995


The vote of every Shareholder is important, and your cooperation in returning your executed proxy promptly will be appreciated. The proxy is revocable and will not affect your right to vote in person if you attend the meeting. It will, however, reduce proxy solicitation costs.

MLX Corp.
1000 Center Place
Norcross, Georgia  30093



PROXY STATEMENT
For Annual Meeting of Shareholders
to be held on June 27, 1995



INTRODUCTION

June 2, 1995


This Proxy Statement and the enclosed proxy, which is first being mailed to the shareholders of MLX Corp. (the "Shareholders") on approximately June 2, 1995, is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of MLX Corp. ("MLX" or the "Company") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of Kilpatrick & Cody, 27th Floor, 1100 Peachtree Street, Atlanta, Georgia on June 27, 1995, at 11:00 a.m. Atlanta time, and at any subsequent time which may be necessary by an adjournment or adjournments thereof.

Proxies in proper form received by the time of the meeting will be voted as specified. A Shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Shares cannot be voted at the meeting unless the holder is present or represented by proxy.

The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of Meeting, Proxy Statement, form of proxy and other soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock (the "Common Stock"), is to be borne by the Company. Directors, officers and employees of the Company may also solicit proxies, but without compensation other than their regular compensation, by further mailings, personal conversations or by telephone. The Company may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses incurred in sending the proxy materials to principals and beneficial owners.

The proposals that will be submitted to the Shareholders at the Annual Meeting are listed on the Notice of Meeting and described herein. Each Shareholder is entitled to one vote on each proposal per share of Common Stock held as of the Record Date. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions (including votes to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes, will be counted. The vote required to approve the proposed sale of the S.K. Wellman Limited, Inc. subsidiary (the "Sale Proposal"), is a majority of the outstanding shares of Common Stock.
Thus, with respect to approval of the proposed sale of the S.K. Wellman Limited, Inc. subsidiary, an abstention or broker non-vote will have the same effect as a vote "against" the proposed sale. The vote required for the election of directors is a plurality of the votes cast at an election, provided a quorum is present. Thus, with respect to the proposal for the election of directors (the "Board Proposal"), an abstention or broker non-vote will have no effect. With respect to the proposal to adopt the MLX Corp. Stock Option and Incentive Award Plan (the "Plan Proposal"), the proposal will be adopted if the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal. Thus, with respect to the Plan Proposal, an abstention or broker non-vote will have no effect.

The Board of Directors of the Company (the "Board"), in accordance with the Bylaws, has fixed the close of business on May 9, 1995, as the record date for determining the Shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Company was 2,565,450 shares of Common Stock, $.01 par value, each of which is entitled to one vote.

TABLE OF CONTENTS


                                                             Page


INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . .   i

INCORPORATION OF CERTAIN DOCUMENTS . . . . . . . . . . . . . .   1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
    SHAREHOLDERS MEETING . . . . . . . . . . . . . . . . . . .   2
    GENERAL INFORMATION REGARDING THE SALE PROPOSAL. . . . . .   2
    POST-SALE OPERATIONS . . . . . . . . . . . . . . . . . . .   3
    REQUIRED VOTE. . . . . . . . . . . . . . . . . . . . . . .   3
    BOARD RECOMMENDATION; FAIRNESS OPINION . . . . . . . . . .   3
    CLOSING DATE . . . . . . . . . . . . . . . . . . . . . . .   4
    INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . .   4
    CONDITIONS TO AND TERMINATION OF THE PURCHASE AGREEMENT. .   4
    INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE SALE. .   4
    CERTAIN INCOME TAX CONSEQUENCES OF THE SALE. . . . . . . .   5
    APPRAISAL RIGHTS . . . . . . . . . . . . . . . . . . . . .   5

PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY . . . .   6
    GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . .   6
    BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . .   6
    RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND REASONS
      FOR THE SALE . . . . . . . . . . . . . . . . . . . . . .   7
    OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . .   8
    THE PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . .  11
        General. . . . . . . . . . . . . . . . . . . . . . . .  11
        Purchase Price . . . . . . . . . . . . . . . . . . . .  11
        Closing. . . . . . . . . . . . . . . . . . . . . . . .  12
        Representations and Warranties . . . . . . . . . . . .  12
        Certain Agreements . . . . . . . . . . . . . . . . . .  12
        Conditions to the Purchase and Sale. . . . . . . . . .  13
        Indemnification. . . . . . . . . . . . . . . . . . . .  14
        Termination. . . . . . . . . . . . . . . . . . . . . .  14
        Termination Fee. . . . . . . . . . . . . . . . . . . .  14
        Hawk Corp. Guarantee . . . . . . . . . . . . . . . . .  15
        Escrow Agreement . . . . . . . . . . . . . . . . . . .  15
    PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . . . .  15
    OPERATIONS PRIOR TO THE SALE . . . . . . . . . . . . . . .  21
        Business . . . . . . . . . . . . . . . . . . . . . . .  21
        Properties . . . . . . . . . . . . . . . . . . . . . .  23
    OPERATIONS AFTER THE SALE. . . . . . . . . . . . . . . . .  23
        General. . . . . . . . . . . . . . . . . . . . . . . .  23
        Potential Strategies . . . . . . . . . . . . . . . . .  24
        Market Auction Preferred Stock Transaction . . . . . .  24
    INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE SALE. .  26
        Management Employment Agreements . . . . . . . . . . .  26
        MLX Series A Preferred Stock . . . . . . . . . . . . .  26
        Variable Rate Subordinated Notes . . . . . . . . . . .  27
    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . .  27
    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SALE. . . .  27
    ABSENCE OF APPRAISAL RIGHTS. . . . . . . . . . . . . . . .  27

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . 27
    BOARD OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . 27
    MEETINGS OF THE BOARD OF DIRECTORS  . . . . . . . . . . . . 27
    COMMITTEES OF THE BOARD OF DIRECTORS  . . . . . . . . . . . 28
    NOMINEES FOR THE BOARD OF DIRECTORS . . . . . . . . . . . . 28
    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS . . . . . . 28
        Principal Shareholders  . . . . . . . . . . . . . . . . 28
        Directors and Officers  . . . . . . . . . . . . . . . . 30
    BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS . . 31
    REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS  . . . . . 32
        Executive Compensation Summary  . . . . . . . . . . . . 32
        Compensation Committee Report on Executive Compensation.33
        Five-Year Shareholder Return Comparison . . . . . . . . 35
        Option Grants . . . . . . . . . . . . . . . . . . . . . 36
        Option Exercises and Fiscal Year-End Values . . . . . . 37
        Retirement Plans  . . . . . . . . . . . . . . . . . . . 37
        Directors Fees  . . . . . . . . . . . . . . . . . . . . 38
        Employment Agreements with Executive Officers . . . . . 38
    COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS .39

PROPOSAL TO ADOPT THE MLX CORP. STOCK OPTION
  AND INCENTIVE AWARD PLAN . . . . . . . . . . . . . . . . . .  40
    GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . .  40
    AWARDS UNDER THE INCENTIVE COMPENSATION PLAN . . . . . . .  41
    CHANGES IN CONTROL . . . . . . . . . . . . . . . . . . . .  43
    DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES. . . . . . .  43

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS. . . . . . . . . . .  44

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  44
    SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . .  44
    OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . .  44


EXHIBITS

A     . . . . . . . . . . .Fairness Opinion of Donaldson, Lufkin &
     Jenrette Securities Corporation

B    . . . . . . . . . . . .Agreement for Purchase and Sale of the
     Capital Stock of S.K. Wellman Limited, Inc.

C    . . . . . . . . . . .MLX Corp. Stock Option and Incentive Award
     Plan

INCORPORATION OF CERTAIN DOCUMENTS


MLX's 1994 Annual Report to Shareholders (the "Annual Report"), a copy of which accompanies this Proxy Statement and which has been filed with the Securities and Exchange Commission (the "Commission"), other than the Letter to Shareholders set forth on pages 2 and 3 thereof is incorporated by reference into this Proxy Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement.

No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitations of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by MLX or any other person.
The delivery of this Proxy Statement does not, under any circumstances, create an implication that there has been no change in the affairs of MLX since the date hereof or that the information herein is correct as of any time subsequent to its date.

SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement. Capitalized terms used and not otherwise defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement.

SHAREHOLDERS MEETING

At the Annual Meeting and any adjournment or postponement thereof the Shareholders will be asked to consider and vote upon:
          (i) the sale of all the capital stock of the S.K. Wellman Limited, Inc. subsidiary (the "Sale Proposal");

         (ii)  the election of seven directors (the "Board
               Proposal");

        (iii) the adoption of the MLX Corp. Stock Option and Incentive Award Plan (the "Plan Proposal"); and

         (iv) such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Annual Meeting is scheduled to be held at 11:00 a.m., Atlanta time, on June 27, 1995, at the offices of Kilpatrick & Cody, 27th Floor, 1100 Peachtree Street, Atlanta, Georgia. The
Board has fixed the close of business on May 9, 1995, as the record date (the "Record Date") for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting. See "INTRODUCTION." On the Record Date there were 2,565,450 shares of Common Stock, $.01 par value, outstanding and entitled to vote at the Annual Meeting.

GENERAL INFORMATION REGARDING THE SALE PROPOSAL
On April 10, 1995, the Company entered into an Agreement for the Purchase and Sale of the Capital Stock of S.K. Wellman Limited, Inc. (the "Purchase Agreement") with Hawk Corporation, a Delaware corporation ("Hawk Corp.") and The Hawk Group of Companies,
Inc., an Ohio corporation and a subsidiary of Hawk Corp. ("Hawk Group") (Hawk Corp. and Hawk Group are referred to collectively herein as "Hawk"), pursuant to which MLX has agreed to sell all of the capital stock of S.K. Wellman Limited, Inc. ("S.K. Wellman"), a wholly-owned subsidiary of the Company, to the Hawk Group (such sale is hereinafter referred to as the "Sale" or the "Transaction"). All of the Company's current operations are conducted through the S.K. Wellman subsidiary.

The aggregate purchase price for S.K. Wellman is $60,000,000, which includes certain amounts related to the repayment or assumption of debt and capital leases by Hawk. Net cash proceeds are estimated to be approximately $48,800,000 after such adjustments and estimated transaction expenses. The Purchase Agreement also provides for an adjustment of the purchase price to the extent that the consolidated net earnings of S. K. Wellman for April and May 1995 are less than $200,000. Based on the net earnings of S. K. Wellman through the date hereof, the Company does not believe this provision will be applicable. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - THE PURCHASE AGREEMENT - Purchase Price."

The Board has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to the effect that the consideration to be received by the Company in the Transaction is fair to the Company from a financial point of view. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - OPINION OF FINANCIAL ADVISOR."

POST-SALE OPERATIONS

See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC., SUBSIDIARY - PRO FORMA FINANCIAL INFORMATION" below for an indication of the Company's balance sheet after receipt and application of the proceeds and payment of expenses and costs associated with the Sale.

The Board has considered a number of means of maximizing Shareholder value if the Sale is completed, including the following:

          (i) Use of a portion of the cash balance resulting from the sale of S.K. Wellman to support the issuance of a series of structured preferred securities, known as market auction preferred stock, which feature dividend rates that are reset every 49 days. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - OPERATIONS AFTER THE SALE - Market Auction Preferred Stock Transaction."

         (ii) Use of its substantial cash resources and lack of debt to pursue the acquisition of new businesses.

        (iii)  Implementation of a Common Stock repurchase program.

See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC., SUBSIDIARY - OPERATIONS AFTER THE SALE" for more detailed descriptions of the foregoing alternatives. The foregoing is only an expression of the Board's current position on courses of action that may be advantageous following the Sale. No determination has been made to pursue any of these alternatives, and there can be no assurance that any of the alternatives described above will ultimately be pursued, or will be pursued in the manner described above.

REQUIRED VOTE

The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The Transaction constitutes a sale of assets requiring Shareholder approval under Georgia law, and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the Sale Proposal. The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present, in person or by proxy, at the Annual Meeting is required to elect the persons described in the Board Proposal as directors of the Company. The Plan Proposal will be approved if the number of votes cast at the Annual Meeting in favor of the proposal exceeds the number of votes cast opposing the proposal.

The MLX directors and certain major shareholders, who collectively possess the power to direct the vote of an aggregate of approximately 39.1% of the outstanding shares of Common Stock, have granted irrevocable proxies to the Hawk Group to vote such shares of Common Stock in favor of the Sale Proposal. Consequently, it is virtually assured that the Sale Proposal will be approved by the requisite vote of the Company's shareholders.

BOARD RECOMMENDATION; FAIRNESS OPINION

The Board has approved the Sale Proposal, the Board Proposal and the Plan Proposal and recommends that the Shareholders vote "FOR" such proposals. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC.
SUBSIDIARY - RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND REASONS
FOR THE SALE."

CLOSING DATE

The closing of the Transaction (the "Closing") will take place as soon as practicable after approval of the Sale at the Annual Meeting and is expected to be held on June 29, 1995. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - THE PURCHASE AGREEMENT - Closing."

INDEMNIFICATION

The Purchase Agreement provides for MLX to indemnify the Hawk Group, its affiliates and certain related parties with respect to certain potential losses arising after the Closing out of or relating to the representations, warranties and agreements of MLX in the Purchase Agreement, subject to a deductible of $600,000 (with a separate $50,000 deductible for tax losses) and a cap of $5,000,000. The obligation to indemnify Hawk will be partially secured by an escrow fund of $4,000,000 which shall be deducted from the amount paid to MLX at the Closing. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - THE PURCHASE AGREEMENT - Indemnification." On the first business day following the end of the 15th month after the date of Closing, the Escrow Agent shall deliver to MLX the Escrow Fund, less the amount of all allowed and settled claims (both paid and unpaid) and of all asserted claims of which the Escrow Agent has received notice but which have not yet been allowed or settled. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - THE PURCHASE AGREEMENT - Escrow Agreement."

CONDITIONS TO AND TERMINATION OF THE PURCHASE AGREEMENT

The consummation of the transactions contemplated by the Purchase Agreement is subject to a number of conditions, including approval of the Shareholders, and the Purchase Agreement may be terminated by MLX or Hawk upon the occurrence or nonoccurrence of certain events. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - THE PURCHASE AGREEMENT - Termination."
Under certain circumstances, including if the Sale Proposal is not approved by the Shareholders, a termination fee of $2,000,000 may become payable by MLX to Hawk in the event of a termination of the Purchase Agreement. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - THE PURCHASE AGREEMENT - Termination Fee."

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE SALE

Certain officers and directors of MLX have interests in the Sale that differ from the interests of Shareholders generally, including those listed below. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE SALE" for a more detailed description of the following interests.

          (1) Following the Sale, the Company intends to redeem the outstanding shares of Series A Preferred Stock now held by certain affiliates of Three Cities Holdings Limited. Messrs. de Vogel, Uhrig and Wagner, each of whom are current members of the Board, also serve as Managing Directors of Three Cities Research, Inc., a subsidiary of Three Cities Holdings Limited.
          (2) A three year employment agreement between S.K. Wellman and Ronald E. Grambo, the President of S.K. Wellman, will become effective upon the consummation of the Sale.

          (3) Certain senior management personnel of S.K. Wellman will become entitled to enhanced severance benefits following the Sale if they are terminated without cause prior to January 1, 1996.

          (4) Following the Sale, the salary and annual incentive compensation of Brian R. Esher, the Chairman, President and Chief
Executive Officer of the Company, will be reduced.

CERTAIN INCOME TAX CONSEQUENCES OF THE SALE

The sale of the Shares will be a taxable transaction to MLX. MLX and Hawk have agreed to elect to treat the sale as a sale of the assets of S.K. Wellman for federal income tax purposes under Sections 338(g) and 338(h)(10) of the Internal Revenue Code. MLX estimates that state income taxes that may arise from the Transaction will be approximately $1,800,000. Because of its NOL carryforwards, however, MLX believes the Alternative Minimum Tax is the only federal tax liability that will result from the Sale. There will be no tax consequences to the Company's shareholders from the Sale.

APPRAISAL RIGHTS
Under Georgia law, holders of Common Stock will not be entitled to appraisal rights in connection with the Sale because the Common Stock is listed on the NASDAQ National Market System.

PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY

GENERAL

Subject to the approval of the Shareholders, as provided herein, at the Closing the Company will transfer all of the issued and outstanding shares of S.K. Wellman to the Hawk Group in exchange for an aggregate purchase price of $60,000,000, which includes certain amounts related to the repayment or assumption of debt and capital leases by Hawk. $4,000,000 of the sale proceeds will be deposited in an escrow fund to partially secure the Company's obligations to indemnify Hawk, and an additional amount equal to 85% of the Company's estimate of its obligations to pay certain state and local taxes that may arise from the Sale will be deposited in an escrow fund to partially secure such obligations. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - THE PURCHASE AGREEMENT".

All of the Company's current operations are conducted through the S.K. Wellman subsidiary.

BACKGROUND

In late August of 1994, a foreign competitor approached MLX management with an unsolicited expression of interest in a business combination with S.K. Wellman. In mid-October, MLX management met again with the foreign competitor, and the competitor expressed a continuing interest in a business combination with S.K. Wellman.

On October 20, 1994, the Board met to discuss the expression of interest in S.K. Wellman and other strategic alternatives available to MLX, including acquisitions of other businesses to complement S.K. Wellman and/or the issuance of market auction preferred stock. Despite steadily improving sales and operating earnings since 1991, the Board and MLX senior management concluded that the long-term success of S.K. Wellman depended on combining it with a complimentary business. This conclusion was based in significant part on the trend towards consolidation by S. K. Wellman's primary competitors, most of whom were experiencing significant growth through acquisition. MLX had been attempting since late 1993 to identify an acquisition for S.K. Wellman at an attractive price with a business with complimentary products and personnel that also presented opportunities for cost savings. Given the lack of success of these efforts, the Board voted to engage Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to canvas strategic buyers to determine the value of S.K. Wellman in a negotiated sale and to assist in dealing with the interested foreign competitor.

While MLX prepared to canvas the market for interested bidders, it also continued its discussions with the foreign competitor, who was permitted to conduct plant tours at S.K. Wellman's U.S.
locations in late November 1994. By mid January 1995, MLX, through DLJ, had contacted 18 strategic concerns (including the foreign competitor) to determine their interest in S.K. Wellman.
Each of these strategic concerns was provided with a brief summary of S.K. Wellman's history, products, customers, operations and goals. DLJ delivered a more complete offering memorandum describing S.K. Wellman to nine of these parties that requested additional information and signed a confidentiality agreement.

In February 1995, DLJ received five responses to its requests for indications of interest. The Board met on February 16, 1995, to discuss the responses, and after consulting with DLJ and the Company's legal counsel, decided to negotiate exclusively with Hawk for a limited period of time. This decision was based primarily on the fact that Hawk's estimated purchase price was significantly higher than the others. The Board also believed that the combination of S.K. Wellman and Hawk created more synergies than the other potential combinations, including complimentary product lines and personnel and cost saving opportunities given the close proximity of Hawk's Ohio operations to S.K. Wellman's facilities. These synergies suggested that Hawk would be the buyer most willing to pay the highest price and conduct negotiations the quickest. After a few weeks of negotiations, Hawk requested that the Company enter into a written agreement not to negotiate with or solicit other parties. The Company indicated that it was not willing to enter into a binding agreement, although it did intend to continue to negotiate exclusively with Hawk for a limited period. There was no prior affiliation between the Company or S.K. Wellman and Hawk.

Negotiations with Hawk continued throughout the months of February and March, with Board meetings to discuss and direct the negotiations being held on March 16, 22 and 30. At a meeting on April 7, 1995, the Board, by the unanimous vote of the directors present, voted to approve the transaction with Hawk and recommend it to the Shareholders, after receiving the oral advice of DLJ that the consideration to be received by the Company in the Transaction was fair to the Company from a financial point of view. At the same time, the Board authorized H. Whitney Wagner and Brian R. Esher to negotiate the final details of the Purchase Agreement, which was executed on Monday, April 10, 1995.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND REASONS FOR THE SALE

At a meeting held on April 7, 1995, the Board concluded that the Sale was in the best interest of the Shareholders and approved the Purchase Agreement and the transactions contemplated thereby. All directors present approved the Sale, and only Mr. de Vogel was absent from the meeting. The Board also recommended that the Shareholders approve the Purchase Agreement and the transactions and proposals contemplated therein.

In determining to approve the Purchase Agreement and to recommend its approval to the Shareholders, the Board considered the following principal factors:

1. The valuation of S.K. Wellman by Hawk was considered to be very attractive. While the Board had no pre-established range of values that it believed appropriate for S.K. Wellman, the price offered by Hawk was significantly greater than the indications of interest expressed by the other parties that came forward in response to the structured auction conducted by DLJ. The cash proceeds to be received by MLX pursuant to the Transaction, less certain purchase price adjustments and estimated fees and expenses, are estimated to be approximately $48,800,000. The net proceeds to be received by MLX pursuant to the Transaction are estimated to be $36,000,000 (including funds to be deposited in escrow in accordance with the Purchase Agreement) after redemption of the Series A Preferred Stock, repayment of existing indebtedness, and payment of estimated taxes resulting from the Sale. This is equivalent to approximately $14.07 per share of outstanding Common Stock (or $12.81 per fully diluted share, based on outstanding common shares and exercisable options). This represents a substantial premium over the closing price of $4.50 per share of Common Stock on April 10, 1995, the last full day of trading prior to the public announcement of the Transaction.

2. With the substantial cash balances that will result from the payment of the purchase price and the elimination of all debt, the Company will be in a better position to capitalize on the opportunities to increase Shareholder value discussed under "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - OPERATIONS AFTER THE SALE."

3. The oral opinion of DLJ that the cash consideration to be received by the Company in the Transaction is fair to the Shareholders from a financial point of view, which opinion was memorialized in the letter attached hereto as Exhibit A. While DLJ did not provide a written valuation report to the Board other than its fairness opinion, it did orally summarize the methodologies and findings of its fairness opinion during the April 7 Board meeting. The lack of written materials did not affect the Board's deliberations because of the thoroughness of DLJ's oral summary and the fact that Hawk offered the highest price for S.K. Wellman after a structured auction conducted by DLJ. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - OPINION OF FINANCIAL ADVISOR" for a description of the analysis undertaken by DLJ in rendering such opinion and certain qualifications related thereto.

4. The other provisions of the Purchase Agreement that (a) require approval by a majority of the shares of Common Stock, and (b) permit the Company's Board to consider and pursue a higher proposal from a third party, if one should materialize, subject to certain conditions and payment of certain fees as described in the Purchase Agreement.

In light of the number and variety of factors considered by the Board in connection with its evaluation of the Transaction, it was not practicable to assign relative weights to the foregoing factors, and the Board did not do so. In addition to the factors described above, the Board also considered the interests of certain officers, directors and other interested parties described in "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE SALE." After considering these interests, Messrs. Glancy, Roberts and McMillan, MLX's independent directors, voted in favor of the Transaction.

OPINION OF FINANCIAL ADVISOR

As described above under the sections captioned "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - BACKGROUND" and "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND REASONS FOR THE SALE," DLJ's written opinion, delivered on April 10, 1995, to the Board of Directors of the Company, indicated that, based upon the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the consideration to be received by the Company in the Transaction is fair to the Company from a financial point of view. The written opinion confirmed the advice given by DLJ during the April 7, 1995 meeting of the Board.

The full text of DLJ's written opinion, dated April 10, 1995, is attached hereto as Exhibit A to this Proxy Statement. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN
BY DLJ. The opinion of DLJ is directed only to the fairness from a financial point of view of the consideration to be received by the Company and does not constitute a recommendation to any shareholder of the Company as to whether such Shareholder should vote their Shares for the Transaction. The following is a brief summary of the analyses performed by DLJ in preparation of its opinion letter dated as of April 10, 1995, and reviewed with the MLX Board of Directors. The summary of the opinion of DLJ set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, DLJ reviewed a draft of the Purchase Agreement dated April 7, 1995. Changes subsequently made to the Purchase Agreement prior to or on the date of the DLJ opinion did not affect DLJ's opinion. DLJ also reviewed financial and other information regarding MLX and S.K. Wellman that was publicly available or furnished to DLJ by the Company and S.K. Wellman, including information provided during discussions with their respective managements. Included in the information provided during discussions with their respective managements were certain financial projections of S.K. Wellman for the period beginning January 1, 1995, and ending December 31, 1999, which projections were prepared by the respective managements of the Company and S.K. Wellman. DLJ also considered the fact that it had contacted 18 strategic buyers to determine their interest in S.K. Wellman and that the price offered by Hawk was significantly greater than the price levels indicated by the four other parties which submitted written indications of interest in acquiring S.K. Wellman.

The aggregate purchase price of $60,000,000 referenced in the DLJ fairness opinion is based on the $49,900,000 in cash to be paid by Hawk along with the long-term debt of S.K. Wellman to be repaid by Hawk at closing. This long-term debt was assumed for purposes of the Purchase Agreement to be $10,100,000, which was the parties' negotiated estimate of the amount of such debt that would be outstanding at the Closing. Such debt outstanding at the Closing to be repaid by Hawk could be greater than or lower than such estimate, which could result in a purchase price that is greater than or less than $60,000,000. At April 30, 1995, the amount of such long-term debt outstanding was approximately $9,600,000.

The following is a brief summary of the analyses performed by DLJ in preparation of its opinion letter dated as of April 10, 1995 and reviewed with the MLX Board of Directors.

Comparable Company Analysis

DLJ reviewed and analyzed certain publicly available financial and market information for nine industrial manufacturing companies, including Amcast Industrial Corp., Intermet Corporation,
Donnelly Corporation, Hayes Wheels International, Inc., Tower Automotive, Inc., Mascotech, Inc., Magna International, Arvin Industries, Inc., and Simpson Industries (collectively, the "Comparable Companies") that, in DLJ's judgment, were comparable to S.K. Wellman for purposes of this analysis. DLJ noted that no company reviewed was identical to S.K. Wellman and that, accordingly, the comparable company analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of S.K. Wellman and other factors that would affect the value of the companies to which it is being compared. The Comparable Companies were selected on the basis of, among other factors, having similar product lines or customers, exhibiting similar demand characteristics, or having similar manufacturing processes. Such financial and market information included, among other things, market value, earnings per share, market price as a multiple of earnings per share and aggregate enterprise value (defined as equity value, plus long-term debt and short-term debt, less cash and cash equivalents (the "Aggregate Enterprise Value")) as a multiple of revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"). The analysis indicated that based on S.K. Wellman's actual 1994 financial results and projected 1995 financial results, the aggregate purchase price of $60,000,000 for S.K. Wellman represented a multiple of 1.0x revenue, 6.3x EBITDA, 19.7x net income for the latest twelve months ("LTM"), and 16.5x projected 1995 net income. These multiples compared to the Comparable Companies' range of multiples of 0.4x to 1.3x revenue, with a mean of 0.7x (excluding minimum and maximum), and a range of 4.2x to 9.0x EBITDA for the Comparable Companies with a mean of 6.2x (excluding minimum and maximum). In addition, the Comparable Companies' range of multiples for LTM net income were 9.6x to 13.4x with a mean of 11.4x (excluding minimum and maximum) and for 1995 projected net income were 5.9x to 9.7x with a mean of 7.7x (excluding minimum and maximum).

Analysis of Comparable Acquisition Transactions

DLJ reviewed the financial terms, to the extent publicly available, of 16 selected completed merger and acquisition transactions of companies engaged in industrial manufacturing that were announced since January 1, 1990 (collectively, the "Comparable Acquisition Transactions"). DLJ reviewed the price paid in such transactions in terms of the equity value as a multiple of LTM earnings, and in terms of Aggregate Enterprise Value as a multiple of LTM revenue, as a multiple of LTM EBITDA and as a multiple of LTM earnings before interest and taxes ("EBIT"). DLJ noted that no transaction reviewed was identical to the Transaction and that, accordingly, the comparable acquisition analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of S.K. Wellman and other factors that would affect the acquisition value of the companies to which it is being compared. The analysis indicated that, for the Comparable Acquisition Transactions, the range of multiples of equity value to LTM earnings was 6.0x to 50.9x, with a mean (excluding minimum and maximum) of 23.2x, and the range of multiples of Aggregate Enterprise Value to LTM revenue was 0.5x to 2.0x with a mean (excluding minimum and maximum) of 0.9x. In addition, the range of multiples of Aggregate Enterprise Value to LTM EBITDA was 3.8x to 11.6x with a mean (excluding minimum and maximum) of 7.2x, and the range of multiples of Aggregate Enterprise Value to LTM EBIT was 5.7x to 23.2x with a mean (excluding minimum and maximum) of 11.5x. The comparable acquisition analysis indicated a hypothetical reference range of the Aggregate Enterprise Value for S.K. Wellman of $53.4 million to $86.8 million with a mean (excluding minimum and maximum) of $62.7 million.

Discounted Cash Flow Analysis

DLJ calculated the estimated unlevered after-tax cash flows that S.K. Wellman could be expected to generate over the five-year period ending December 31, 1999, using S.K. Wellman management's projections of S.K. Wellman's future financial performance. Using these projections, DLJ then calculated terminal values for S.K. Wellman at the end of the five-year period by applying multiples ranging from 5.5x to 8.0x (which DLJ believed to be appropriate for S.K. Wellman's business based on DLJ's judgment and experience) to such projection's projected 1999 EBITDA. The unlevered cash flows for the projected five-year period and the range of terminal values were then discounted to December 31, 1994 using annual discount rates ranging from 10.0% to 14.0% (chosen to reflect the weighted average cost of capital of S.K. Wellman and other similar industrial and manufacturing companies) to imply the hypothetical reference range of Aggregate Enterprise Value for S.K. Wellman of $39.9 million to $67.2 million.

In connection with the review of the Transaction by the Board of Directors of MLX, DLJ performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith, all of which are summarized above. The summary set forth above does not purport to be a complete description of the presentation by DLJ to the MLX Board of Directors or the analyses performed by DLJ in arriving at its opinion.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.

DLJ believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In addition, DLJ may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should not be taken to be DLJ's view of the actual value of S.K. Wellman. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of S.K.
Wellman.

In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by the Company and S.K. Wellman or their respective representatives, or that was otherwise supplied to DLJ. With respect to the financial projections supplied to DLJ by the Company and S.K. Wellman, it was assumed that they were reasonably prepared and reflect the best currently available estimates and judgments of the managements of the Company and of S.K. Wellman as to the expected future operating and financial performance of S.K. Wellman. DLJ did not assume any responsibility for making an independent evaluation of S.K. Wellman's assets or liabilities or for making any independent verification of any of the information supplied to or reviewed by DLJ. DLJ has relied as to all legal matters on advice of counsel to the Company.

DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, April 10, 1995. It should be understood that, although subsequent developments may affect this opinion, DLJ does not have any obligation to update, revise or reaffirm this opinion.

DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

For its services as financial advisor, S.K. Wellman has agreed to pay to DLJ a transaction fee of approximately $825,000 and to reimburse DLJ for its reasonable out-of-pocket expenses. In addition, S.K. Wellman has agreed to indemnify DLJ against certain liabilities, including liabilities under the Federal securities laws, except in any case where it is found that any such loss resulted primarily from DLJ's bad faith or gross negligence. S.K. Wellman's obligations to DLJ have been unconditionally guaranteed by MLX, but Hawk has agreed in the Purchase Agreement that S.K. Wellman will pay all fees of DLJ.

THE PURCHASE AGREEMENT

General

The Purchase Agreement provides that, upon the satisfaction or waiver of the conditions to the purchase and sale, the Hawk Group will acquire from MLX all of the issued and outstanding shares
(the "Shares") of S.K. Wellman (such sale is hereinafter referred to as the "Sale" or the "Transaction"). The following summary of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is set forth as Exhibit B to this Proxy Statement.

Purchase Price
The aggregate purchase price is $60,000,000, which includes (i) the long-term debt of S.K. Wellman to be repaid by Hawk at Closing, which was assumed for purposes of the Purchase Agreement to be $10,100,000 (approximately $9,600,000 of such debt was outstanding on April
30, 1995), (ii) the penalties arising from such prepayment, which will be paid by Hawk at Closing and are estimated to be approximately $143,000, (iii) debt of the Italian subsidiary outstanding as of the Closing, estimated to be approximately $94,000, and (iv) the amount of certain capital leases to be assumed by Hawk, which were valued as of March 31, 1995 at approximately $555,000. After such adjustments and payment of estimated transaction expenses, the net cash proceeds to the Company are estimated to be $48,800,000. Total cash proceeds of approximately $36,000,000 are estimated to remain after the redemption of Series A Preferred Stock and payment of existing indebtedness and federal and state taxes arising from the Transaction.

The Purchase Agreement also provides for a dollar for dollar adjustment of the purchase price to the extent that the consolidated net earnings of S.K. Wellman for April and May 1995 are less than $200,000. The Company does not believe that any adjustment will occur pursuant to this provision based on the net earnings of S.K. Wellman through the date hereof. While the adjustment to the purchase price potentially could have been significant if S. K. Wellman suffered large losses during this period, the Company was confident at the time of entering into the Purchase Agreement that such adjustment would not be applicable. This was based on the backlog of orders that S. K. Wellman held at the time the Purchase Agreement was signed and the relatively predictable nature of the business' short-term earnings. For these reasons, the Company and DLJ assumed that this adjustment provision would have little or no impact on the actual purchase price and it was therefore not a significant factor in the Board's consideration of whether to approve the Transaction or in DLJ's opinion regarding the fairness of the consideration to be received in the Transaction.

Hawk shall deposit with Brown Brothers Harriman & Co. (the "Escrow Agent") $4,000,000 (the "Escrow Fund") and an amount which is equal to 85% of MLX's estimate of certain tax liabilities of S.K. Wellman and its subsidiaries (the "Companies") that may arise from the sale of the Shares (the "Tax Fund"), to be administered pursuant to the Escrow Agreement described below. Hawk shall pay the remainder of the purchase price (less the adjustments described above) to MLX at Closing by wire transfer.

Closing

The Closing will take place on the earlier of (i) July 14, 1995, and
(ii) the second business day on which all conditions to Closing have been satisfied or waived or on such other date and time as MLX and Hawk shall agree. Assuming that the Transaction is approved by the Shareholders, the Closing will take place as soon as practicable thereafter, which is expected to be June 29, 1995.

Representations and Warranties
The Purchase Agreement contains various representations and warranties of MLX relating to, among other things: (a) organization and similar corporate matters; (b) capital structure; (c) authorization, execution, delivery, performance and enforceability of the Purchase Agreement and the Escrow Agreement; (d) required consents; (e) compliance with certain laws; (f) possession of franchises and licenses; (g) securities filings and financial statements; (h) absence of certain liabilities; (i) title and condition of owned and leased tangible assets and personal property;
(j) title and condition of owned and leased real property; (k) litigation; (l) taxes; (m) employees; (n) employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (o) MLX's proxy statement; (p) environmental matters; (q) intellectual property; (r) insurance; (s) customers, suppliers and contracts; (t) government reports; (u) absence of certain material changes; (v) completeness of representations and warranties; and (w) inapplicability of the Hart-Scott-Rodino Act.
The Purchase Agreement contains various representations and warranties of Hawk relating to, among other things, organization and similar corporate matters, authorization, execution, delivery, performance and enforceability of the Purchase Agreement, required consents, and inapplicability of the Hart-Scott-Rodino Act.

Certain Agreements

Board of Directors. MLX has agreed to recommend that its Shareholders approve the Purchase Agreement and the Transaction at the Annual Meeting. MLX has also agreed to use its best efforts to solicit proxies from its Shareholders in favor of, and to secure their vote or consent to, the Transaction. Each member of the Board and certain major shareholders have agreed to execute an irrevocable proxy in favor of the Hawk Group with respect to all shares of MLX's stock which such member or shareholder is entitled to vote at the Annual Meeting. The Board may change its recommendation regarding the Purchase Agreement, or recommend another proposal, only if it determines, after consulting with its financial advisor, that such change or recommendation is likely to result in a superior financial transaction for MLX and its Shareholders, and outside counsel has opined that failure to take such action would create a substantial risk of liability for breach of the Board's fiduciary duties or violation of applicable securities laws.

Non-Solicitation Agreement. MLX has agreed during the term of the Purchase Agreement not to solicit or encourage any proposal or offer to acquire all or any portion of the assets of, or any equity interest in, MLX or any of the Companies, or to effect any business combination with MLX or any of the Companies. MLX has also agreed not to discuss or negotiate regarding, or to furnish any information with respect to, any attempt to do any of the foregoing, unless (i) the Board of Directors has determined, after consulting with its financial advisor, that such discussions or negotiations, or furnishing such information, may result in a superior financial transaction for MLX and its Shareholders, and (ii) outside counsel for MLX has opined that failure to take such action would create a substantial risk of liability for breach of the Board's fiduciary duties or violation of applicable securities laws.

Employee Benefit Plans. Hawk has agreed that for a period of at least three months following the Closing the Companies will provide their respective employees with benefits substantially similar to those provided under the employee benefit plans currently provided by or on behalf of the Companies.

Intercompany Debt. The intercompany debt from MLX to S.K. Wellman, which was approximately $2,200,000 on December 31, 1994, will be forgiven in its entirety prior to the Closing.

Tax Matters. MLX and Hawk will jointly elect to treat the acquisition of the Shares as an acquisition of S.K. Wellman's assets effective as of the Closing Date, pursuant to Sections 338(g) and 338(h)(10) of the Internal Revenue Code. MLX shall pay all taxes of MLX and S.K. Wellman arising from such deemed sale of assets, and any taxes with respect to the sale of the Shares if any government does not deem such sale to be a sale of assets. Subject to certain indemnification obligations of MLX described below, Hawk shall be responsible for all taxes arising from the operation of the Companies which are not due and payable prior to the Closing Date.

Non-Competition and Confidentiality Agreement. MLX has agreed, for a period ending three years after the Closing Date, not to compete with the current business of the Companies, nor to solicit orders from any customer of the Companies for any product substantially similar to those currently sold or distributed by them. MLX has also agreed, for a period of five years after the Closing Date, not to use or divulge any confidential information or trade secrets received from Hawk and to return to Hawk, at the Closing or upon the termination of the Purchase Agreement, all documents and other written information furnished to MLX by or on behalf of Hawk which contains or relates to any confidential information or trade secrets.

Conduct of the Companies' Business Pending Closing. MLX has agreed that, from the date of the Purchase Agreement until the Closing Date, except as otherwise provided in the Purchase Agreement, the Companies shall conduct their businesses only in the ordinary and usual course, and shall not incur any additional indebtedness for borrowed money. Except as expressly provided in the Purchase Agreement, the Companies shall not: (i) pay a dividend or make a distribution or other payment to MLX, (ii) redeem, convert, exchange, retire, purchase or make any other acquisition for value of any shares of stock of the Companies now or hereafter outstanding, or (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of stock of the Companies now or hereafter outstanding. Notwithstanding the foregoing, the Companies may (i) consistent with their past practices, draw on certain existing lines of credit, (ii) declare and pay dividends to S.K. Wellman or MLX to fund MLX's dividend obligations with respect to outstanding shares of MLX Series
A Preferred Stock and interest obligations on MLX's outstanding Variable Rate Subordinated Notes, (iii) make certain planned capital expenditures, and (iv) contribute, consistent with past practice, to certain employee benefit plans. S.K. Wellman may also continue to pay MLX $100,000 monthly, from December
31, 1994, through the Closing Date, pursuant to the management agreement between MLX and S.K. Wellman.

Conditions to the Purchase and Sale

The respective obligations of MLX and Hawk to consummate the Transaction are subject to a number of conditions, including among others: (a) the approval of the Purchase Agreement and the Transaction by the requisite vote of the Shareholders; (b) that the Transaction shall not have been restrained or enjoined by any judicial or governmental order or decision or by any law then in effect; (c) each party shall have performed all of its respective obligations and covenants under the Purchase Agreement; (d) the Companies shall, at the Closing, repay all indebtedness to Shawmut Capital Corporation pursuant to the Shawmut Credit Agreement including any penalties for prepayment, and Shawmut Capital Corporation shall have released all of the Companies and MLX from their obligations and all liens against the Companies, MLX or any of their stock and assets; (e) all representations and warranties of each party shall be true, complete and correct in all material respects on and as of the date made and the Closing Date; (f) the parties shall have delivered customary closing certificates from the parties and governmental authorities and legal agencies; (g) the parties shall have received all required governmental consents; and (h) MLX shall have delivered to Hawk all required non-governmental consents.

Hawk's obligation to consummate the Transaction is not subject to its ability to obtain financing. However, Hawk intends to fund the purchase of the Shares with borrowed funds, and the Company believes that Hawk has made satisfactory arrangements to obtain such funds. If, for any reason, Hawk is unable to obtain such borrowed funds, its ability to consummate the Transaction would be severely impaired.

Indemnification

The Purchase Agreement provides that MLX shall indemnify and hold harmless the Hawk Group, its affiliates, and their respective shareholders, officers, directors, agents and employees (collectively, the "Indemnitees") from and against any losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and amounts paid in settlement (collectively, the "Indemnified Losses") caused by: (a) any breach of MLX's representations and warranties in the Purchase Agreement; (b) any misrepresentation, inaccuracy or omission in any schedule delivered by MLX pursuant to the Purchase Agreement; (c) any breach or nonfulfillment of any covenant or agreement of MLX contained in the Purchase Agreement or any schedule delivered pursuant thereto;
(d) any taxes due and payable prior to the Closing Date; and (e) any third party claim alleging facts which, if true, would entitle the Indemnitees to indemnification under the Purchase Agreement. MLX's indemnification obligations with respect to certain tax-related Indemnified Losses apply only to the extent such losses exceed $50,000 in the aggregate. MLX's general indemnification obligations apply only to the extent that such Indemnified Losses (including tax related Indemnified Losses to the extent they exceed $50,000) exceed $600,000 in the aggregate; provided, however, that Indemnified Losses relating to MLX's ownership of the Shares are not subject to the deductibles described above. MLX's maximum liability for indemnification under the Purchase Agreement is $5,000,000. Except as specifically provided in the Purchase Agreement, MLX's representations, warranties and indemnities shall continue in full force and effect for 15 months after the Closing.

Termination

The Purchase Agreement may be terminated at any time prior to the Closing by (a) the mutual written consent of the Boards of Directors of Hawk and MLX; (b) by either Hawk or MLX, if (i) the Closing has not occurred on or before September 30, 1995; (ii) the Shareholders fail to adopt and approve the Purchase Agreement and the Transaction;
(iii) any court or governmental body or agency has restrained, enjoined or otherwise prohibited the Transaction and such action has become final and non-appealable; or (iv) any law then in effect makes the acquisition or holding of the Shares illegal or otherwise prohibits the consummation of the purchase and sale; (c) by Hawk, if (i) an adverse change in the financial condition, business or results of operations of the Companies of $2,000,000 or more occurs, or (ii) the Board has changed, in a manner adverse to Hawk, its approval or recommendation of the Purchase Agreement and the sale of the Shares to Hawk or has approved, recommended or endorsed the sale of MLX, of the Shares or substantially all of the assets of MLX or the Companies, other than as provided in the Purchase Agreement; or
(d) by the Board if, under certain circumstances, it changes, in a manner adverse to Hawk, its approval or recommendation that the Shareholders adopt and approve the Purchase Agreement and the sale of the Shares to Hawk.

Termination Fee

MLX shall pay to Hawk a termination fee of $2,000,000 if the Purchase Agreement is terminated; provided, that no such payment shall be made if (i) Hawk has materially breached its obligations under the Purchase Agreement; (ii) the Purchase Agreement is terminated by the mutual written consent of the Boards of Directors of Hawk and MLX;
(iii) the Purchase Agreement is terminated because the Closing has failed to occur on or before September 30, 1995, and such failure does not result from MLX's non-fulfillment of any of its obligations under the Purchase Agreement; or (iv) the Purchase Agreement is terminated because of a restriction, injunction or prohibition imposed by any court, governmental body or agency or law. If the Purchase Agreement is terminated by Hawk because of the occurrence of an adverse change in the financial condition, business or results of operations of the Companies of $2,000,000 or more, MLX shall pay Hawk's actual expenses incurred in connection with the negotiation of the Purchase Agreement and Hawk's efforts to consummate the Transaction, up to a maximum of $600,000.

Hawk Corp. Guarantee

Pursuant to the Purchase Agreement, and subject to the conditions on its obligations thereunder, Hawk Corp. has unconditionally and irrevocably guaranteed to MLX all of the Hawk Group's obligations and undertakings with respect to the payment of the purchase price for the Shares.

Escrow Agreement

MLX, the Hawk Group and the Escrow Agent will execute an Escrow Agreement at the Closing pursuant to which the Hawk Group will deposit with the Escrow Agent the Escrow Fund and the Tax Fund. During the term of the Escrow Agreement, the Hawk Group and MLX shall pay the Escrow Agent's fees in equal proportions. The Escrow Agent shall distribute to the Hawk Group, from the Tax Fund, an amount equal to S.K. Wellman's state and local tax liabilities that may arise from the Section 338(h)(10) election, as shown on a tax return to be filed by the Hawk Group with the consent of MLX. Any funds remaining in the Tax Fund shall be delivered to MLX no later than June 30, 1996, although at this time MLX does not expect to receive any such funds because the fund represents only 85% of MLX's estimate of such state and local taxes. The Escrow Agent shall distribute the Escrow Fund to satisfy allowed and settled claims against MLX pursuant to MLX's indemnification obligations under the Purchase Agreement. On the first business day following the end of the 15th month after the date of the Closing, the Escrow Agent shall deliver to MLX the Escrow Fund, less the amount of all allowed and settled claims (both paid and unpaid) and of all asserted claims of which the Escrow Agent has received notice but which have not yet been allowed or settled. The Escrow Agreement shall terminate upon the final payment by the Escrow Agent from the Escrow Fund and the Tax Fund to MLX or the Indemnitees pursuant to the terms of the Escrow Agreement.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is based on the historical consolidated financial statements of the Company adjusted to give effect to the sale of S.K. Wellman, the repayment of the Zero Coupon Bonds and the Variable Rate Subordinated Notes and the redemption of the Series A Preferred Stock.
The unaudited pro forma condensed consolidated balance sheet as of March 31, 1995 gives effect to the elimination of the disposed business, as well as the repayment of the Zero Coupon Bonds and the Variable Rate Subordinated Notes and the redemption of the Series A Preferred Stock, assuming the disposition of the business, the repayments and the redemption had taken place on March 31, 1995.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 1994 and the quarter ended March 31, 1995 give effect to the elimination of the disposed business, the repayment of the Zero Coupon Bonds and the Variable Rate Subordinated Notes, the redemption of the Series A Preferred Stock as well as other adjustments, assuming all these transactions had taken place at the beginning of the periods presented.

Management does not believe that this pro forma presentation is indicative of the results of operations which would have occurred had these transactions occurred on the date indicated in the accompanying pro forma consolidated statement of operations because no income from the investment of the net cash proceeds of the Transaction has been assumed.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)
(In Thousands)

March 31, 1995


                                                      Disposition of
                                           MLX Corp.       S.K.              Other
                                       Historical (1)   Wellman (2)      Adjustments    Pro Forma

Assets
Current assets:
  Cash and cash equivalents              $   646        $ 44,744       $(10,267)(3)(4)   $35,135
  Accounts receivable                                         12
  Inventories                             10,401         (10,401)
  Prepaid expenses and other               9,232          (9,232)
    assets                                   979            (979)

Total current assets                      21,258          24,144        (10,267)          35,135
Property, plant and equipment, net        13,401         (13,397)                              4
Intangible assets, net                     2,155          (2,155)
Other assets - escrow fund                                 4,000                           4,000
Other assets                                 509            (509)
Total Assets                             $37,323        $ 12,083       $(10,267)         $39,139

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable and
    other current liabilities            $ 8,672        $ (8,093)      $   (241)(4)      $   294
                                                                            (44)(3)
Income taxes payable                         819           1,665                           2,484
  Current portion of long-term debt          183            (183)
Total current liabilities                  9,674          (6,611)          (285)           2,778
Long-term debt                            13,432         (10,957)        (2,475)(3)
Other long-term liabilities                2,377          (2,377)
Shareholders' equity                      11,840          32,028         (7,920)(4)       36,361
                                                                            413(3)
Total Liabilities and Shareholders'
  Equity                                 $37,323        $ 12,083       $(10,267)         $39,139

Notes to Pro Forma Condensed Consolidated Balance Sheet
March 31, 1995

The pro forma condensed consolidated balance sheet presents the consolidated financial position of MLX Corp. as of March 31, 1995 after eliminating the business to be disposed of, S.K. Wellman, and after giving effect to the other adjustments described below.

The adjustments made to this pro forma condensed balance sheet assume that the disposition of S.K. Wellman and the other events reflected in the adjustments had taken place on March 31, 1995.

(1)  Represents the historical consolidated balance sheet for MLX
     Corp. at March 31, 1995.

(2) Represents the proceeds from the sale of S.K. Wellman, net of the historical balances of S.K. Wellman at March 31, 1995. The estimated gain on the disposition is as follows:

     Net cash proceeds (including $4,000,000*
       to be held in an escrow fund)                         $49,237
     Expenses of the Transaction                                (493)
                                                             $48,744
     Federal alternative minimum income taxes and
       state income taxes resulting from the disposition      (2,410)
                                                              46,334
     Investment in S.K. Wellman                              (14,306)
     Gain on disposition                                     $32,028

    * MLX Corp. will also be required to deposit with the escrow agent 85% of MLX's estimate of certain tax liabilities of S.K. Wellman that may arise from the sale. Such amount has not been determined and has not been included with this amount.

(3) Represents the payment of Zero Coupon Bonds and Variable Rate Subordinated Notes plus accrued interest and the recognition of a gain on extinguishment of such bonds and notes.

(4) Represents the redemption, including a premium of $596,000, and the payment of accumulated but unpaid dividends on the Series A Preferred Stock.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 1994
(Unaudited)

(In thousands, except per share data)


                                                        Disposition of
                                           MLX Corp.         S.K.              Other
                                       Historical (1)     Wellman (2)       Adjustments    Pro Forma

Net sales                                $ 60,858          $(60,858)
Costs and expenses:
  Cost of products sold                    46,365           (46,365)
  Selling, general and
  administrative expenses                   7,825            (6,998)          $     2(3)     $ 829
                                           54,190           (53,363)                2          829
Operating earnings (loss)                   6,668            (7,495)               (2)        (829)
Interest income (expense), net             (1,553)            1,368               202(4)        17
Other income (expense)                         20              (114)                           (94)
Earnings (loss) before income taxes         5,135            (6,241)              200         (906)
Provision for income taxes:
  Federal taxes due and payable                80                                 (80)(5)
  Charge in lieu of federal income
    taxes                                   1,314            (1,314)
  Foreign, state and local income
    taxes                                     994              (994)
Net earnings (loss)                         2,747            (3,933)              280         (906)
Dividends and accretion on
preferred stock                             1,058                 -            (1,058)(6)
Earnings (loss) applicable to
common stock                             $  1,689          $ (3,933)          $ 1,338        $(906)
Net earnings (loss) per common
share                                    $    .65                                            $(.35)
Average outstanding common
shares and dilutive options                 2,613                                            2,613

Notes to Pro Forma Consolidated Statement of Operations
Year Ended December 31, 1994

The pro forma statement of operations presents the consolidated results of MLX Corp. for the year ended December 31, 1994 after eliminating the operation to be disposed of, S.K. Wellman, and after giving effect to the other adjustments described below.

The adjustments made to this pro forma statement of operations assume that the disposition of S.K. Wellman and the related repayment of the Zero Coupon Bonds and Variable Rate Subordinated Notes and the redemption of the Series A Preferred Stock had taken place on January 1, 1994.

It is management's opinion that these pro forma results are not necessarily indicative of the results that would have occurred had the disposition and other payments been made on January 1, 1994.

(1) Represents the historical consolidated results of MLX Corp. for the year ended December 31, 1994.

(2) Represents the historical results of S.K. Wellman for the year ended December 31, 1994.

(3) Represents adjustment to recorded anticipated expenses for insurance and other items that were previously provided by S.K. Wellman ($63,000) and a reduction in the salary of the Chairman, President and Chief Executive Officer from $125,000 per year to $12,000 per year.

(4) Represents adjustment to eliminate interest expenses and accretion on the assumed repayment of the Zero Coupon Bonds and Variable Rate Subordinated Notes.

(5)  Adjustments to eliminate income tax amounts.

(6) Represents adjustments to eliminate dividends and accretion on Series A Preferred Stock in connection with its assumed redemption.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Quarter Ended March 31, 1995
(Unaudited)

(In thousands, except per share data)


                                                        Disposition of
                                           MLX Corp.         S.K.              Other
                                       Historical (1)     Wellman (2)       Adjustments    Pro Forma

Net sales                                 $18,002          $(18,002)
Costs and expenses:
  Cost of products sold                    13,902           (13,902)
  Selling, general and
  administrative expenses                   1,882            (1,682)          $   2(3)       $  202
                                           15,784           (15,584)              2             202
Operating earnings (loss)                   2,218            (2,418)             (2)           (202)
Interest income (expense), net               (384)              336              57(4)            9
Other income (expense)                        (53)               53                               -
Earnings (loss) before income taxes         1,781            (2,029)             55            (193)
Provision for income taxes:
  Federal taxes due and payable                30                               (30)(5)
  Charge in lieu of federal income
    taxes                                     492              (492)
  Foreign, state and local income
    taxes                                     265              (265)
Net earnings (loss)                           994            (1,272)             85            (193)
Dividends and accretion on
preferred stock                               300                 -            (300)(6)
Earnings (loss) applicable to
common stock                             $    694          $ (1,272)          $ 385          $ (193)
Net earnings (loss) per common
share                                    $    .27                                            $ (.08)
Average outstanding common
shares and dilutive options                 2,574                                             2,574

Notes to Pro Forma Consolidated Statement of Operations
Quarter Ended March 31, 1995

The pro forma statement of operations presents the consolidated results of MLX Corp. for the quarter ended March 31, 1995 after eliminating the operation to be disposed of, S.K. Wellman, and after giving effect to the other adjustments described below.

The adjustments made to this pro forma statement of operations assume that the disposition of S.K. Wellman and the related repayment of the Zero Coupon Bonds and Variable Rate Subordinated Notes and the redemption of the Series A Preferred Stock had taken place on January 1, 1995.

It is management's opinion that these pro forma results are not necessarily indicative of the results that would have occurred had the disposition and other payments been made on January 1, 1995.

(1) Represents the historical consolidated results of MLX Corp. for the quarter ended March 31, 1995.

(2) Represents the historical results of S.K. Wellman for the quarter ended March 31, 1995.

(3) Represents adjustment to recorded anticipated expenses for insurance and other items that were previously provided by S.K. Wellman ($17,000) and a reduction in the salary of the Chairman, President and Chief Executive Officer from $125,000 per year to $12,000 per year.

(4) Represents adjustment to eliminate interest expenses and accretion on the assumed repayment of the Zero Coupon Bonds and Variable Rate Subordinated Notes.

(5)  Adjustments to eliminate income tax amounts.

(6) Represents adjustments to eliminate dividends and accretion on Series A Preferred Stock in connection with its assumed redemption.

(7) In connection with this disposition, the Company expects to record an estimated gain on the sale of approximately $32,028,000 (sales proceeds, less estimated selling expenses less the Company's basis in the disposed business). In connection with the repayment of the Zero Coupon Bonds, the Company expects to recognize a gain of $413,000. These nonrecurring adjustments result directly from the Transaction and will be included in the Company's results of operations in the year ending December 31, 1995 less an applicable charge in lieu of federal income taxes estimated to be approximately $11,300,000. Accordingly, such amounts are not considered in the accompanying pro forma consolidated statement of operations.
     The estimated $11,3000,000 charge in lieu of federal income taxes will reduce retained earnings but will be offset by a corresponding increase to paid in capital. As a result, there is no change in the shareholders equity line of the balance sheet. Tax benefits resulting from the utilization of the Company's federal net operating loss or other carryforwards existing at December 11, 1984, the date of confirmation of the Company's Plan of Reorganization, are excluded from operations and credited to capital in excess of par value in the year such tax benefits are realized.

OPERATIONS PRIOR TO THE SALE

Business

The Company, through S. K. Wellman, is engaged in the design and manufacture of high-energy friction materials which are used primarily in aircraft brakes and heavy equipment brakes, transmission and clutches. The friction materials manufactured and sold by S. K. Wellman are used in a variety of applications which require material which will withstand and function under extreme conditions of high energy and heat. These types of conditions exist in aircraft brakes and heavy equipment brakes, transmissions and clutches. S. K. Wellman has manufacturing facilities located in Brook Park, Ohio; LaVergne, Tennessee; Concord, Ontario, Canada; and Orzinuovi, Italy. S. K. Wellman also has administrative offices and research facilities located in Solon, Ohio and sales and/or distribution offices in Madison, Wisconsin; Peoria, Illinois; Detroit, Michigan; Cleveland, Ohio; Akron, Ohio; Edmonton, Alberta, Canada; Vancouver, British Columbia, Canada; Concord, Ontario, Canada; and Orzinuovi, Italy.

At December 31, 1994, S. K. Wellman had 558 employees. Approximately 247 of these employees were covered under collective bargaining agreements which expire on April 25, 1997. MLX provides managerial and administrative support to S. K. Wellman in the areas of strategic management, income tax compliance, legal strategy and capital and lending resources.

The friction materials manufactured by S. K. Wellman are made of a variety of materials, including metallic (either copper or iron based), graphitic, ceramic, and composite fiber (paper). These friction materials are used in commercial, military and general aviation aircraft brakes; friction disks for use in automatic and power shift transmissions; and clutch buttons, which are used as the main contact point between the engine and transmission. S. K. Wellman also manufactures other types of clutch facings and opposing disks to complement its clutch button business. Raw materials used by S. K. Wellman are available from multiple sources.

S. K. Wellman's customers for the aircraft brake friction materials are primarily aircraft wheel and brake manufacturers. S. K. Wellman's principal customers for its friction disks are heavy equipment manufacturers, such as Caterpillar Inc., John Deere & Company, and the Allison Division of General Motors Corporation. The principal customers for its clutch buttons are heavy equipment component suppliers such as Dana Corporation. More than 80% of friction disk and clutch button production is sold to original equipment manufacturers with the balance sold to end users (under the "Velvetouch" tradename) through distributors and equipment rebuilders.

The Company believes that the domestic market for the products that it manufactures is approximately $200 million and that the total worldwide market approximates $300 million. The Company believes that it is either the largest or the second largest manufacturer of each of the products it sells, with market share ranging between 20% and 60% of such markets. In each of its markets, the Company competes with a number of companies; however, there are only one or two competitors in each of its markets which are comparable in size to the Company. Competition is primarily based upon the ability to engineer a product which meets the customers' specifications, consistent quality, price and delivery.

Research, product development and engineering are an important aspect of S. K. Wellman's business. Each of S. K. Wellman's products are specifically engineered to meet a customer's applications. The Company believes that it has the most extensive research, development and engineering capabilities and testing equipment in the industry. Product research, development and engineering expenditures for S. K. Wellman were approximately $3,374,000 in 1994, $3,365,000 in 1993, and $3,164,000 in 1992.

Properties

The Company and its consolidated subsidiaries utilize the following properties.


                         OWNED OR     SQUARE
LOCATION                 LEASED       FOOTAGE        UTILIZATION
Brook Park, Ohio         Owned(1)     111,000        Manufacturing
Cleveland, Ohio          Leased        14,300        Materials Storage
Akron, Ohio              Leased        20,400        Distribution
Solon, Ohio              Owned(1)      50,000        Administration & research
LaVergne, Tennessee      Owned(1)      76,100        Manufacturing
Concord, Ontario, Canada Leased        15,200        Manufacturing
Orzinuovi, Italy         Owned         65,000        Manufacturing & sales
Norcross, Georgia        Leased         3,000        Executive & administrative

(1) These facilities and equipment at these locations are a portion of the collateral securing S. K. Wellman's senior lending facility due in 1998.

Management believes that none of the leased facilities is critical to its operations. The leases are generally for an initial term of five years and generally contain one or more renewal option periods. Management considers the properties to be suitable for their present use.

OPERATIONS AFTER THE SALE
General

If the Transaction is approved and consummated, the Company expects to have an estimated $36,000,000 in cash remaining from the Transaction after payment of outstanding debt, preferred stock, income tax obligations and transaction expenses, and to be free from debt. The Company would then be a publicly-held holding company with no operating subsidiaries. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - PRO FORMA FINANCIAL INFORMATION" above for an indication of the nature of the Company's balance sheet after receipt and application of the proceeds from the Transaction.

After the Transaction, the Company's executive officers will be Brian
R. Esher, Chairman, President and Chief Executive Officer, Thomas Waggoner, Vice President and Chief Financial Officer, and Theodore Kallgren, Vice President-Finance and Treasurer. Messrs. Esher and Kallgren will devote a substantial portion of their time to Pameco Corporation, See "ELECTION OF DIRECTORS - REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS - Employment Agreements with Executive Officers". Mr. Waggoner will be the Company's only full-time executive employee. The Company will continue to receive certain administrative services from Pameco Corporation, for which it will pay its allocable share, estimated to be $5,000 per month.

The Company believes that it can conduct itself after the consummation of the Transaction in a manner that will cause it not to meet the definition of an investment company under the Investment Company Act of 1940. However, the uncertainty regarding its exact activities following consummation of the Transaction makes it possible that the Company may at some point after consummation of the Transaction be deemed to be an investment company and, in such case, it would be required to register under and be subject to the various regulations contained in the Investment Company Act of 1940. Such registration and regulation, if required, could add significant additional administrative expense to the operations of the Company.

Potential Strategies

The Board has considered the direction the Company should take to optimize Shareholder value if the Transaction is approved by the Shareholders and ultimately closed. The Company initially intends to invest the cash proceeds from the Transaction in investment grade marketable debt securities generally with a term of less than 3 years. The Board's primary focus has been (a) providing reasonable safety to the Company's investment principal, (b) maximizing the use of the Company's NOL carryforwards, and (c) providing cash liquidity to enable the Company to capitalize on acquisition opportunities. As a result of such considerations, the Board has identified the following strategies as being potentially attractive courses of action, although there can be no assurances that any of them will be pursued.

1. The Company is considering utilizing some or all of the net proceeds from the sale of S.K. Wellman to support the issuance of a series of structured preferred securities, which program is described in more detail under "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - OPERATIONS AFTER THE SALE - Market Auction Preferred Stock Transaction" below.
2. With its substantial cash resources and no debt, the Company would be in a position to pursue the acquisition of new businesses. The Company believes that underperforming businesses will likely be the most attractive acquisition candidates because of the expertise of the Company's management team in addressing turnaround situations and because of the greater likelihood that more attractive valuations are available for such companies. In addition to Messrs. Esher's and Waggoner's experience with the Company since 1991, Mr. Esher served as Chairman, President and Chief Executive Officer of Environmental Control Group, Inc., another turnaround situation, from September 1989 to January 1991. As of the date of this Proxy Statement, no particular acquisition candidates have been identified and no discussions are underway regarding an acquisition. Whether acquisitions are pursued will depend upon the Company's ability to identify companies that are available at reasonable prices.

3. The Board will also consider, from time to time, purchases of shares of the Company's Common Stock on the open market or in privately negotiated transactions. No decision to undertake any such repurchase program has yet been made and pursuing this alternative would depend upon the Board's future determination that such repurchases would enhance Shareholder value.

There are numerous factors, conditions and circumstances that could limit or eliminate the Company's ability to pursue one or more of these strategies. For instance, the Company's ability to proceed with the sale of structured preferred stock is dependent upon receiving a favorable rating from an independent rating agency, such as Moody's. Moreover, the Company's ability to issue the preferred stock could be hampered by changes to the Internal Revenue Code limiting the use of the Company's NOL carryforwards or the dividends received deduction. In addition, the Company's ability to complete acquisitions is dependent upon identifying attractive targets at reasonable prices and the Company's ability to obtain financing for such acquisitions. Some of these factors could be outside of the control of the Company. The pursuit of one or more of the above strategies could limit the Company's ability to pursue other such strategies. It is possible that other opportunities may be pursued by the Company which are not identifiable at this time, and they could pre-empt some or all of the foregoing strategies.

The foregoing outline of potential strategies represents the Board's current position on courses of action that may be advantageous for the Company after the Closing of the Transaction. No determination has been made to pursue any of such courses of action, and there can be no assurance that any of them will ultimately be pursued, or will be pursued in the manner described above.

Market Auction Preferred Stock Transaction

The Company has had preliminary discussions with several major investment banks regarding the issuance by the Company of a series of Preferred Stock referred to as "structured preferred stock," "market auction preferred stock," or "MAPS." These privately issued securities would be collateralized by commercial paper, U.S. Treasury obligations or other specified investments purchased with the proceeds of the issuance. Because this preferred stock requires collateral (under the rules of the applicable rating agencies) in amounts greater than the price paid for the preferred stock at issuance, it would be necessary for some or all of the net proceeds of the Sale to be used to fund this difference.

The preferred stock would have the following general characteristics:

 .    Redeemable at option of the Company
 .    Perpetual maturity
 .    Dividend rates set by periodic market auction (typically every
     49 days)
 .    Shares can be redeemed and the program terminated on short notice (typically 49 days)
 .    No voting or conversion rights
 .    Investment grade rating assigned by applicable rating agencies

The Company believes that its income from its investments collateralizing the MAPS issuance would be sheltered from federal income taxes except for Alternative Minimum Tax. The Company's financial statements nevertheless would reflect a pro forma federal income tax provision since the NOL being utilized to shelter the income comes from pre-reorganization periods. This pro forma tax provision would not be due or payable and would therefore not require cash payments. The financial statement recognition of this non-cash charge would still serve to reduce the reported income available to Common Stock Shareholders under required accounting principles. As a result, it is anticipated that the MAPS program would result in a negative earnings per share available to common shareholders, but a positive cash flow for the Company.

Establishment of the MAPS program would entail significant up front expenses. For example, the placement fee is expected to be approximately 1.25% of the face value of the preferred stock issued. For an issue of $200,000,000 at par, this would require a payment of $2,500,000, which would be amortized to earnings over the anticipated life of the program. If the Company later chose to liquidate the MAPS program (for example, to capitalize on an acquisition opportunity), the value of the unamortized portion of these up-front costs would be lost to the Company. This could impede the Company's ability to pursue acquisitions of other businesses.

In connection with the MAPS proposal, Three Cities Research, Inc. has agreed to provide certain research analyses, to pay up front legal and rating agency costs (and to absorb such costs in the event the initiative is abandoned), and to provide certain on-going administrative assistance in connection with the program. The Company expects to reimburse or otherwise compensate Three Cities Research, Inc. for these services, although the details of this arrangement have not been finalized. Three Cities Research, Inc. is a subsidiary of Three Cities Holdings Limited. Mr. De Vogel, a director of the Company, is President of Three Cities Research, Inc., and Messrs. Uhrig and Wagner, directors of the Company, are Managing Directors of Three Cities Research, Inc.

The MAPS approach, if utilized, would enable the Company to have greater taxable income (and thus utilize more NOLs) than would be achieved by investing only the proceeds of the Transaction. In addition, the dividend reset auction dates, occurring every 49 days, would permit the Company to terminate the MAPS program on short notice and thereby make the Company's funds available for acquisition opportunities.

While management believes this is a potentially promising alternative that merits attention, substantial further study is required. No assurance can be given that the Company will choose to utilize this investment option or, if chosen that the Company will be successful in gaining the necessary agency ratings to make this a financially attractive alternative. Also, there may be other characteristics of this option which are not today identified, which would make it unattractive.

INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE SALE

In considering the recommendation of the Board with respect to the Sale, the Shareholders should be aware that certain members of the management of MLX and its subsidiaries, and of the Board, have interests in the Sale that differ from the interests of the Shareholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Sale. Messrs. Glancy, McMillan and Roberts, the Company's independent directors, have no such competing interests and voted in favor of the Transaction after paying particular attention to such competing interests.

Management Employment Agreements

Mr. Esher, the Chairman, President and Chief Executive Officer of MLX and a member of the Board since 1991, entered into an employment agreement with the Company in February 1991, which was subsequently amended in March 1993, January 1994 and January 1995. Pursuant to the January 1995 amendment of the employment agreement, upon the Closing of the Sale, Mr. Esher's base salary during the remainder of the term of the employment agreement will be reduced from $125,000 per year to $12,000 per year, the annual bonus to which he is entitled under the terms of the employment agreement will be calculated on a pro-rata basis through the end of the calendar month in which the Closing of the Sale occurs and Mr. Esher will no longer be eligible for annual bonuses following the Closing of the Sale.
See "ELECTION OF DIRECTORS - REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS - Employment Agreements with Executive Officers."

Mr. Grambo, the President of S.K. Wellman, has entered into an employment agreement with S.K. Wellman which will become effective upon a change in control of S.K. Wellman and will provide Mr. Grambo with a base salary and bonus incentives commensurate with what he currently enjoys during the three years following such a change of control. The Sale, if it is approved by the Shareholders of the Company and consummated, will constitute a change of control as defined in the employment agreement between Mr. Grambo and S.K. Wellman and cause the term of the employment agreement to commence. See "ELECTION OF DIRECTORS - REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS - Employment Agreements with Executive Officers."

Pursuant to Change of Ownership Severance Benefits Agreements entered into between S.K. Wellman and five of its senior management personnel, such senior management personnel will be entitled to severance benefits for a total of twenty four weeks if they are terminated without cause prior to January 1, 1996, following a change of control of S.K. Wellman. The Sale, if it is approved by the Shareholders of the Company and consummated, will constitute a change of control as defined in the Change of Ownership Severance Benefits Agreements.

MLX Series A Preferred Stock

In addition to serving as members of the Board, Mr. de Vogel is the President, and Messrs. Uhrig and Wagner are each Managing Directors, of Three Cities Research, Inc., which is a subsidiary of Three Cities Holdings Limited, which possesses the sole power to vote and to dispose of 851,456 shares of Common Stock, and whose affiliates are the record holders of all of the 264,000 outstanding shares of MLX Series A Preferred Stock. See "ELECTION OF DIRECTORS - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS - Principal Shareholders." Assuming that the Sale is approved by the Shareholders and is consummated, the Company intends to redeem the outstanding shares of Series A Preferred Stock held by affiliates of Three Cities Holdings Limited for the stated redemption price of approximately $7,920,000. Additionally, assuming that the Sale is approved by the Shareholders and is consummated and that the Company elects to issue MAPS, the Company expects to reimburse or otherwise compensate Three Cities Research, Inc. for the use of its proprietary information regarding MAPS. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - OPERATIONS AFTER THE SALE - Market Auction Preferred Stock Transaction."

Variable Rate Subordinated Notes

The Equitable Life Assurance Society of the United States, which, together with its wholly owned subsidiary, Equitable Variable Life Insurance Company, owns 178,914 shares of Common Stock, is the holder of record of Variable Rate Subordinated Notes issued by the Company with a current redemption value of $1,443,803. See "ELECTION OF DIRECTORS - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS - Principal Shareholders." In accordance with the terms of the Variable Rate Subordinated Notes, if the Sale is approved by the Shareholders of the Company and is consummated, the Company will be required to redeem $632,000 of outstanding Variable Rate Subordinated Notes and intends to redeem all of such notes.

EXPENSES

Each party will pay its own expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby. The fees of the Company's financial advisor, DLJ, will be paid by S.K. Wellman and thus will not be charged to the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE SALE

The sale of the Shares will be a taxable transaction to MLX. MLX and Hawk have agreed to elect to treat the sale as a sale of the assets of S.K. Wellman for federal income tax purposes under Sections 338(g) and 338(h)(10) of the Internal Revenue Code. MLX estimates that state income taxes that may arise from the Transaction will be approximately $1,800,000. Because of its NOL carryforwards, however, MLX believes the Alternative Minimum Tax is the only federal tax liability that will result from the Sale. There will be no tax consequences to the Company's shareholders from the Sale.

ABSENCE OF APPRAISAL RIGHTS

Because the Common Stock is traded on a national securities exchange, as defined under Section 14-2-140 of the Georgia Securities Act of 1973, Georgia law provides that the Shareholders will not have appraisal rights.

ELECTION OF DIRECTORS

BOARD OF DIRECTORS:

The Bylaws of the Company provide for a Board of Directors consisting of from six to ten directors. The Bylaws also provide that the directors, by vote of a majority, have the power, within such limits, to fix the number of directors that shall constitute the whole Board and to fill vacancies for the unexpired term by an affirmative majority vote. The current number of directors is set at seven.

The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to standing Audit and Compensation Committees. Members of each standing committee are normally elected by the Board at its organizational meeting following the Annual Meeting of Shareholders. The Board of Directors has no nominating committee or other committee which performs a similar function.

MEETINGS OF THE BOARD OF DIRECTORS:

There were four meetings of the Board of Directors in 1994. In addition to the meetings of the Board of Directors and its committees at which all formal actions are taken, additional time on the part of the Company's directors is required to be expended in the frequent review of Company matters and documents and in numerous communications with the chairman and other executives during periods between meetings.

COMMITTEES OF THE BOARD OF DIRECTORS:

The Audit Committee of the Board of Directors, which met two times during 1994, has as its primary responsibilities the selection and recommendation of an independent certified public accounting firm to be appointed by the Board as the Company's independent auditors, to review the scope and results of the audit, and to evaluate the adequacy of and compliance with the Company's internal accounting procedures and controls. The members of the Audit Committee are:

W. John Roberts-Chairman  S. Sterling McMillan, III  Alfred R.
Glancy III  J. William Uhrig

The Compensation Committee of the Board of Directors, which met once during 1994, has as its primary responsibilities the review of the Company's salary administration program, the review of the salaries of the officers of the Company, and recommendations with respect to such salaries to the full Board, and the review and approval of any recommendations made by management for awards under the Company's Stock Option Plan. The members of the Compensation Committee are:

Alfred R. Glancy III-Chairman  Willem F.P. de Vogel  W. John
Roberts

During 1994, each of the nominees for director attended all of the meetings of the Board and of the committees on which he served except that Mr. Wagner and Mr. de Vogel did not attend the March 16, 1994 Board meeting.
NOMINEES FOR THE BOARD OF DIRECTORS:
Seven directors are to be elected at the Annual Meeting of Shareholders to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified.
The nominees for election as directors who are named below are willing to be elected and to serve. However, in the event that a nominee at the time of election is unable to serve, or is otherwise unavailable for election, the Board of Directors may select a substitute nominee. Information concerning the business experience of the nominees appears in the following section. The nominees for directors are:

Brian R. Esher    Alfred R. Glancy III    S. Sterling McMillan, III
J. William Uhrig    W. John Roberts    H. Whitney Wagner    Willem
F.P. de Vogel

IT IS INTENDED THAT PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR (UNLESS OTHERWISE DIRECTED) THE ELECTION OF THE SEVEN NOMINEES NAMED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Principal Shareholders. The following table lists the Shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company as of April 30, 1995. Since this date, each of the MLX directors and certain major shareholders have granted an irrevocable proxy to the Hawk
Group to vote approximately 39.1% of the outstanding shares of Common Stock in favor of the Sale Proposal. "SUMMARY - REQUIRED VOTE." The information concerning beneficial ownership was obtained from the Company's records or from filings with the Securities and Exchange Commission on Forms 13D or 13G.

Names and Addresses of Beneficial Owners                  Beneficial Ownership       Class
Three Cities Holdings Limited                                   851,456(1)           33.53%
  c/o Craigmuir Chambers
  P.O. Box 71; Road Town
  Tortola
  British Virgin Islands

The Equitable Life Assurance Society of the United              178,914(2)            7.05%
States
  1285 Avenue of the Americas
  New York, New York,  10019

Teribe Limited                                                  136,722(3)            5.38%
  c/o Craigmuir Chambers
  P.O. Box 71; Road Town
  Tortola
  British Virgin Islands

(1) Three Cities Holdings Limited has sole and irrevocable power to vote and dispose of 851,456 shares of Common Stock that are owned of record by the following group of investors (the "Investor Group"): Terbem Limited (374,244 shares -- 14.7%), Mitvest Limited (47,107 shares -- 1.9%), Tinvest Limited (201,286 shares -- 7.9%), Bobst Investment Corp. (59,961 shares -- 2.4%), and TCR International Partners, LP (168,858 shares -- 6.7%). Each member of the Investor Group is an investment vehicle established for the purpose of investing in securities of other enterprises in various parts of the world, and the Investor Group acquired the shares of Common Stock as participants in an equity portfolio fund managed by Three Cities Holdings Limited. Three Cities Holdings Limited is the parent company of Three Cities Research, Inc. and an affiliate of Teribe Limited. Shares owned by Teribe Limited are not included in Three Cities Holdings Limited's beneficial ownership. Mr. Willem F.P. de Vogel, a director of the Company, is President of Three Cities Research, Inc., and Messrs. Uhrig and Wagner, directors of the Company, are Managing Directors of Three Cities Research, Inc. See Notes 5 and 6 under "ELECTION OF DIRECTORS - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     - Directors and Officers."

(2) Included in the Equitable Life Assurance Society of the United States' ("Equitable") beneficial ownership are 107,348 shares owned directly by Equitable and 71,566 shares owned by its wholly-owned subsidiary Equitable Variable Life Insurance Company.

(3) Teribe Limited is an indirectly owned investment subsidiary of Enterprises Quilmes S.A., a Luxembourg holding company whose shares are listed and traded on the Paris and Luxembourg Stock Exchanges. One of the members of the Investor Group described in Note 1 above, Tinvest Limited, is a subsidiary of Teribe Limited and is also an affiliate of Three Cities Research, Inc. Teribe Limited disclaims beneficial ownership of the shares owned by Tinvest Limited.

Directors and Officers. The following information concerning beneficial ownership of the Common Stock of the Company at April 30, 1995, by directors, executive officers and by directors and executive officers as a group was furnished by the respective directors or officers or obtained from the records of the Company.




                                         Exercisable                           Percent of
                                            Stock                                Common
Name or Group                             Options(1)       Other      Total       Stock

Brian R. Esher                             190,400           -       190,400      7.0%
Alfred R. Glancy III                         1,000       3,300(2)      4,300     (7)
S. Sterling McMillan, III                    1,000      13,726(3)     14,726     (7)
W. John Roberts                              1,000         600(4)      1,600     (7)
Willem F.P. de Vogel                             -       1,950(5)      1,950     (7)
J. William Uhrig                                 -          (6)            -     (7)
H. Whitney Wagner                                -          (6)            -     (7)
Thomas C. Waggoner                          14,167           -        14,167     (7)
Ronald E. Grambo                            20,000       1,948        21,948     (7)
Theodore R. Kallgren                         2,000         124         2,124     (7)
All directors and executive officers,
including those names above (10
persons)                                   229,567      21,648       251,215      8.9%

(1) Includes shares subject to options which are exercisable within sixty days of April 30, 1995.

(2)  Included in the other amount shown for Mr. Glancy are 3,000 shares in which he has sole voting and investment power, 100 shares owned by his wife and 200 shares owned by his children in which he has no voting or investment power.

(3) Included in the other amount shown for Mr. McMillan are 6,526 shares in which he has sole voting and investment power, 600 shares which are owned by his wife in which he has no voting or investment power, 1,150 shares which are owned by his children in which he has no voting or investment power, 1,898 shares held by trusts in which Mr. McMillan as trustee has sole or shared voting and investment power, and 3,552 shares held by a trust in which Mr. McMillan is a possible beneficiary over which he has only advisory voting and investment power. Excluded from the table are 43,190 shares for which Mr. McMillan is an investment advisor and/or trustee with discretionary investing and/or voting power in which Mr. McMillan disclaims any beneficial interest.

(4) The shares indicated for Mr. Roberts are owned jointly with his wife.

(5) Mr. de Vogel is President of Three Cities Research, Inc., a wholly owned subsidiary of Three Cities Holdings Limited and an affiliate of Enterprises Quilmes S.A., which indirectly owns Teribe Limited (see Note 3 under "ELECTION OF DIRECTORS - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS - Principal Shareholders"). None of the shares beneficially owned by Three Cities Holdings Limited and Teribe Limited is included in Mr. de Vogel's beneficial ownership.

(6) Messrs. Uhrig and Wagner are both Managing Directors of Three Cities Research, Inc. None of the shares owned by Three Cities Holdings Limited and Teribe Limited is included in the beneficial ownership of Messrs. Uhrig and Wagner.

(7)  Less than 1%

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

The following information with respect to business experience has been furnished by the respective officer, director or nominee for director.

Brian R. Esher, age 46.  Chairman, President & Chief Executive
Officer of the Company.  Director of the Company since February 1991.

Mr. Esher joined the Company as Chairman, President & Chief Executive Officer in February 1991. He was previously employed by Environmental Control Group, Inc., a full service publicly traded hazardous materials abatement consulting, insurance, contracting and product distribution services firm, as its Chairman, President
& Chief Executive Officer from September 1989 to January 1991. Previously, Mr. Esher served as Executive Vice President of A.B. Dick Company, a manufacturer and distributor of printing and graphic arts equipment and supplies from August 1988 to March 1989. Prior to this position, he was employed as Senior Vice President of Itek Graphix Corp. from 1985 until its acquisition by A.B. Dick in August 1988.
He is also currently employed as Chairman, President and Chief Executive Officer of Pameco Holdings, Inc. See "ELECTION OF DIRECTORS - COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS."

Alfred R. Glancy III, age 57.  Chairman, President and Chief
Executive Officer of MCN Corporation, a holding company with subsidiaries engaged in natural gas distribution, transmission, storage and technology development and computer operations services. Director of the Company since 1985.

Mr. Glancy joined Michigan Consolidated Gas Company, a subsidiary of MCN, in 1962 and has held the position of Chairman since 1984 and Chief Executive Officer from 1984 until September 1992. In 1988, through a corporate reorganization, Michigan Consolidated Gas Company became a subsidiary of MCN Corporation. Mr. Glancy has been Chairman and Chief Executive Officer since the reorganization. Mr. Glancy is also a director of NBD Bancorp, Inc. and NBD Bank.

Ronald E. Grambo, age 59.  President of S.K. Wellman.

Mr. Grambo joined the Company in 1958 and has held various positions in its engineering and product development areas. In September 1985, Mr. Grambo assumed the position of Vice President and General
Manager of The S.K. Wellman Corp. In September 1986, Mr. Grambo assumed the position of President of S.K. Wellman.

S. Sterling McMillan, III, age 56.  Vice Chairman of Greenleaf
Capital Management, an investment management company. Director of the Company since 1985.

Mr. McMillan has held his current position since 1986. Prior to joining Greenleaf, Mr. McMillan was employed by Cleveland-Cliffs Inc. as Vice President-Finance (1983-1986).

W. John Roberts, age 63. Retired Senior Vice President-Finance and Treasurer of the Amerisure Companies, a group of affiliated companies providing multi-line property, casualty and life insurance. Director of the Company since 1985.

Mr. Roberts joined Michigan Mutual Insurance Company, the parent organization for the Amerisure Companies, as Vice President-Finance in 1982 and was Senior Vice President-Finance and Treasurer from 1985 until his retirement in March 1991.

J. William Uhrig, age 33. Managing Director of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1993. Mr. Uhrig joined Three Cities in 1984. Prior to December 1991, Mr. Uhrig was the Managing Director of TCR Europe Ltd. Mr. Uhrig has been nominated at the behest of the Investor Group pursuant to the terms of a Nomination Agreement between the Investor Group and the Company. See "ELECTION OF DIRECTORS - COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS."

Mr. Uhrig received his Master of Business Administration from the University of Chicago in 1984, and graduated from Purdue University in 1982.

Willem F.P. de Vogel, age 44. President of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1986.

Mr. de Vogel joined Three Cities in 1977 and has been the President of Three Cities since 1982. Mr. de Vogel also serves as a director of Computer Associates International.

Thomas C. Waggoner, age 50. Vice President and Chief Financial Officer of the Company. Mr. Waggoner joined the Company in March 1991 as its Vice President and Chief Financial Officer. He was previously employed by Forstmann & Company from 1986 to 1990 as its Vice President and Chief Financial Officer. Prior to that position, he was employed during 1984 and 1985 by Breneman Company as its Vice President of Finance and Administration. From 1971 to 1983 he was employed by Deloitte, Haskins & Sells.

H. Whitney Wagner, age 39. Managing Director of Three Cities Research, Inc., a firm engaged in the investment and management of private capital. Director of the Company since 1993. Mr. Wagner joined Three Cities in 1983. Mr. Wagner has been nominated at the behest of the Investor Group pursuant to the terms of a Nomination Agreement between the Investor Group and the Company. See "ELECTION OF DIRECTORS - COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS."

Mr. Wagner was employed as a Corporate Banking Officer with Chemical Bank prior to joining Three Cities (1978-1983).
Theodore R. Kallgren, age 33. Vice President of Finance and Treasurer of the Company. Mr. Kallgren joined the Company in May 1988 and has served as its Vice President of Finance and Treasurer since June 1991. He was previously employed by Ernst & Whinney from 1984 to 1988. He is also currently employed as Chief Financial Officer for Pameco Holdings, Inc. See "ELECTION OF DIRECTORS - COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS."

REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation Summary

The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and the other two most highly compensated executive officers of the Company, who are the only executive officers whose compensation, including salary and bonus, exceeded $100,000 (determined as of the end of the last fiscal year), for the last three fiscal years of the Company:

Summary Compensation Table

                                             Annual Compensation                   Long-Term Compensation
                                                                                Awards              Payouts
                                                                          Other     Restricted
                                                                          annual       stock                      LTIP     All other
                                                                          compen-     award(s)      Options/     payouts     compen-
Name and Principal Position         Year     Salary ($)     Bonus ($)     sation        ($)         SARs (#)       ($)       sation
Brian R. Esher
            Chairman,            1994     $125,000       $ 75,000       -0-          -0-           -0-          -0-          -0-
            President and        1993      106,089        425,000       -0-          -0-           -0-          -0-
            Chief Executive      1992      120,329        301,823       -0-          -0-           -0-          -0-
            Officer

Thomas C. Waggoner               1994     $135,000       $ 70,000       -0-          -0-          125,000       -0-          -0-
            Vice President       1993      126,666         60,000       -0-          -0-            7,500       -0-          -0-
            and Chief            1992      125,000         47,500      27,921(1)     -0-            5,000(2)    -0-          -0-
            Financial Officer

Ronald E. Grambo                 1994     $111,999       $ 75,000       -0-          -0-           -0-          -0-      10,476(3)
            President S.K.       1993      107,226         75,000       -0-          -0-           -0-          -0-      15,243(3)
            Wellman              1992      102,485         65,000       -0-          -0-          20,000(2)     -0-

(1) In 1992, Mr. Waggoner was reimbursed by the Company for the costs associated with the relocation of his family, sale of his home, and moving of household goods to Atlanta.
(2) Messrs. Waggoner and Grambo were issued stock options with respect to 5,000 and 6,350 shares, respectively (as adjusted to account for the 1993 reverse stock split), in 1992 after the completion of the sale of the Refrigeration & Air Conditioning Group, which replaced options for the same number of shares that were granted in 1991. The stock options were reissued with an exercise price at the then market price of the Common Stock.

(3) In 1992, 1993 and 1994, the Company paid $900 for life insurance benefits on Mr. Grambo's behalf. Also, pursuant to the profit sharing element of the Company's Defined Contribution Plan, Mr. Grambo received $9,576 in 1994, $14,343 in 1993 and $3,118 in
     1992.

Compensation Committee Report on Executive Compensation

President & CEO Compensation
Decisions on compensation and bonus for the President and Chief
Executive Officer are made by the three member Compensation Committee of the Board of Directors, each of whom is a non-employee Director.

The compensation provided for in Mr. Esher's initial Employment Agreement, the material terms of which are described in the Summary Compensation Table and in "ELECTION OF DIRECTORS - REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS - Employment Agreements with Executive Officers", was based on the Company's tenuous financial condition at the time Mr. Esher was hired and Mr. Esher's background and experience with respect to correcting similarly situated companies. The Board believed that the compensation package negotiated was comparable with similar companies experiencing financial difficulties, and was the result of arm's length negotiations with Mr. Esher. The initial Employment Agreement was amended on February 11, 1992 in light of the decreased size of the Company following the sale of the Company's Refrigeration and Air Conditioning Group and to reflect the responsibilities Mr. Esher acquired as Chief Executive Officer of Pameco Holdings, Inc. The Employment Agreement was again amended, effective January 1, 1994, and January 1, 1995, and extended on terms reflective of MLX's current financial condition and size. Pursuant to the January 1, 1995 amendment of the Employment Agreement, if the Sale is approved by the Shareholders and consummated, then Mr. Esher's salary and incentive compensation will be reduced. See "ELECTION OF DIRECTORS - REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS - Employment Agreements with Executive Officers."

General

The Company's compensation programs have been designed to enable the Company to attract, motivate and retain senior managers and key employees by providing a total compensation opportunity based upon individual and unit performance. The Company's compensation program provides for competitive base salaries, annual incentive bonus opportunities, competitive benefits (health, life, disability, vacation, and defined contribution retirement) with employee contributions, long term stock options, and participation in Company sponsored profit sharing based upon achievement of operating objectives. This compensation program aligns the interest of the Company's management and its Shareholders to build long term value and improve the return to the Company's Shareholders. It is the Company's policy to structure its compensation programs so that all compensation is deductible by the Company pursuant to
Section 162(m) of the Internal Revenue Code.

Salaries

Only the President and CEO of MLX and the President of the S.K. Wellman are subject to employment agreements, and the employment agreement of the President of S.K. Wellman becomes effective only upon a change in control of S.K. Wellman, such as will occur upon consummation of the Sale. All other officers are employed as employees at will. Salaries of the two other executive officers are determined by the President and CEO (subject to approval by the Compensation Committee) and are based upon salary grades assigned to positions and the relative experience and performance of the individual. Salary grades are reviewed annually and compared to industry and geographic wage and salary surveys conducted by several independent trade associations, which include data gathered from thousands of employers. The identity of the employers included in such surveys is typically not of significance to the Company (one survey does not even identify the participants); rather, the size and geographic location of groups of employers are the most significant factors considered. The Company generally attempts to set its salaries near the midpoint of the salary ranges of comparably sized employers.

Typically, individual executives are reviewed annually and their performance evaluated against their objectives for the period of evaluation. Such objectives include measurements of revenue generation, operating profit, asset management, cash flows, cost improvements, quality and customer service, depending upon the responsibilities of the executive. Evaluation of these factors is subjective, and no fixed, relative weights are assigned to the criteria considered. For 1994, these objectives were determined to have been met or exceeded, resulting in the salary increases reflected in the Summary Compensation Table above.

Bonus Compensation

All executive officers other than the President and CEO are granted bonus opportunities under the Company's Senior Management Discretionary Bonus Plan, which defines the administration and goal measurements of each key position. This plan is updated annually and target bonus opportunities assigned to qualifying managers. Payments are granted annually based upon achievement of goals which are also established annually. For Mr. Waggoner, these goals include profitability, lender matters, common stock and NASDAQ matters, financial reporting and income tax compliance, and mergers and acquisitions. For Mr. Grambo, these goals include sales, profitability, product quality, research and development, and asset management. Each goal is assigned a relative weight of between 10% and 25%, and in each case, these targets were substantially met in 1994.

Option Grants

The Company uses grants of stock options to its key employees and executive officers to closely align the interests of such employees and officers with the interests of its Shareholders. The
Company's Stock Option Plan is administered by the Compensation Committee, which determines the persons eligible, the number of shares subject to each grant, the exercise price thereof and the other terms and conditions of the option. Options granted under the Stock Option Plan have an exercise price equal to at least 100% of the market price of the Common Stock on the date that the option is granted, and the term of any option granted cannot exceed five (5) years. Option grants typically vest over a three year period, subject to continued employment.

The Company has made an effort to offer options to key employees and all levels of management, including first line supervisors, in an effort to give them an ownership opportunity to align their goals with those of the Company's Shareholders. In determining the size of various option grants, the Compensation Committee considers the amount of options already outstanding and the number of options held by individual grantees.

The Company's Stock Option Plan will expire on August 28, 1995. Therefore, in order to continue to use grants of stock options to provide incentives to key employees and executive officers of the Company and its subsidiaries, the Board has approved, subject to Shareholder approval, the adoption of the MLX Corp. Stock Option and Incentive Award Plan. Assuming that the plan is approved by the Company's Shareholders, it will permit the Company to use grants of stock options, restricted stock and stock awards for incentive purposes. See "PROPOSAL TO ADOPT THE MLX CORP. STOCK OPTION AND INCENTIVE AWARD PLAN."

Profit Sharing

The Company offers its Defined Contribution Plan (known as a 401(k)
Plan) to the employees of S.K. Wellman with a matching contribution of 10% of the first 6% of the employee's salary contributed to the plan. The Company added a profit sharing contribution to its 401(k) Plan in 1992 to offset the termination of the S.K. Wellman Defined Benefit Retirement Plan. This change focused all plan participants on achieving the Company's Annual Operating Plan which is the basis for determining funding of the profit sharing contribution. Based upon achievement of their operating plans, the Boards of Directors of the S.K. Wellman subsidiaries vote to fund the plan from 0-5% of each employee's annual gross compensation. In 1994 and 1993 the Board voted to fund the program at 4% and 5%, respectively, based upon the group's exceeding its Annual Operating Plans. This amounted to $371,000 in 1994 and $417,000 in 1993.

MLX executive officers, including the President and CEO, are not eligible to participate in the profit sharing contribution portion of the Defined Contribution Plan.

The Compensation Committee

Alfred R. Glancy III, Chairman
Willem F.P. de Vogel
W. John Roberts
Five-Year Shareholder Return Comparison

Set forth below is a line graph comparing for the five-year period ending December 31, 1994, the cumulative total Shareholder return (stock price increase plus dividends, divided by beginning stock price) on the Company's Common Stock with that of (i) all U.S. companies quoted on NASDAQ and (ii) non-financial companies quoted on NASDAQ. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return
Among the Company, The NASDAQ Stock Market and NASDAQ Non-Financial
Stocks


                                         12/31/89   12/31/90   12/31/91   12/31/92   12/31/93   12/31/94
Nasdaq Stock Market                        100.00     89.918    136.277    158.579    180.933    176.916
Nasdaq Non-Financial                       100.00     88.034    141.730    154.916    177.606    170.297
MLX Common Stock                           100.00     35.200     22.480     40.000     42.000     36.000

Option Grants

The following table sets forth information with respect to grants of stock options under the Company's Stock Option Plan during the last fiscal year to the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table above. No stock appreciation rights were granted during the last fiscal year. In addition, in accordance with Securities and Exchange Commission Rules, the hypothetical gains or "option spreads" that would exist for the respective options, based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term, are also reflected:

Option Grants in Last Fiscal Year

                                   Individual Grants



                                                                                   Potential realizable value
                                                                                   at assumed annual rates of
                                                                                  stock price appreciation for
                                                                                         option term (1)
                        Number of        Percet of
                       securities      total options
                       underlying        granted to     Exercise or
                         options          employees      base price   Expiration
Name                     granted          in fiscal        ($/Sh)         date         5% ($)       10% ($)
Brian R. Esher               -0-              -0-             -0-          ---          ---           ---
Thomas C. Waggoner       12,500(2)            87%          $4.00        12/29/99     $13,175       $30,500
Ronald E. Grambo             -0-              -0-             -0-          -0-          ---           ---

(1) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and holdings of Common Stock are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(2) The options are exercisable in one-third increments on December 29, 1994, 1995, and 1996.

Option Exercises and Fiscal Year-End Values
The following table shows for the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table above the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1994, and the values for "in-the-money" options, based on the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                    Number of unexercised         Value of unexercised
                                                                    options at December 31,     in-the-money options at
                                                                     1994 (No. of shares)        December 31, 1994(1)
                            Shares         Value
                          Acquired on     Realized
Name                     Exercise (#)       ($)                   Exercisable  Unexercisable   Exercisable   Unexercisable
Brian R. Esher                -0-           -0-                     190,400           -0-            -0-             -0-
Thomas C. Waggoner            -0-           -0-                      14,167       10,833        $13,333          $4,791
Ronald E. Grambo              -0-           -0-                      20,000           -0-       $40,000              -0-

(1) Based on closing stock price of $4.50 on December 31, 1994.

Retirement Plans

In 1987, the Board adopted the MLX Corp., SinterMet Corporation (now known as S.K. Wellman Limited, Inc.) and The S.K. Wellman Corp. Retirement Plan for Salaried Employees (the "Retirement
Plan"). The Retirement Plan covered all employees of S.K. Wellman Limited, Inc., S.K. Wellman Corp. (both of which are subsidiaries of
MLX) and MLX, excluding employees who are members of a collective bargaining unit. It provided for annual retirement benefits based on the employee's final average salary and on the number of years of employment by one of the companies.

On September 30, 1992, the Company terminated the Retirement Plan for salaried employees. Upon settlement of the Retirement Plan in June 1993, the Company purchased annuities to fund the obligations of the participants or funded a rollover into the participants 401(k) account. Of the executive officers identified on the Summary Compensation Table above, only Mr. Grambo was a participant in the Retirement Plan. The amount rolled over into the 401(k) account of Mr. Grambo was $234,818.
Directors Fees

Directors who are not employees of the Company receive a quarterly retainer of $2,500 and a meeting fee of $400 per meeting attended.

Employment Agreements with Executive Officers

Effective as of February 11, 1991, the Company and Brian R. Esher entered into an employment agreement wherein Mr. Esher agreed to be employed as the Chairman, President & Chief Executive
Officer of MLX for a period for three years, subject to earlier termination for cause as provided in the agreement. Mr. Esher's employment agreement was amended as of February 11, 1992, as a result of the substantial change in the Company resulting from the sale of its Refrigeration & Air Conditioning Group (the "RAC Group"). The Amendment acknowledged the other duties that Mr. Esher now has as the Chief Executive Officer of the new Refrigeration & Air Conditioning group company, Pameco Holdings, Inc. See "ELECTION OF DIRECTORS - COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS."

Based on a review of Mr. Esher's employment agreement, the Company and Mr. Esher have amended his employment agreement effective as of January 1, 1994, and as of January 1, 1995, in each case to extend the term until the end of the calendar year. Under the terms of the amended agreement, Mr. Esher will receive a base salary of $125,000 per year. Mr. Esher will also receive an annual bonus based upon the Company's performance versus its budgeted pre-tax operating income. If the Company earns 90% of its budgeted pre-tax operating income, Mr. Esher will receive a bonus of $25,000. For every percentage point by which the Company exceeds 90% of its budgeted pre-tax operating income, Mr. Esher will receive an additional $2,500 in bonus payments, up to a maximum of $75,000 if the Company earns 110% or more of its budgeted pre-tax operating income. Pursuant to the January 1995 amendment of the employment agreement, upon the Closing of the Sale, Mr. Esher's base salary during the remainder of the term of the employment agreement will be reduced from $125,000 per year to $12,000 per year, the annual bonus to which he is entitled under the terms of the employment agreement will be calculated on a pro-rata basis through the end of the calendar month in which the Closing of the Sale occurs and Mr. Esher will no longer be eligible for annual bonuses following the Closing of the Sale.

Under the terms of his original 1991 employment agreement, Mr. Esher has received an option to purchase 190,400 shares of Common Stock, at a price of $5.00 per share, exercisable (subject to vesting schedules which have been satisfied) at any time or from time to time prior to February 10, 1998. In the event that any existing or new Shareholder increases their percentage ownership interest of the Company's Common Stock by 5% or more, then simultaneously with such acquisition, the options held by Mr. Esher will be converted to a stock appreciation right ("SAR") which will have substantially identical economic results to Mr. Esher. Any SAR held by Mr. Esher may be reconverted into an option having the same terms and conditions as the original option by the vote of a disinterested majority of the Board and any such option will once again be subject to conversion into an SAR, as provided above. Conversion of Mr. Esher's options to an SAR and back to options will have no economic impact upon other option holders.

Under Mr. Esher's amended employment agreement, if MLX or S.K. Wellman files for protection under the bankruptcy code, Mr. Esher will receive his base salary for the remainder of the agreement, but he will be free of any continuing obligation to perform any duties under the agreement.

Ronald E. Grambo and S.K. Wellman have entered into an employment agreement which will become effective upon any "change in control" of S.K. Wellman and will govern the terms of Mr. Grambo's employment during the three years following such change in control. For purposes of Mr. Grambo's employment agreement, a change in control means the acquisition by any person of securities having eighty percent or more of the voting power with respect to S.K. Wellman or all or substantially all of its assets. During the term of this employment agreement, Mr. Grambo will be entitled to receive a base salary commensurate with what he received prior to such change in control and to participate in the Company's Senior Management Bonus Program, or any applicable successor program following such change in control which guarantees performance incentives equal to at least 50% of those available under the Company's Senior Management Bonus Program, provided that Mr. Grambo is performing his duties in a satisfactory manner. Prior to any such change in control of S.K. Wellman, Mr. Grambo will continue to provide services to S.K. Wellman as an employee at will. The proposal to sell S.K. Wellman, if approved by the Shareholders, and consummated, as described herein, will constitute a change in control as defined in the employment agreement between Mr. Grambo and S.K. Wellman and cause the term of such employment agreement to commence. See "PROPOSAL TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY."

COMPENSATION COMMITTEE INTERLOCKS AND RELATED TRANSACTIONS
Messrs. de Vogel, Glancy, and Roberts served on the Compensation
Committee of the Board of Directors for the past fiscal year. None of the members of the committee served as an officer of the Company or any of its subsidiaries during the preceding fiscal year.

On March 19, 1992, the Company consummated a sale of its RAC Group and a restructuring of the Company's and its subsidiaries' debt obligations to its senior lenders (such sale and debt restructuring are referred to collectively herein as the "1992 Restructuring"). Following its sale of the RAC Group, the Company entered into a Management Services Agreement, dated March 19, 1992 (the "Management Services Agreement"), with Pameco Holdings, Inc., the purchaser of the RAC Group, pursuant to which the Company provided management, operational and administrative services to the RAC Group for a fee of $30,000 per month. In 1993, this agreement was amended to provide for the transfer of certain employees to Pameco Holdings and for the Company to pay a monthly fee of $5,000 to Pameco Holdings for shared expenses, including the lease of common office space and for the services of the transferred employees. Under the Management Services Agreement, Pameco Holdings paid the Company $81,500 in fees (net of amounts paid by the Company to Pameco Holdings under the post-amendment version of the Management Services Agreement) during 1993 and $69,000 during 1994.

As an integral part of the 1992 Restructuring, Brian R. Esher and Pameco Holdings entered into an employment agreement providing that in addition to his duties as the Chairman, President and Chief Executive Officer of the Company, Mr. Esher will perform other duties as the Chairman, President and Chief Executive Officer of Pameco Holdings. Mr. Esher's agreement with Pameco Holdings also required him to acquire an 8.5% equity interest in the common stock of Pameco Holdings and to make certain other investments in Pameco Holdings. See "Employment Agreements with Executive Officers" under the caption "ELECTION OF DIRECTORS - REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS" above for additional details concerning Mr. Esher's employment arrangements with the Company. Mr. Kallgren, also an executive officer of the Company, is also an employee of Pameco Holdings.

The Investment Group that purchased the assets of the RAC Group was led by Three Cities Research, Inc., a firm engaged in the investment
and management of private capital.   Willem F. P. de Vogel, a member
of the Board since 1986 and a member of the Company's Compensation Committee, is the President of Three Cities Research, Inc. Messrs. Uhrig and Wagner, directors of the Company, are both Managing Directors of Three Cities Research, Inc.

In connection with the Investor Group's acquisition of the Company's outstanding zero coupon bonds and shares of Common Stock from certain of the Company's lenders, the Company entered into a Nomination Agreement with the Investor Group, dated December 15, 1992, whereby the Investor Group may nominate up to three directors to the Board. In 1993, 1994 and 1995, Messrs. Uhrig and Wagner have been nominated by the Investor Group pursuant to the Nomination Agreement.

A number of transactions between the Company and certain persons or entities with an interest in the Company may occur, or become effective, upon consummation of the Sale. See "PROPOSAL
TO SELL S.K. WELLMAN LIMITED, INC. SUBSIDIARY - INTERESTS OF CERTAIN OFFICERS AND DIRECTORS IN THE SALE."


PROPOSAL TO ADOPT THE MLX CORP.
STOCK OPTION AND INCENTIVE AWARD PLAN

Subject to the approval of the Company's Shareholders, the Board of Directors approved the adoption of the MLX Corp. Stock Option and Incentive Award Plan (the "Incentive Compensation Plan") effective as of the date that the Incentive Compensation Plan is approved by the Company's Shareholders. Shareholder approval of the Incentive Compensation Plan is sought (i) to qualify the Incentive Compensation Plan pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), and thereby render certain transactions under the Incentive Compensation Plan exempt from certain provisions of Section 16 of the Act, and (ii) to qualify the Incentive Compensation Plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and thereby allow the Company to deduct for Federal income tax purposes compensation paid to Named Executive Officers (as defined in regulations promulgated under Section 162(m) of the Code) under the Incentive Compensation Plan, and (iii) to comply with the Company's obligations under its listing agreement with The Nasdaq Stock Market for the Common Stock.

The following summary of certain features of the Incentive
Compensation Plan is qualified in its entirety by reference to the full text of the Incentive Compensation Plan, which is set forth in Exhibit C attached hereto.

GENERAL

All officers, directors who are also employees, and other key employees of the Company (including its subsidiaries) and persons (including consultants, independent contractors and other service providers) whose efforts contribute or may be expected to contribute materially to the successful performance of the Company or its subsidiaries, are eligible to participate in the Incentive Compensation Plan. The Incentive Compensation Plan will be administered by the Compensation Committee of the Board, or any other committee appointed by the Board of Directors consisting of not less than three directors eligible to administer the Incentive Compensation Plan under the "disinterested administration" provision of Rule 16b-3 under the Act (in any such case, the "Committee").

The Incentive Compensation Plan is a flexible plan that will provide the Committee with broad discretion to fashion the terms of the awards to provide eligible participants with stock-based incentives as the Committee deems appropriate. It will permit the issuance of awards in a variety of forms, including: (i) non-qualified and incentive stock options (collectively, "options"),
(ii) restricted stock, and (iii) outright stock awards.

The Incentive Compensation Plan provides for the grant of up to 125,000 shares of Common Stock, or an amount equal to approximately 4.9% of the number of shares of Common Stock of the Company outstanding on May 9, 1995. Under certain circumstances, shares subject to an award that remain unissued upon termination of the award will become available for additional awards under the Incentive Compensation Plan. In the event of a stock dividend, stock split, recapitalization or similar event, the Committee will equitably adjust the aggregate number of shares subject to the Incentive Compensation Plan and the number, class and price of shares subject to outstanding awards.

The Incentive Compensation Plan may be amended, modified or terminated by the Board of Directors, subject to Shareholder approval if required by applicable law. No amendment may be made in any manner which fails to comply with Rule 16b-3(c)(iii)(B) under the Act. The Committee shall have no authority to cancel outstanding awards and issue replacement awards without the written consent of the holder of such award.

At all times when the Committee determines that it is desirable to satisfy the conditions of Section 162(m) of the Code, all awards granted under the Incentive Compensation Plan shall comply with such conditions. In addition, if changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any awards available under the Incentive Compensation Plan, the Committee may, subject to the restrictions set forth in the preceding paragraph on amendment of the Incentive Compensation Plan, make any adjustments it deems appropriate.

Unless earlier terminated by the Board of Directors or Shareholders, the Incentive Compensation Plan will terminate on June 27, 2005.

AWARDS UNDER THE INCENTIVE COMPENSATION PLAN

Stock Options. Subject to the terms and conditions set forth in the Incentive Compensation Plan, the Committee shall determine, in its discretion, the number of shares of Common Stock subject to stock options to be granted to each Incentive Compensation Plan participant; provided, however, (i) that Named Executive Officers may not be granted more than 75,000 options during any 12 month period, and (ii) that in the case of incentive stock options, only employees of the Company may receive such grants, and the aggregate Fair Market Value (as defined in the Incentive Compensation
Plan) of the shares of Common Stock subject to incentive stock options and exercisable by the participant for the first time during any calendar year shall not, when combined with all other options held by such participant under all other plans of the Company and its subsidiaries, exceed $100,000. The Committee may grant nonqualified stock options, incentive stock options or a combination thereof to the participants. Incentive stock options granted under the Incentive Compensation Plan will provide for the purchase of Common Stock at prices not less than 100% of the Fair Market Value thereof on the date the option is granted;
provided, however that no participant possessing more than 10% of the total combined voting power of the Common Stock (a "Significant Shareholder") shall be eligible to receive an incentive stock option for the purchase of Common Stock at an option price less than 110% of the Fair Market Value thereof on the date the option is granted. Except as permitted by the Internal Revenue Service, nonqualified options granted under the Incentive Compensation Plan will provide for the purchase of Common Stock at prices not less than 85% of the Fair Market Value thereof on the date the option is granted. No option granted shall be exercisable later than the tenth anniversary date of its grant and no option granted to a Significant Shareholder shall be exercisable later than the fifth anniversary date of its grant.

Options granted under the Incentive Compensation Plan shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall approve and include in the award agreement to be entered into between the Company and each Incentive Compensation Plan participant. Options may only be transferred to, or for the benefit of, the participant's Immediate Family (as defined in the Incentive Compensation Plan), under the laws of descent and distribution, or by will, and shall be exercisable only by the participant, or member of the participant's Immediate Family, during such participant's lifetime. The option exercise price is payable in cash or, if approved by the Committee, in shares of Common Stock having a Fair Market Value equal to the exercise price, or in a combination of cash and such shares. The Committee may also allow, along with other means of exercise, cashless exercises as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities laws.

Upon termination of a participant's employment due to death, disability or retirement, all options outstanding shall immediately vest and shall be exercisable for the shorter of their remaining term or one year after termination of employment in the case of death or disability, and three months after termination of employment in the case of retirement. If a participant's employment has terminated due to disability or retirement and such participant dies during the exercise period after termination, then the remaining exercise period under outstanding options shall be the longer of one year after death or the remaining portion of the exercise period triggered by the employment termination. Upon termination of employment of a participant, other than for a reason set forth above, all options held by the participant which are not vested as of the effective date of termination shall be forfeited (the Committee may, however, in its sole discretion, immediately vest all or a portion of such options). In the case of termination of employment at the request of the Company without cause, the participant may exercise any vested options during the shorter of the remaining portion of the exercise period of such options, or three months. In the case of termination of employment by the Company for cause, or voluntary termination by the participant, the option rights under any vested and outstanding options shall terminate immediately upon the termination of employment.

Restricted Stock and Stock Awards. The Committee may, from time to time, in its discretion, grant awards of shares of Common Stock ("Stock Awards") or restricted shares of Common Stock
("Restricted Stock") to employees of the Company. The Committee shall determine the terms and conditions of, and the amount of payment, if any, to be made by the employee for such Restricted Stock (such payment may be below the Fair Market Value thereof). Each award of Restricted Stock shall be evidenced by an award agreement between the Company and the recipient of the Restricted Stock, which agreement shall contain such terms, not inconsistent with the terms of the Incentive Compensation Plan, as are determined by the Committee in its discretion.

At the time of grant of an award of Restricted Stock the Committee shall establish a period, or periods, of time applicable to such grant (such period or periods, as the case may be, being collectively referred to herein as the "Restricted Period") and following the end of any such Restricted Period, restrictions placed by the Committee on the Restricted Stock shall lapse and the Restricted Stock shall vest in the recipient thereof. Unless the Committee provides otherwise, the Restricted Period applicable to any grant of Restricted Stock shall not be less than one year. The Committee shall also retain discretion to cause certain restrictions placed on the Restricted Stock to lapse prior to other such restrictions and to tie the lapse, or lapses, of restrictions on Restricted Stock to the occurrence of conditions other than the expiration of the applicable Restricted Period (such conditions may, but need not, include the death or retirement of the recipient of the Restricted Stock or a change in control of the Company). The Committee shall also retain discretion to shorten or terminate any Restricted Period and to waive any conditions for the lapse or expiration of any restrictions placed upon Restricted Stock.

Following the award of Restricted Stock, the recipient thereof shall have the rights and privileges of a Shareholder with respect to the shares of Common Stock underlying such award, including the right to vote and to receive dividends (in such form as the Committee shall determine) with respect to such shares. The recipient of Restricted Stock shall not, however, prior to the lapse or termination of the restrictions applicable to such Restricted Stock
(i) receive a certificate with respect to such shares, (ii) sell, assign, transfer, pledge or otherwise encumber or dispose of such shares (other than by will or the laws of descent and distribution), or (iii) retain an interest in any such shares of Restricted Stock which have not previously vested if such recipient ceases to be a full time employee of the Company, or one of its subsidiaries. Any shares of Common Stock which fail to vest in the recipient of an award of Restricted Stock may, subject to certain limitations described in the Incentive Compensation Plan, be made available once again for grant under the Incentive Compensation Plan.

CHANGES IN CONTROL

Upon the occurrence of a Change in Control (as defined in the Incentive Compensation Plan), (i) all options outstanding shall become fully vested and immediately exercisable; (ii) to the extent provided by the Committee in the applicable award agreement, all restrictions on a grant of Restricted Stock shall lapse; provided, however, that there shall not be an accelerated delivery with respect to Restricted Stock which was granted less than six (6) months prior to the effective date of the Change in Control, and
(iii) the Committee may, in its discretion and subject to the restrictions on amendment and modification of the Incentive Compensation Plan described therein, make any other modifications to any awards as determined by the Committee to be deemed appropriate before the effective date of such Change in Control.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following summary of tax consequences with respect to the stock option, restricted stock and stock award components of the Incentive Compensation Plan is not comprehensive and is based upon laws and regulations in effect on the date hereof. Such laws and regulations are subject to change.

There are generally no Federal tax consequences either to the optionee or to the Company upon the grant of an option. On exercise of an incentive stock option, the optionee will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to a liability for the optionee under the alterative minimum tax provisions of the Internal Revenue Code. Generally, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the optionee will be treated as a capital gain. On exercise of a non-qualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company. The disposition of shares of Common Stock acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

The Company is of the opinion that the participant will realize compensation income in an amount equal to the fair market value of the Restricted Stock (whether received as a grant or as a dividend), less any amount paid for such Restricted Stock, at the time when the participant's rights with respect to such Restricted Stock are no longer subject to a substantial risk of forfeiture, unless the participant elected, pursuant to a special election provided in the Code, to be taxed on the Restricted Stock at the time it was granted or received as a dividend, as the case may be. Dividends paid to the participant during the Restricted Period will be taxable as compensation income, rather than as dividend income, unless the election referred to above was made. The Company is also of the opinion that it will be entitled to a deduction under the Internal Revenue Code in the amount and at the time that compensation income is realized by the recipient thereof.
The amount of income realized by each participant and the amount of the deduction available to the Company may be affected by a change (if any) in the market price of the Company's stock during the limitation period.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Ernst & Young has served as the Company's independent accountants for many years, including the year ended December 31, 1994. The selection of independent accountants is subject to annual review and recommendation by the Audit Committee and final decision by the Board of Directors. The selection of independent accountants for 1995 has not yet been made. The Company's Bylaws do not require that the Shareholders approve the selection of independent accountants. A representative of Ernst & Young is expected to be at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.



MISCELLANEOUS
SHAREHOLDER PROPOSALS

Pursuant to the general rules under the Securities Exchange Act of 1934, proposals of Shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by management of the Company at its executive offices on or before December 31, 1995.

OTHER MATTERS

It is not expected that any other matters are likely to be brought before the meeting.


                                  By Order of the Board of Directors,



                                  Thomas C. Waggoner, Secretary


          [Letterhead of Donaldson, Lufkin & Jenrette]


Board of Directors
MLX Corp.
1000 Center Place
Norcross, GA  30093

Dear Sirs:

          MLX Corp., a Georgia corporation (the "Company"), and The Hawk Group of Companies, an Ohio Corporation, and Hawk Corporation, a Delaware corporation ("Hawk"), propose to enter into a stock purchase agreement (the "Agreement"), pursuant to which Hawk would acquire all of the outstanding capital stock of the Company's wholly-owned subsidiary S.K. Wellman Limited, Inc., a Michigan corporation ("S.K. Wellman"), for $60.0 million in cash, which includes certain adjustments related to the repayment of debt or assumption of liabilities by Hawk, less certain amounts as specified in the Agreement (the "Consideration"). The Agreement contemplates that $4.0 million of the Consideration will be placed in escrow in accordance with the terms of the Agreement and that Hawk will provide S.K. Wellman with funds sufficient to repay certain outstanding indebtedness of S.K. Wellman.

          You have asked us whether, in our opinion, the Consideration to be received by the Company pursuant to the Agreement is fair to the Company from a financial point of view.

          In arriving at our opinion, we have reviewed a draft of the Agreement dated April 7, 1995. We also have reviewed financial and other information regarding the Company and S.K. Wellman that was publicly available or furnished to us by the Company and S.K. Wellman including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of S.K. Wellman for the period beginning January 1, 1995 and ending December 31, 1999 prepared by the respective managements of the Company and S.K. Wellman. In addition, we have compared certain financial and securities data of S.K. Wellman with various other companies whose securities are traded in public markets, reviewed prices paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

          In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and S.K. Wellman or its representatives, or that was otherwise supplied to us. With respect to the financial projections supplied to us by the Company and S.K. Wellman, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of the Company and of S.K. Wellman as to the expected future operating and financial performance of S.K. Wellman. We have not assumed any responsibility for making an independent evaluation of S.K. Wellman's assets or liabilities or for making any independent verification of any of the information supplied to or reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

          Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

          Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

          Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by the Company pursuant to the Agreement is fair to the Company from a financial point of view.

                                   Very truly yours,



                                   DONALDSON, LUFKIN & JENRETTE
                                   SECURITIES CORPORATION


                                   By:
                                   Herald L. Ritch
                                   Managing Director


               AGREEMENT FOR PURCHASE AND SALE OF
                      THE CAPITAL STOCK OF
                   S.K. WELLMAN LIMITED, INC.



          THIS AGREEMENT ("Agreement") is made and entered into as of the 10th day of April, 1995, by and among HAWK CORPORATION, a Delaware corporation (the "Parent"), THE HAWK GROUP OF COMPANIES, INC., an Ohio corporation and a subsidiary of the Parent (the "Purchaser"), and MLX CORP., a Georgia corporation (the "Seller").

                      W I T N E S S E T H:

          WHEREAS, the total authorized capital stock of S.K. Wellman Limited, Inc., a Michigan corporation ("S.K. Wellman"), consists of 250,000 shares of common stock, par value $1.00 per share, of which 246,250 shares are presently issued and outstanding (collectively, the "Shares"); and

          WHEREAS, the Seller is the record and beneficial owner of all of the Shares; and

          WHEREAS, in reliance on and subject to the terms and conditions contained herein, the Purchaser desires to purchase the Shares from the Seller, and, after due consideration by its Board of Directors, the Seller desires to sell the Shares to the Purchaser;

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  PURCHASE AND SALE

          1.1. Agreement to Purchase and Sell the Shares. At the Closing (such term and other capitalized terms used herein are defined for purposes hereof as provided in Paragraph 12.1), the Seller shall sell, assign, transfer and convey unto the Purchaser, and in reliance on and subject to the terms and conditions contained herein, the Purchaser shall purchase and acquire from the Seller, all (but not less than all) of the Shares, free and clear of any and all Liens for a purchase price (the "Purchase Price") equal to (a) FORTY NINE MILLION NINE HUNDRED THOUSAND DOLLARS (US $49,900,000), less (i) the amount of any penalties, premiums or other amounts payable to Barclays Business Credit, Inc. as a result of the prepayment of loans outstanding under the Barclays Credit Agreement as contemplated hereunder, (ii) the amount necessary to repay the outstanding amount as of Closing of the Italian Credit Facility, (iii) the amount by which consolidated net earnings of the Companies for the two month period ending on May 31, 1995, calculated by the Seller in accordance with past practice and in good faith, are less than $200,000, and (iv) the capitalized amount of the Italian Capital Leases as of March 31, 1995, converted into U.S. dollars at the rate of 1,704.5 Italian Lira to 1.00 U.S. dollar, plus (b) all indebtedness to Barclays Business Credit, Inc. pursuant to the Barclays Credit Agreement (other than amounts specified in clause (a)(i) above). The Purchase Price shall be payable in immediately available funds at Closing as described in Paragraph 1.2.

          1.2. Purchase Price; Barclays Payment; and Delivery. At the Closing, (a) the Purchaser shall pay to the Seller the portion of the Purchase Price for the Shares described in Paragraph 1.1(a) in the following manner: (i) the Escrow Fund shall be deposited with the Escrow Agent, and (ii) the remainder of the Purchase Price shall be paid to the Seller by wire transfer to the bank account designated in writing by the Seller to the Purchaser at least three Business Days prior to the Closing Date, and (b) the Companies (with funds provided by the Purchaser) shall pay all indebtedness to Barclays Business Credit, Inc. pursuant to the Barclays Credit Agreement including, without limitation, any penalties, premiums or other amounts payable as a result of the prepayment of the loans outstanding under the Barclays Credit Agreement. At the Closing, the Seller shall deliver to the Purchaser certificates representing the Shares to be sold by the Seller, duly endorsed for transfer, with all required stock transfer stamps, if any, affixed, all in form and substance satisfactory to the Purchaser.

          1.3. Closing.

               (a) The consummation of the transactions con-templated in this Agreement (the "Closing") shall take place at the offices of Kohrman Jackson & Krantz, One Cleveland Center, 20th Floor, 1375 East Ninth Street, Cleveland, Ohio 44114, on the earlier of (i) July 14, 1995, and (ii) the second Business Day after the date on which all conditions to closing contained in
Article 6 have been satisfied or waived, other than conditions which by their terms are to be satisfied at the Closing, or on such other date and time as the Seller and the Purchaser shall agree (the "Closing Date").

               (b) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

               (c) From time to time and at any time, at the Purchaser's request, whether on or after the Closing Date, and without further consideration, the Seller shall, at its expense, execute and deliver such further documents and instruments of conveyance, assignment, and transfer and shall take such further reasonable actions as may be necessary or desirable, in the opinion of the Purchaser, to transfer and convey to the Purchaser all right, title and interest in and to the Shares, free and clear of any and all Liens or as may otherwise be necessary or desirable to carry out the intent of this Agreement.

2.  ADDITIONAL AGREEMENTS

          2.1. Purchaser's Access and Inspection.

               (a) The Seller shall cause S.K. Wellman to provide the Purchaser and its Representatives with access at mutually agreed upon times and during normal business hours from and after the date hereof to all of S.K. Wellman's and the Subsidiaries' (collectively, the "Companies") assets, properties, contracts, commitments, and books and records, and shall furnish such information and copies of documents concerning the business and affairs of the Companies as may be reasonably requested. The Seller shall cause the Companies and their respective Representa-tives to assist the Purchaser and its Representatives in their continuing investigation of the Companies and shall cause its and the Companies' Representatives to be reasonably available to the Purchaser and its Representatives in connection with its continuing investigation.

               (b) If the transactions contemplated herein are not consummated, then (i) the Purchaser shall return to the Seller all documents and other written information furnished by or on behalf of the Seller or the Companies to the Purchaser, and (ii) all information provided or made available to the Purchaser and its Representatives pursuant to this Paragraph 2.1 shall continue to be subject to the terms and conditions of that certain Confidentiality Agreement, dated January 6, 1995, between the Purchaser and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ").

          2.2. Cooperation. The parties shall cooperate fully with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and each party shall use its best reasonable efforts to consummate the transactions contemplated herein in a timely manner, to fulfill its obligations hereunder, and to satisfy all conditions to Closing which such party is obligated to satisfy pursuant hereto.

          2.3. Expenses. Except as otherwise provided herein, all expenses incurred by the Purchaser and the Parent in connection with the negotiation, authorization, preparation, execution and performance of this Agreement and the transactions contemplated herein shall be paid by the Purchaser and the Parent. Except as otherwise provided herein, all expenses incurred by the Seller and the Companies in connection with the negotiation, authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by the Seller and shall not be paid from any of the assets of the Companies.
          2.4. Brokers. Except for DLJ, who has acted on behalf of the Companies and who shall be paid by S.K. Wellman, and for Bowles Hollowell Conner & Co., who has acted on behalf of the Purchaser and who shall be paid by the Purchaser, each party represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated herein and agrees to indemnify the other party from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

          2.5. Publicity. All press releases and other public announcements respecting the subject matter hereof shall be made only with the mutual agreement of the parties hereto, except as may be required by law or any listing agreement with a national securities exchange or quotation system in which event the press release or other announcement shall, if the circumstances permit, be made available, reasonably in advance of its public distribu-tion, to the party not required to make the release or other announcement.

          2.6. Employment Agreements. Prior to the Closing or the termination of this Agreement, the Purchaser shall be entitled to discuss with all members of each Company's management team matters relating to such persons' ongoing employment with the Companies following the consummation of the transactions contemplated by this Agreement. If this Agreement is terminated, the Purchaser shall immediately suspend all such discussions, and for a period of one year from and after the date of termination of this Agreement for any reason, neither the Purchaser nor the Seller shall, and neither shall permit its respective Representatives to, directly or indirectly, solicit or induce to leave employment with the other party or, in the case of the Purchaser, any of the Companies, anyone who is or was, at any time during the period from the date of this Agreement to the date of termination of this Agreement, an employee of the other party or, in the case of the Purchaser, any of the Companies, whether or not such employment is at will.

          2.7. Actions by the Seller.

               (a) The Seller represents and warrants that (i) its Board of Directors has, by resolution duly adopted by the unanimous vote of all directors present at a meeting duly held, (A) approved and adopted this Agreement and the transactions contemplated hereby, (B) resolved, subject to the exercise of its fiduciary duties, to recommend at all times prior to and including the Seller's Meeting that the Seller's shareholders approve the sale of the Companies and adopt this Agreement and the transactions contemplated hereby, and (C) determined that this Agreement and the transactions contemplated hereby are in the best interest of the Seller and its shareholders, and (ii) DLJ has rendered to the Board of Directors of the Seller its written opinion, dated as of the date hereof, to the effect that the Purchase Price is fair to the Seller from a financial point of view. The Board of Directors, acting on behalf of the Seller, may withdraw, modify or change its recommendation regarding this Agreement, or recommend any other offer or proposal, only if (i) the Board determines in good faith, after consulting with its financial advisor, that such withdrawal, modification, change or recommendation is likely to result in a superior financial transaction for the Seller and its shareholders and (ii) outside counsel for the Seller provides a written opinion to the Board of Directors to the effect that the failure to take such actions would subject the Seller's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws.

               (b) As promptly as practicable, the Seller shall prepare and file a preliminary proxy statement with the SEC containing the recommendation of the Board of Directors of the Seller, use all reasonable efforts to have such proxy statement cleared by the SEC, and disseminate a final proxy statement (the "Proxy Statement") containing such recommendation as required by Rule 14a-3 promulgated under the Exchange Act. The Seller and the Purchaser agree to correct promptly any information provided by either of them for use in the Proxy Statement that shall have become false or misleading.

               (c) The Seller shall promptly take all action necessary in accordance with Georgia law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Seller's Meeting") to consider and vote upon the approval and adoption of this Agreement and the sale of the Shares. The Seller's Meeting shall be scheduled for a date no later than July 14, 1995, which date may be postponed so long as the Seller is in compliance with its obligations in Paragraph 2.7(b) above. Except in accordance with the standards set forth in Paragraph 2.7(a), the Seller shall use its best efforts to solicit from its shareholders proxies in favor of the sale of the Shares, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Georgia law to effect the sale of the Shares.

               (d) The Seller shall cause each member of its Board of Directors to execute and deliver to the Purchaser as promptly as practicable an irrevocable proxy in favor of the Purchaser with respect to all shares of Seller stock which such member is entitled to vote at the Seller's Meeting. The Purchaser agrees to vote all such shares of Seller stock in favor of any matters presented at the Seller's Meeting that are recommended by the Seller's Board of Directors, except that the Purchaser shall not be required to vote such shares in favor of any transaction competing with the transaction contemplated herein.

          2.8. Employee Benefit Plans. Except as may be required by Law or as may be deemed to be in the best interest of the Companies, as determined in good faith by the Board of Directors of the Purchaser, based on all relevant information that is reasonably available, the Purchaser shall assure that the Companies continue for at least three months after the Closing to provide employees thereof with benefits which are substantially the same or similar to those provided under the employee benefits plans, programs, and similar arrangements of the Companies as listed in Schedules 3.14(a) and (d).

          2.9.  No Solicitation or Transactions.   The Seller shall
not, directly or indirectly, through any Representative or otherwise, solicit or encourage the submission of proposals or offers from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Seller or any of the Companies or any business combination with the Seller or any of the Companies, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any effort by any other Person to attempt to do or seek to do any of the foregoing, unless and only if the Board determines in good faith, after consulting with its financial adviser, that participating in such discussions or negotiations or furnishing information to any Person may result in a superior financial transaction for the Seller and its shareholders and outside counsel for the Seller provides a written opinion to the Board of Directors to the effect that the failure to take such actions would subject the Seller's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws. The Seller shall immediately notify the Purchaser of any communication from any Person with respect to any of the foregoing. The Seller shall immediately cease any existing discussions or negotiations with any parties conducted prior to the date hereof with respect to any of the foregoing.

          2.10.  Intentionally Omitted.

          2.11. Termination Fee. Anything herein to the contrary notwithstanding, if this Agreement is terminated, then the Seller shall pay to the Purchaser a termination fee of Two Million U.S. Dollars (U.S. $2,000,000)in consideration of the costs and expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement; provided, however, that no payment shall be made to the Purchaser pursuant to this Paragraph 2.11 if
(i) the Purchaser shall have breached in any material respect or failed to perform in any material respect any obligation or covenant contained in this Agreement, (ii) the Agreement is terminated pursuant to Paragraph 10.1(a), (iii) the Agreement is terminated pursuant to Paragraph 10.1(b) when the Seller has not failed to fulfill any obligation hereunder which is the cause of, or results in the failure of, the Closing to occur on or before September 30, 1995, or (iv) the Agreement is terminated pursuant to Paragraph 10.1(d) unless such termination arises as a result of or is caused by the Board of Directors of the Seller having withdrawn or modified its approval or recommendation that the shareholders of the Seller adopt and approve this Agreement and the sale of the Shares; and provided, further if this Agreement is terminated by the Purchaser pursuant to Paragraph 10.1(e), then the Seller shall pay to the Purchaser the actual expenses of the Purchaser up to SIX HUNDRED THOUSAND DOLLARS ($600,000). For purposes hereof, "actual expenses" shall include all reasonable legal, accounting, environ-mental engineering, financing commitment, travel and other out-of-pocket expenses, in each case that are actually incurred in connection with the negotiation of this Agreement or any efforts to consummate the transactions contemplated hereby and for which invoices or other substantiating documentation reasonably satisfac-tory to the Seller has been provided to the Seller upon request by the Seller.

          2.12. Intercompany Receivable. The Seller and the Purchaser each acknowledge and agree that the intercompany receivable shown on S.K. Wellman's December 31, 1994 Balance Sheet will either be forgiven by S.K. Wellman in its entirety or repaid (regardless of the then current balance) prior to the Closing, so that on the Closing Date there will be no intercompany receivable or debt between the Seller and S.K. Wellman.

          2.13.  Tax Matters.

               (a) Each of the Seller and the Purchaser shall cooperate with the other in making a joint election pursuant to Sections 338(g) and 338(h)(10) of the Code (the "Section 338(h)(10) Election") to treat the acquisition of the Shares as an acquisition of S.K. Wellman's assets effective as of the Closing Date. The Purchaser and the Seller shall cooperate in the timely preparation and filing of Internal Revenue Service Forms 8023 and 8023-A, and any similar requirements imposed by any state or local government to give effect to the foregoing election for state or local income tax purposes. Each party shall also provide the other with any assistance reasonably requested by the other in making the
Section 338(h)(10) Election.
               (b) The Seller shall pay all Taxes of the Seller and S.K. Wellman arising directly from the deemed sale of assets pursuant to Section 338(h)(10) of the Code. The Seller shall also pay all Taxes with respect to the sale of the Shares pursuant to this Agreement in the event that any Government (i) does not provide or recognize the Section 338(h)(10) Election, or (ii) does not apply its provisions corresponding to Section 338(h)(10) of the Code to the sale of the Shares. The Purchaser shall not, nor shall it permit any of the Companies to, file any Tax return affecting the Seller's obligation pursuant to this Paragraph 2.13(b) without the prior written consent of the Seller, which shall not be unreasonably withheld or delayed.

               (c) The Purchaser acknowledges and agrees that it shall be solely responsible for all Taxes arising from the operation of the Companies' business, including, without limita-tion, all foreign, state and local income Taxes with respect to calendar year 1995 which are not due and payable prior to the Closing Date; provided, however, that anything herein to the contrary notwithstanding, the Purchaser shall not be responsible for any Taxes which constitute Indemnified Losses pursuant to a breach of any representation or warranty contained herein.

               (d) The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records, computer files and personnel) and assistance relating to the Companies as is reasonably necessary for the filing of any return, for the preparation for any audit, or for the prosecution or defense of any Action with respect to Taxes. The Seller and the Purchaser agree to retain or cause to be retained all books, records and computer files pertinent to the Companies until the applicable period for assessment under all applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Government. For a period of eight years after the Closing Date, the Purchaser shall, and shall cause the Companies to, give the Seller reasonable notice prior to transfer-ring, discarding or destroying any such books, records or computer files relating to Tax matters, and if the Seller so requests, the Purchaser shall, or shall cause the Companies to, allow the Seller to take possession of such books, records and computer files. The Purchaser and the Seller shall cooperate with each other in the conduct of any audit or other proceeding involving the Companies for any Tax purpose and shall each execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Paragraph 2.13(d).

               (e) After the Closing Date, upon the request of the Seller, the Purchaser shall, and shall cause the Companies to, assist the Seller in preparing any financial statements with respect to the Companies.

               (f) Without the prior written consent of the Seller, the Purchaser shall not file any amended Tax return increasing liability for any Taxes to the extent that such increased liability would increase the Seller's obligations under
Article 7.
               (g) At the Closing, the Seller shall deliver to the Purchaser an estimated consolidated Balance Sheet of the Companies as of the Closing Date. The Seller and the Purchaser shall mutually agree on an allocation of the Purchase Price among the Companies' assets as soon as possible after the Closing Date, but in no event later than thirty (30) days thereafter. The parties agree that the allocation shall be used by them and respected for all tax purposes.

          2.14.  Noncompete and Confidentiality.

               (a) For a period ending three years after the Closing Date, the Seller shall not, without the prior written consent of the Purchaser, engage in a business which competes with the current business of the Companies, directly or indirectly, as an owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device; nor shall the Seller for such period solicit orders, directly or indirectly, from any customer of the Companies for any product substantially similar to those currently sold or distributed by the Companies, as an owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device.

               (b) The Seller acknowledges that it, the Companies and their respective Representatives have had access to confiden-tial information of the Purchaser. The Seller covenants and agrees that for the period ending five years after the Closing Date, it shall not, and shall cause the Companies and the respective Representatives of the Seller and the Companies not to, use for their own behalf or divulge to any third party any confidential information or trade secrets of the Purchaser. As used herein, confidential information or trade secrets of the Purchaser shall consist of all information, knowledge or data relating to the Purchaser (including without limitation all information, financial or otherwise, relating to the Purchaser and its subsidiaries and Affiliates, customer lists, prices, manufacturing processes and trade practices) which is not in the public domain or otherwise published or publicly available. Either at the Closing or if the transactions contemplated herein are not consummated, the Seller shall return to the Purchaser all documents and other written information (and all copies thereof) furnished by or on behalf of the Purchaser to the Seller, the Companies and their respective Representatives which contain or relate to any such confidential information or trade secrets.

               (c) The Seller acknowledges that the restrictions contained in this Paragraph 2.14 are reasonable and necessary to protect the legitimate interests of the Purchaser, do not cause the Seller undue hardship, and that any violations of any provision of this Paragraph 2.14 will result in irreparable injury to the Purchaser and that, therefore, the Purchaser shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

          To induce the Purchaser and the Parent to enter into and perform this Agreement, the Seller represents and warrants to the Purchaser and the Parent as follows:

          3.1. Organization and Qualification; Subsidiaries.

               (a) S.K. Wellman is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. S.K. Wellman has full corporate power and authority to own or hold under lease its Assets and Real Property and to carry on its business as it is now being conducted.

S.K. Wellman is duly qualified or licensed as a foreign corporation in the jurisdictions listed in Schedule 3.1(a), which are all jurisdictions where such qualification or license is necessary, except where such failure would not have a Material Adverse Effect.

               (b) Schedule 3.1(b) contains a correct and complete list of each of S.K. Wellman's subsidiaries (the "Subsidiaries"), together with the jurisdiction of incorporation of each such Subsidiary, the authorized capital stock of each Subsidiary, the amount of such capital stock presently issued and outstanding, and the percentage of each Subsidiary's outstanding capital stock owned by S.K. Wellman or another Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary has full corporate power and authority to own or hold under lease its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified or licensed as a foreign corporation in the jurisdictions listed in
Schedule 3.1(b), which are all jurisdictions where such qualifica-tion or license is necessary, except where such failure would not have a Material Adverse Effect.

               (c)  The Seller has previously furnished the
Purchaser with correct and complete copies of the certificate of incorporation and bylaws (or other governing document) of each Company, as amended to date. The minute books of each Company contain an accurate record of all meetings and actions by written consent of the shareholders and board of directors (and committees thereof) of such Company since January 1, 1990.

          3.2. Ownership of Shares.

               (a) S.K. Wellman has an authorized capital stock of 250,000 common shares, par value $1.00 per share, of which 246,250 shares are presently issued and outstanding and are owned of record and beneficially by the Seller. All such issued Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding securities convertible into the capital stock or rights to subscribe for or to purchase (including, without limitation, preemptive rights), or any options for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of, or any Actions relating to, the capital stock of S.K. Wellman or any of the Subsidiaries.

               (b) Except for the Subsidiaries, none of the Companies has any interest, direct or indirect, or any commitment to purchase or otherwise acquire any capital stock or other equity interest, direct or indirect, in, or to make any loan or other investment in, any other Person.

               (c) The Seller is the sole owner of the Shares free and clear of any and all Liens of any kind whatsoever. There are no outstanding contracts, demands, commitments, or other agreements or arrangements under which the Seller is or may become obligated to sell, transfer or assign any of the Shares.

               (d) Except as set forth in Schedule 3.2, the shares of the Subsidiaries are owned by S.K. Wellman, directly or indirectly, free and clear of any and all Liens of any kind whatsoever. All issued shares of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

          3.3. Capacity; Inconsistent Obligations.

          (a) The Seller has the full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated herein and therein in accordance with their respective terms. The execution and delivery of this Agreement and the Escrow Agreement by the Seller and the consummation by the Seller of the transac-tions contemplated herein and therein have been duly authorized by all necessary corporate action on the part of the Seller, subject to the approval of the sale of the Shares and the adoption of this Agreement by the Seller's shareholders. This Agreement and the Escrow Agreement constitute the valid and legally binding obliga-tions of the Seller, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally.

               (b) Except as set forth on Schedule 3.3(b), neither the execution and delivery of this Agreement and the Escrow Agreement nor the consummation of the transactions contemplated herein and therein will (i) result in a violation of the articles of incorporation or bylaws (or other governing document) of the Seller or any of the Companies, or any Law or Order, or (ii) result in a breach of, conflict with or default under any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, lease, license, contract or other instrument or document, to which the Seller or any of the Companies is a party or by which any of them or any of their respective assets and properties, including, without limitation, the Shares, is subject or bound; nor will such actions result in (w) the creation of any Lien on any of the Shares or any of the Companies' assets or properties, (x) the acceleration or creation of any debt or other obligation of any of the Companies,
(y) the forfeiture of any material right or privilege of any of the Companies, or (z) the forfeiture of any material right or privilege of the Seller which may affect the Seller's ability to perform under this Agreement.

          3.4. Consents. The execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated herein and the performance by the Seller hereunder does not require the consent, approval or action of, or any filing with or notice to, any Government or other Person, except:
(a) pursuant to the Securities Act and the Exchange Act,
(b) approval by the Seller's common and preferred shareholders in accordance with Georgia law, (c) as set forth on Schedule 3.4, and
(d) where the failure to obtain such consent, approval or action, or to make any filing or notice, would not prevent or materially delay consummation of the transactions contemplated herein or otherwise prevent the Seller from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

          3.5. Compliance with Laws.  Except as set forth on
Schedule 3.5, the Companies' respective operations have been conducted in accordance with all applicable Laws the violation of which could have a Material Adverse Effect. Except as set forth on
Schedule 3.5, none of the Companies has received any notification of any asserted past or present failure by any Company to comply with any Law or Order, which failure could have a Material Adverse Effect.

          3.6. Possession of Franchises, Licenses, Etc. Except as set forth on Schedule 3.6, each Company possesses all franchises, certificates, licenses, permits and other authorizations from Governments and self-regulatory organizations that are necessary for the ownership, maintenance and operation of its properties and assets and the conduct of such Company's business, except for such franchises, certificates, licenses, permits and other authoriza-tions the absence of which would not have a Material Adverse Effect.

          3.7.      SEC Filings; Financial Statements.

               (a) The Seller has filed all forms, reports and documents required to be filed with the SEC through the date hereof since January 1, 1990 (the "SEC Reports"), all of which were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, on their respective filing dates, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties set forth in this Paragraph 3.7(a) shall not apply to any noncompliances, nonfilings, misstatements or omissions which are not in the aggregate material to the financial condition, results of operations or business of the Companies taken as a whole but which will not prevent or delay in any material respect the confirmation of the transactions contemplated hereby. None of the Companies is required to file any reports, statements, forms or other documents with the SEC.

               (b) Prior to the date hereof, the Seller has delivered to the Purchaser copies of S.K. Wellman's Balance Sheet as of December 31, 1994, 1993 and 1992, and Statements of Income, Retained Earnings and Cash Flows for the fiscal years then ended, together with the audit report thereon of Ernst & Young, L.L.P., independent certified public accountants. All of such financial statements (including any related notes and schedules thereto) have been or shall be prepared in accordance with GAAP throughout the periods involved (except as otherwise indicated in the notes thereto), and each does or shall fairly present either, as the case may be, the consolidated financial position of the Companies as of the respective dates thereof or the consolidated results of their operations or changes in financial position for the period indicated. As soon as available, the Seller shall deliver to the Purchaser copies of S.K. Wellman's unaudited Balance Sheets as of the end of each month from the date hereof through the Closing Date and unaudited Statements of Income, Retained Earnings and Cash Flows for the periods then ended, in the form that such financial statements are prepared in the ordinary course of the Companies' business, which statements shall be prepared in accordance with past practice and shall fairly present the consolidated financial position of the Companies as of the respective dates thereof or the consolidated results of their operations for the period indicated, subject to year-end audit adjustments.

          3.8. Liabilities. To the knowledge of the Executive Officers, none of the Companies has any material Liability, except
(i) those reflected or reserved against in the Seller's Balance Sheet for the year ended December 31, 1994, which has previously been furnished to the Purchaser, or in the Balance Sheet of S.K. Wellman as of December 31, 1994, which has previously been furnished to the Purchaser, (ii) liabilities with respect to the transactions contemplated hereby, and (iii) liabilities incurred in the ordinary course of business since December 31, 1994.

          3.9.  Assets.

               (a) Each of the Companies has good and marketable title to all of its tangible assets and personal properties (collectively, the "Owned Assets") except for those tangible assets and personal properties that are leased by it (collectively, the "Leased Assets" and together with the Owned Assets, the "Assets"), free and clear of all Liens except for: (i) those set forth on
Schedule 3.9, (ii) imperfections of title, if any, that do not materially detract from the value of the Asset subject thereto, or materially interfere with the manner in which such Asset is currently being used by the Companies, and (iii) taxes and general and special assessments not in default and payable without penalty and interest. All of the Assets are located in or on the Real Property.

               (b) Except as disclosed in Schedule 3.9, the Assets used in the ordinary course of the Business are, ordinary wear and tear excepted, in working condition consistent with the past practice at each facility of the Business.

          3.10.  Real Property.

               (a) Schedule 3.10(a)(i) identifies each parcel or tract of real property by location and legal description which is owned by the Companies, whether or not used by the Companies (collectively, the "Owned Real Property"). Schedule 3.10(a)(ii) identifies each parcel or tract of real property by address leased by the Companies (whether or not used by the Companies) from any other Person (collectively, the "Leased Real Property" and together with the Owned Real Property, the "Real Property"). The Real Property constitutes all of the real property necessary to conduct the Companies' business as currently being conducted.

               (b) The Companies have good and marketable title to all of the Owned Real Property, free and clear of all Liens, except for (i) those items set forth on Schedule 3.10(b), (ii) imperfec-tions of title, if any, that do not materially detract from the value of the property subject thereto, or materially interfere with the manner in which such property is being used by the Companies, and (iii) taxes and general and special assessments not in default and payable without penalty and interest.

               (c)  All agreements with respect to leases,
easements, rights of way, and other non-fee simple interests granted to the Companies in the Leased Real Property (collectively, the "Real Property Leases") are listed in Schedule 3.10(c). The interest of each Company in and under each of the Real Property
Leases is free and clear of any defects, claims or Liens and subject to no present Action or threatened Action. True and correct copies of each of the Real Property Leases have been provided by the Companies to the Purchaser.

               (d) Each Company is lawfully in possession of all of its Leased Real Property which is the subject of a Real Property Lease and with respect to which such Company is a tenant or lessee or has been granted a possessory interest in such Leased Real Property, and all conditions precedent to the obligation of such Company to take possession and continue to occupy all Leased Real Property have been fulfilled.

               (e) Except as set forth on Schedule 3.10(e), to the knowledge of the Executive Officers, there is no defect in the condition of any building, structure or improvement located on the Real Property, including but not limited to, defects or water leakage or damage in the buildings, defects in any fixtures and appliances, heating and air-conditioning systems and septic tanks or defects in other improvements, other than defects that do not or would not cause a Material Adverse Effect.

               (f) No notice has been received by the Seller or any of the Companies of (i) any violation or claimed violation of any building, zoning or other Laws relating to ownership or use of the Real Property, (ii) any pending or threatened condemnation or similar proceedings affecting the Real Property or (iii) of special real estate Tax assessments.

          3.11. Litigation. Except as set forth in the SEC Reports or in Schedule 3.11, there are no Actions pending or, to the knowledge of the Executive Officers, threatened against any of the Companies or against the Seller with respect to any of the Companies. None of the Companies is subject to any outstanding Order.

          3.12.  Taxes.

               (a) Except as disclosed in Schedule 3.12, all Taxes due and payable by the Seller and the Companies with respect to all periods prior to and through the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged and there are not and will not be any unpaid Taxes, with respect to any period prior to and through the Closing Date, which are or could become a lien on the Shares, the Real Property or the Assets, except for current Taxes not yet due and payable. Such current Taxes not yet due and payable shall be accrued on S.K. Wellman's balance sheet through the Closing Date in accordance with past practice.

               (b)  Schedule 3.12 lists all federal, state,
provincial, local and foreign income Tax returns filed by the Seller and the Companies for the three tax years ending
December 31, 1993, indicates those income Tax returns that have been examined by the appropriate Government, and indicates those income Tax returns that are currently the subject of examination by the appropriate Government. The Seller has delivered to the Purchaser (i) copies of all income Tax returns filed by the Companies for the three tax years ending December 31, 1993, and
(ii) examination reports, statements of deficiency, and similar reports issued by the appropriate Government with respect to such tax years.

               (c) Except as disclosed in Schedule 3.12, none of the Companies or the Seller has agreed to any extension of time with respect to the assessment of any Taxes. Except as disclosed in Schedule 3.12, none of the Companies or the Seller is a party to any income Tax allocation or sharing agreement. Except as disclosed in Schedule 3.12, none of the Companies has been a member of an affiliated group (as defined in Code Section 1504) filing a consolidated federal income Tax return (other than an affiliated group the common parent of which was the Seller).

               (d) The Seller is not a nonresident alien, individ-ual, foreign person or foreign corporation for purposes of the
provisions of Code Sections 871, 882 or 1445.   On or before the
Closing Date, the Seller shall execute and deliver to the Purchaser a "qualifying statement" as defined in Code Section 1445(b)(4) or an affidavit of non-foreign status described in Code Section 1445(b)(2).

          3.13. Employment and Labor Matters. Except as set forth on Schedule 3.13, (i) none of the Companies is a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, (ii) no union or other collective bargaining unit has been certified or recognized by any of the Companies as representing any employee, nor, to the knowledge of the Executive Officers, is any organizing activity involving the Companies pending or threatened by any labor organization or group of employees of the Companies, (iii) there are no controversies pending or, to the knowledge of the Executive Officers, threatened between any of the Companies and any labor union or collective bargaining unit representing, or seeking to represent, any of their respective employees, (iv) there are no strikes, work stoppages, slowdowns, or lockouts, or any matters relating to the Companies pending before the National Labor Relations Board or foreign Government, and (v) no Company has received a notice that there has been an attempt by any union or other labor organization to organize any of such Company's employees at any time since January 1, 1990. Except as set forth on Schedule 3.13, none of the Com-panies has failed to comply with any applicable Laws relating to wages, hours, health and safety (including, without limitation, the Occupational Safety and Health Act of 1978, as amended), payment of social security withholding and other taxes, maintenance of workers' compensation insurance, labor and employment relations and employment discrimination.

          3.14.  Employee Benefit Matters.

               (a) Schedule 3.14(a) lists all plans, programs, payroll practices and similar arrangements (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies) maintained by or on behalf of the Seller or any of the Companies since January 1, 1992 that provide benefits or compensa-tion to, or for the benefit of, current or former employees of the Companies ("Plan" or "Plans"). Correct and complete copies of each Plan document, summary plan description, related trust agreements or annuity contracts (or any other funding instruments) listed in
Schedule 3.14(a), the most recent determination letter issued by the Internal Revenue Service with respect to each Qualified Plan, each IRS Form 5500 series annual filing required to be filed with any governmental agency for each Plan for the three most recent plan years and all actuarial reports prepared for the last three plan years of each Plan, other than an "individual account plan," have heretofore been delivered by the Seller to the Purchaser.

               (b)  With respect to each Plan (other than a
Multiemployer Plan), to the knowledge of the Executive Officers, except as set forth on Schedule 3.14(b): (i) no Action is pending or threatened involving such Plan; (ii) such Plan has been administered and operated substantially in compliance with, and has been amended to comply with all applicable Laws; (iii) such Plan has been administered and operated only in the ordinary and usual course and substantially in accordance with its terms; (iv) as regards Plans which are still in existence, each of the Plans which are employee pension benefit plans within the meaning of Section 3(2) of ERISA are intended to qualify under Section 401 of the Code ("Qualified Plans") and nothing concerning the qualification of any such Qualified Plan has occurred with respect to the plan operation which could cause the loss of such qualification or the imposition of any liability, penalty, or tax under ERISA or the Code; (v) as regards any Plan which has been terminated, each of the Plans which are employee pension benefit plans within the meaning of Section 3(2) of ERISA are intended to qualify under Section 401 of the Code and nothing substantial concerning the qualification of any such Plan has occurred with respect to the plan operation which could cause the loss of such qualification or the imposition of any liability, penalty, or tax under ERISA or the Code; and (vi) all reports required by any governmental agency with respect to each Plan have been timely filed.

               (c) With respect to each Plan which is subject to ERISA (other than any Multiemployer Plan), to the knowledge of the Executive Officers, such Plan has not at any time been involved in a transaction which would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or a class or adminis-trative exemption issued by the Department of Labor, and has not been involved in a breach of fiduciary duty under Section 404 of ERISA.

               (d)  Each Plan which covers, or is intended
primarily to cover, only employees who are located in a country other than the United States (each such Plan being referred to herein as a "Foreign Plan") is listed on Schedule 3.14(d) and, to the knowledge of the Executive Officers, each Foreign Plan has been funded, administered, and operated substantially in compliance with the Laws of the jurisdiction(s) to which it is subject.

               (e) To the knowledge of the Executive Officers, neither the Companies nor any member of the controlled group of corporations or businesses of which they are part have taken, or intend to take, any action and no event has occurred which has resulted or could reasonably be expected to result in assessment of withdrawal liability under Title IV of ERISA.

               (f) The Companies have paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Plan and each plan year thereof for which such premiums are required. To the knowledge of the Executive Officers, there has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations of the PBGC under that section) with respect to any Plan subject to Title IV of ERISA. No liability to the PBGC has been incurred by the Seller or any ERISA Affiliate on account of any termination of a Plan subject to Title IV of ERISA. Except as disclosed on Schedule 3.14(f), no filing has been made by the Seller (or any ERISA Affiliate) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan subject to Title IV of ERISA maintained, or wholly or partially funded, by the Seller (or any ERISA Affiliate). Neither the Seller nor any ERISA Affiliate has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (iii) ceased making contribution on or before the date of the Closing to any Plan subject to Section 4064(a) of ERISA to which the Seller (or any ERISA Affiliate) made contributions during the five years prior to the date of the Closing.

               (g) Except as disclosed on Schedule 3.14(g), neither the Seller nor any other trade or business (whether or not incorporated) which is under common control with the Seller or is treated as a single employer with the Seller under Section 414(b),
(c) or (m) of the Code ("ERISA Affiliate") has maintained, contributed to or has been obligated to contribute to any defined benefit pension plans subject to the provision of Title IV of ERISA, other than multiemployer plans (as defined in ERISA Section 3(37)) ("Multiemployer Plans") which Multiemployer Plans are clearly identified in separate categories on Schedule 3.14(g).

               (h) The most recent IRS Form 5500 series annual filing for each Qualified Plan subject to Title IV of ERISA contains an accurate description of the financial status of each such Qualified Plan and there have been no adverse changes since the most recent forms provided with respect to each such Qualified Plan.
               (i) All contributions and premiums required by Law or by the terms of any Plan or any agreement relating thereto have been timely made.

          3.15. Proxy Statement. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation is made by the Seller with respect to any information supplied by the Purchaser or any Affiliate of the Purchaser in writing to the Seller specifically for inclusion in the Proxy Statement.

          3.16.  Environmental Matters.

               (a) Except as disclosed by the environmental audits and reports listed on Schedule 3.16(a)(i), true and complete copies of which have been delivered to the Purchaser, or as otherwise set forth on Schedule 3.16(a)(ii), to the knowledge of the Executive Officers, the Companies have been and continue to be in substantial compliance with all applicable Environmental Laws, including without limitation all Environmental Laws requiring the obtaining of, and complying with, permits, licenses, approvals and authoriza-tions. Schedule 3.16(a)(i) identifies, with respect to the Real
Property: (i) all environmental audits, assessments or occupational health studies, of which the Seller or any of the Companies has a copy, undertaken by, or at the direction of, the Seller, any of the Companies, any Government or any predecessor in interest since January 1, 1990; (ii) the results of the most recent analyses of water (including groundwater analyses), soil, air or asbestos samples, of which the Seller or any of the Companies has a copy, where non-compliance or contamination is indicated; and (iii) the most recent inspection of each of the Companies' operating facilities by the Environmental Protection Agency or other relevant environmental authority. The Seller has previously furnished the Purchaser with correct and complete copies of all written communi-cations with environmental agencies relating to issues of noncom-pliance.

               (b) Except as set forth on Schedule 3.16(b), there are no pending or, to the knowledge of the Executive Officers, threatened Actions or any outstanding Orders against or involving any of the Companies relating to Hazardous Materials, any Release, any Environmental Law or any permits, licenses, approvals or operating authorizations under any Environmental Law. All Actions and Orders against or involving any of the Companies which occurred during such Company's ownership or operation of the Real Property relating to any Environmental Law, Release or Hazardous Materials are described in Schedule 3.16(b).

               (c) Except as set forth on Schedule 3.16(c), to the knowledge of the Executive Officers, no underground storage tanks or above ground storage tanks are or at any time have been located on or in the Real Property.

               (d) Except as disclosed on Schedule 3.16(d), where required by an applicable Environmental Law, the Companies have, to the knowledge of the Executive Officers, reported promptly to the appropriate authority or authorities each unauthorized Release of any Hazardous Substance at any of the Real Property, or to the actual knowledge of the Executive Officers, any facility leased, owned, used or operated by any of the Companies' predecessors in interest. Each such reported unauthorized Release of any Hazardous Substance is also disclosed in Schedule 3.16(d).

               (e) Except as disclosed in Schedule 3.16(e), to the knowledge of the Executive Officers, neither the Companies nor, to the actual knowledge of the Executive Officers, any predecessor in interest has disposed, treated, or arranged for the storage, disposal or treatment of, any Hazardous Substance or other waste at a site or location or has leased, used, or owned a site or location which, pursuant to any Environmental Law: (i) has been placed on the National Priorities List (as such list is available on Westlaw as of the date hereof) or its state or foreign equivalent; (ii) the Environmental Protection Agency or relevant state or foreign authority has proposed, or is proposing, to place on the National Priorities List or state or foreign equivalent; or (iii) is on any state Comprehensive Environmental Response Compensation Liability Information System List. Except as disclosed in Schedule 3.16(e), to the knowledge of the Executive Officers, neither the Companies nor, to the actual knowledge of the Executive Officers, any predecessor in interest is on notice of, or subject to a claim, administrative order or other demand either to take "removal" or "remedial" action as those terms are defined by any applicable Environmental Law or to reimburse any person who has taken "removal" or "remedial" action in connection with any site. Except as disclosed in Schedule 3.16(e), to the knowledge of the Executive Officers, neither the Companies nor, to the actual knowledge of the Executive Officers, any predecessor in interest has leased, used or owned a site or location which, pursuant to any Environmental Law, has filed with the appropriate governmental authority (or has had filed with respect to it) notification of hazardous waste generator activities. Except as disclosed in Schedule 3.16(e), to the actual knowledge of the Executive Officers, neither the Companies nor any predecessor in interest has disposed, treated, or arranged for the storage, disposal or treatment of any Hazardous Substance or other waste at a site or location which, pursuant to any Environmental Law, has filed with the appropriate governmental authority (or has had filed with respect to it) notification of hazardous waste generator activities.

               (f) All representations and warranties made by the Seller relating to environmental matters, including, without limitation, compliance with all Environmental Laws, obtaining and complying with all permits, licenses, approvals, and operating authorizations regarding environmental matters; Actions and Orders regarding environmental matters; Hazardous Materials, Hazardous Substances, and Releases; and the presence of underground storage tanks are made solely and exclusively in this Paragraph 3.16.

          3.17.  Intellectual Property Rights.

               (a) Schedule 3.17 contains a correct and complete list of all trademarks, service marks, trade names, trade secrets, inventions, devices, computer programs (other than off-the-shelf and shrinkwrap software), patents, patent applications, and copyrights and all improvements thereof and all registrations and applications thereof (collectively, the "Intellectual Property") currently used, owned or licensed to or by any of the Companies which is valuable in the operation of the Companies' business and, with respect to each (i) patent or patent application, identifies the date(s) and jurisdiction(s) in which the patent was granted or applied for and the number of such patent or application, (ii) non-patented invention, device or computer program, indicates whether any of the Companies has sought any advice as to the patentability of the same (in each such case, summarizing such advice), and
(iii) trade secret, indicates the measures which have been taken to protect the secrecy of the item. The Seller has provided the Purchaser with true and complete copies of the documents evidencing the Intellectual Property. The Companies have the means, rights and information required to manufacture, sell, offer for sale and use the items and perform the services as presently being manufac-tured, sold, offered for sale, used or performed by the Companies, and have the right to do the foregoing without incurring any liability for license fees or royalties (except as disclosed on Schedule 3.17) or any claims of infringement of patents, trade secrets, copyrights, trademarks, service marks, or other propri-etary rights of any Person. None of the Companies is a party to, either as licensor or licensee, and is not bound by or subject to, any license agreement for any Intellectual Property, except as described in Schedule 3.17. True and correct copies of each such agreement have been provided by the Companies to the Purchaser. To the knowledge of the Executive Officers, there are no rights of third parties, or rights claimed by third Persons to exist, with respect to any Intellectual Property which would have a Material Adverse Effect.

               (b) To the knowledge of the Executive Officers, the Companies have not interfered with, infringed upon or misappro-priated any intellectual property rights of any other Person, and none of the Companies has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringe-ment or misappropriation. To the knowledge of the Executive Officers, no Person has interfered with, infringed upon or misappropriated any of the Intellectual Property.

          3.18. Insurance. Schedule 3.18 contains a correct and complete list and description of all policies of insurance currently maintained by the Companies, all of which are, and will be maintained through the Closing Date, in full force and effect. The Companies have delivered to the Purchaser a correct and complete copy of each such insurance policy. All premiums due thereon have been paid, and the Companies have not received any notice of cancellation with respect thereto. Schedule 3.18 also lists and describes all occurrences which may form the basis for a claim in excess of $50,000 by or on behalf of the Companies under any such policy; and, to the knowledge of the Executive Officers, the Companies have timely given notice of all such occurrences to the appropriate insurer and have not waived (either intentionally or inadvertently) their right to make the related claim under any such policy.

          3.19.  Customers and Suppliers; Company Contracts.

               (a) Schedule 3.19(a)(i) sets forth the names and addresses of any suppliers of significant goods or services to each Company (other than public utilities) with respect to which practical alternative sources of supply are not readily available or from which any facility owned or used by one of the Companies purchased at least One Hundred Thousand United States Dollars (U.S. $100,000) (or the equivalent in any other currency) in goods or services in calendar year 1994 (collectively, the "Significant Suppliers"), and Schedule 3.19(a)(ii) sets forth the names and addresses of each customer of each Company that purchased at least Two Hundred Fifty Thousand United States Dollars (U.S. $250,000) (or the equivalent in any other currency) in goods or services from such Company in calendar year 1994 (collectively, the "Significant Customers"). Except as disclosed in Schedule 3.19(a)(iii), the Executive Officers are not aware that (i) any Significant Supplier or Significant Customer intends to discontinue or substantially diminish or substantially adversely change its relationship with the Companies or the terms thereof, or (ii) any Significant Supplier has notified any of the Companies of any pending increase in prices or charges for goods or services presently supplied. Neither the Seller nor any of the Companies is required to provide bonding or any other security agreements in connection with any transactions with any of the current customers or suppliers of any of the Companies.

               (b)  Schedule 3.19(b) identifies each of the written

or, to the knowledge of the Executive Officers, oral contracts, agreements and commitments (collectively, the "Company Contracts"):
(i) with each Significant Supplier and Significant Customer; (ii) for the employment of any officer or employee of the Companies;
(iii) providing for the services of dealers, distributors, sales representatives or similar representatives in connection with the business of the Companies; (iv) containing any covenants by or binding any of the Companies not to compete or to abide by any confidentiality agreement; or (v) that is material to the business of the Companies taken as a whole. The Seller has heretofore delivered a true and complete copy of each of the written Company Contracts to the Purchaser; provided, that all pricing information has been redacted from all Company Contracts with Significant Suppliers and Significant Customers.

               (c) All of the Company Contracts have been entered into in the ordinary course of the Companies' business, are valid and enforceable in all material respects in accordance with their terms, are in full force and effect, and, assuming all consents to assignment thereof that are described in Schedule 3.4 are received, will continue to be valid and enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated herein. There are no existing defaults, events of default or events which, with the giving of notice or lapse of time or both, would constitute a default or event of default by any Company under any Company Contract or Real Property Lease and, to the knowledge of the Executive Officers, the other party to each Company Contract is not in default thereunder and there exists no event of default or event which, with the giving of notice or lapse of time or both, would constitute a default or event of default by such party under any Company Contract.

          3.20. Government Reports. Schedule 3.20 contains a correct and complete list, and the Companies have previously furnished the Purchaser with correct and complete copies of, all material reports (other than Tax returns and SEC Reports), if any, filed since January 1, 1993, by the Companies with any Government or self-regulatory organization.

          3.21. Agreements and Transactions with Affiliates. Except as set forth in Schedule 3.21, none of the Companies are directly or indirectly a party to any contract, agreement or lease with, or any other commitment to, the Seller or any Affiliate of the Seller. Other than the Companies, the Seller has no direct or indirect interest in any Person involved in any business which is competitive with the business of the Companies.

          3.22. Absence of Changes. Except as expressly provided for in this Agreement or as set forth in Schedule 3.22, since
December 31, 1994:

               (a)  there has been no Material Adverse Effect;

               (b) the business of each Company has been operated in the ordinary course and consistent with its prior practices;

               (c) the books, accounts and records of each Company have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years and in accordance with GAAP; and, except as required by GAAP, there has been no change by any Company in accounting methods, principles or practices;

               (d) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of any Company, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the capital stock or other securities of any Company;
               (e)  there have been no amendments or other
corporate actions either having the effect of an amendment increasing past or future contributions of any kind whatsoever to any Plan of any Company or increasing past or future benefit obligations of any kind whatsoever under any Plan of any Company;

               (f) none of the Companies has entered into any agreement, contract, lease or license outside the ordinary course of business; and

               (g) there has been no any cancellation of any debts or receivables owed to or claims held by the Seller or any of the Companies with respect to any of the Companies.

          3.23. Warranties. A description or copies of the forms of all express written warranties and disclaimers of warranties used during the past three years with respect to products or services of the Companies are set forth in Schedule 3.23.

          3.24. Inapplicability of Hart-Scott-Rodino Act. The total assets and annual net sales of the ultimate parent entity in which the Seller is included do not exceed $100,000,000, all as determined pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the rules promulgated thereunder, and the Federal Trade Commission staff's formal and informal interpreta-tions thereof.
4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

          As an inducement to the Seller to enter into and perform this Agreement, the Parent and the Purchaser hereby represent and warrant to the Seller as follows:

          4.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Parent is a corporation organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2.  Authorization; No Inconsistent Agreements.

               (a) The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform and comply with this Agreement and the Escrow Agreement in accordance with their respective terms. All corporate proceedings required to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the Escrow Agreement have been properly taken, and this Agreement and the Escrow Agreement constitute the valid and legally binding obligations of the Purchaser, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement and the Escrow Agreement, nor the consummation of the transactions contemplated herein or therein will (i) result in a violation of the articles of incorporation or code of regulations (or other governing document) of the Purchaser or any applicable Law or Order, or (ii) result in a breach of, conflict with or default under any contract or other instrument to which the Purchaser is a party or by which any of the assets of the Purchaser is subject or bound, or will result in the creation of any Lien on any of the assets of the Purchaser or acceleration of any debt, except as contemplated by the Secured Credit Agreement among the Purchaser, Friction Products Co., Logan Metal Stampings, Inc., and Household Commercial Financial Services, Inc., dated March 14, 1989, as amended through the date hereof, and all agreements related thereto.

               (b)  The Parent has full corporate power and
authority to execute and deliver this Agreement and to perform and comply with this Agreement in accordance with its terms. All corporate proceedings required to be taken by the Parent to authorize the execution, delivery and performance of this Agreement have been properly taken, and this Agreement constitutes the valid and legally binding obligation of the Parent, subject to general equity principles, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganiza-tion, fraudulent conveyance or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will (i) result in a violation of the certificate of incorporation or bylaws of the Parent or any applicable Law or Order, or (ii) result in a breach of, conflict with or default under any contract or other instrument to which the Parent is a party or by which any of the assets of the Parent are subject or bound, or will result in the creation of any Lien on any of the assets of the Parent or acceleration of any debt, except as contemplated by the Secured Credit Agreement among the Purchaser, Friction Products Co., Logan Metal Stampings, Inc. and Household Commercial Financial Services, Inc. dated March 14, 1989, as amended through the date hereof, and all agreements related thereto.

          4.3. Consents.

               (a) The execution and delivery of this Agreement and the Escrow Agreement by the Purchaser, the consummation of the transactions contemplated herein and therein and the performance by the Purchaser hereunder and thereunder does not require the consent, approval or action of, or any filing with or notice to, any Government or other Person, except: (i) as set forth on
Schedule 4.3; and (ii) where the failure to obtain such consent, approval or action, or to make any filing or notice, would not prevent or materially delay consummation of the transactions contemplated herein or otherwise prevent the Purchaser from performing its obligations under this Agreement.

               (b) The execution and delivery of this Agreement by the Parent, the consummation of the transactions contemplated herein and the performance by the Parent hereunder does not require the consent, approval or action of, or any filing with or notice to, any Government or other Person, except: (i) as set forth on
Schedule 4.3; and (ii) where the failure to obtain such consent, approval or action, or to make any filing or notice, would not prevent or materially delay consummation of the transactions contemplated herein or otherwise prevent the Parent from performing its obligations under this Agreement.

          4.4. Inapplicability of Hart-Scott-Rodino Act. The total assets and annual net sales of the ultimate parent entity in which the Purchaser is included do not exceed $100,000,000, all as determined pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the rules promulgated thereunder, and the Federal Trade Commission staff's formal and informal interpreta-tions thereof.

5.  CONDUCT OF THE COMPANIES' BUSINESS PENDING CLOSING

          The Seller covenants and agrees that, except as otherwise provided herein, without the prior written consent of the Purchas-er, between the date hereof and the Closing Date:

          5.1. Business in the Ordinary Course. The Companies' businesses shall be conducted only in the ordinary and usual course and consistent with prior practices, without the creation of any additional indebtedness for borrowed money, provided that (a) the Companies may each continue to draw on their existing line of credit with Barclays Business Credit, Inc. and the Italian Credit Facility in a manner consistent with their past practices, (b) the Companies may declare and pay dividends to S.K. Wellman or the Seller, as the case may be, in amounts sufficient to fund the Seller's dividend obligations on its currently outstanding shares of Series A Preferred Stock, par value $30.00 per share and interest obligations on the Seller's outstanding Variable Rate Subordinated Bonds, (c) the Companies may continue to make capital expenditures pursuant to plans set forth in Schedule 5.1, and (d) the Companies may contribute, in accordance with past practice, to the Plans and Foreign Plans identified on Schedules 3.14(a) and
(d), respectively. Other than as provided in the foregoing Paragraph 5.1(b) and pursuant to a management agreement between the Seller and S.K. Wellman which provides for monthly payments of $100,000 from S.K. Wellman to the Seller, from December 31, 1994, through the Closing Date, the Companies shall not (i) make any dividend, distribution or other payment, direct or indirect, to the Seller, (ii) redeem, convert, exchange, retire, purchase, or make any other acquisition for value, direct or indirect, of any shares of any class of stock of the Companies now or hereafter outstand-ing, or (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Companies now or hereafter outstanding. Each of the representations and warranties of the Seller contained in this Agreement and in any Schedule delivered by or on behalf of the Seller pursuant to this Agreement shall be true, complete and correct on the Closing Date. The Seller shall, and shall cause the Companies to, use their best efforts to preserve the Companies' businesses, to keep available the services of the Companies' present employees, to preserve the goodwill of the Companies' suppliers, customers and others having business relations with the Companies, and to assist the Purchaser in retaining the services of the Companies' employees after the Closing Date on terms satisfactory to the Purchaser. The Companies shall not enter into any contract nor effect any transaction with any Affiliate that is not described in Paragraph 3.21.

          5.2. No Material Changes. No action shall be taken by the Companies or the Seller which shall materially alter the organization, capitalization, financial structure, practices or operations of the Companies. Without limiting the generality of the foregoing, none of the Companies shall engage in any practice, take any action or enter into any transaction described in Paragraph 3.21.

          5.3. Supplements to Schedules. From time to time prior to the Closing Date, the Seller shall promptly supplement or amend any Schedules provided for in this Agreement: (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule; or (ii) if it becomes necessary to correct any information in any such Schedule which has become inaccurate; provided, however, that no such supplement or amendment to any Schedule shall be considered in determining satisfaction of the conditions set forth in Paragraph 6.2(a); and provided, further, that, if after such supplement or amendment, the Purchaser consummates the transactions contemplated herein, it shall automatically waive any and all claims it may have with respect to the Seller's failure to disclose on the date hereof the information contained in such supplement or amendment; provided, however, that such waiver shall not be construed as a waiver of any and all claims based on any misrepresentation or inaccuracy contained in such supplement or amendment.

          5.4. Consents to Assignment. The Seller shall use its best efforts to obtain consents to assignment for all Company Contracts which require consent to assignment and which are being transferred to the Purchaser hereunder, whether or not the Purchaser has agreed to waive such consents as a condition to Closing, including but not limited to those consents described in Paragraph 3.4.

6.  CONDITIONS TO OBLIGATIONS OF THE PARTIES

          6.1. Conditions to each Party's Obligation to Consummate the Purchase and Sale. The respective obligations of each party under this Agreement to consummate the transactions contemplated herein at the Closing is subject to the fulfillment and satisfac-tion of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part:

               (a) the Agreement and the sale of the Shares shall have been approved and adopted by the requisite vote of the shareholders of the Seller in accordance with the requirements of applicable Law;

               (b) no Forum shall have issued any Order or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated herein which Order has become final and nonappealable, and no Law shall be in effect which shall make the acquisition or holding by the Purchaser of the Shares illegal or otherwise prohibit the consummation of the purchase and sale of the Shares hereunder;
               (c) the Seller, the Purchaser and the Parent shall have performed in all material respects all of their respective obligations and covenants required to be performed and complied with by each of them under this Agreement; and

               (d) The Companies shall (with funds provided by the Purchaser), at the Closing, repay all indebtedness to Barclays Business Credit, Inc. pursuant to the Barclays Credit Agreement including, without limitation, any penalties, premiums or other amounts payable as a result of the prepayment of the loans outstanding under the Barclays Credit Agreement, and Barclays Business Credit, Inc. shall have released all the Companies and the Seller from all obligations to Barclays Business Credit, Inc. and all Liens against the Companies or the Seller or any of their capital stock and Assets, pursuant to documentation that is in form and substance reasonably satisfactory to the Seller and the Purchaser.

          6.2. Conditions to Obligations of the Purchaser. The obligation of the Purchaser and the Parent under this Agreement to consummate the transactions contemplated herein at the Closing is subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by the Purchaser and the
Parent:

               (a) the representations and warranties contained in this Agreement and in any Schedule delivered by or on behalf of the Seller pursuant to this Agreement shall be true, complete and correct in all material respects as of the date when made and at and as of the Closing Date, except to the extent made as of a specific date;

               (b)  the Seller shall have delivered to the
Purchaser a certificate executed by the Seller, dated as of the Closing Date, certifying that: (i) all of the representations and warranties made by it under this Agreement and the Schedules hereto, and in all other documents given or delivered by or on behalf of it to the Purchaser and the Parent pursuant hereto, are true, complete and correct in all material respects; and (ii) all of the covenants, obligations and conditions to be performed as of the Closing on the part of the Seller under this Agreement have been duly performed in all material respects;

               (c)  the Seller shall have delivered to the
Purchaser certificates of good standing dated within fifteen (15) days of the Closing Date with respect to the Seller and each of the Companies (other than S.K. Wellman S.p.A.) from the secretaries of state of their respective jurisdictions of incorporation and each jurisdiction where they are qualified to do business;

               (d)  the Seller shall have delivered to the
Purchaser certified copies of the certificates of incorporation and bylaws (or other governing documents) of the Seller and each of the Companies;

               (e) the Purchaser shall have received all authori-zations, consents and approvals of any Government necessary or desirable for the execution, delivery and performance of this Agreement and the Escrow Agreement, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to Governments shall have been given and all applicable waiting periods shall have expired;

               (f)  the Seller shall have delivered to the
Purchaser as soon as practicable and in no event later than the Closing Date, all authorizations, consents and approvals described in Paragraph 3.4;

               (g)  the Purchaser shall have received from
Kilpatrick & Cody, counsel to the Seller, an opinion of such counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser; and

               (h)  the Seller shall have delivered to the
Purchaser the following items relating to the Owned Real Property:
(A) all original owner's policies of title insurance in the Seller's possession, and (B) all original certified plats of survey in the Seller's possession.

          6.3. Conditions to Obligations of the Seller. The obligation of the Seller under this Agreement to consummate the transactions contemplated herein at the Closing is subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by the Seller:

               (a) the representations and warranties contained in this Agreement and in any Schedule delivered by or on behalf of the Purchaser and the Parent pursuant to this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date;

               (b) each of the Purchaser and the Parent shall have delivered to the Seller a certificate, dated the Closing Date, certifying that: (i) all of the representations and warranties made by it under this Agreement and the Schedules hereto, and in all other documents given or delivered by or on behalf of it to the Seller pursuant hereto, are true, complete and correct in all material respects; and (ii) all of the covenants, obligations and conditions to be performed as of the Closing on the part of the Purchaser and the Parent, respectively, under this Agreement have been duly performed in all material respects;
               (c) the Purchaser shall have delivered to the Seller a certificate of good standing dated within fifteen (15) days of the Closing Date with respect to the Purchaser from the Secretary of State of the State of Ohio, and the Parent shall have delivered to the Seller a certificate of good standing dated within fifteen (15) days of the Closing Date with respect to the Parent from the Secretary of State of Delaware;

               (d) the Purchaser shall have delivered to the Seller a certified copy of the articles of incorporation and code of regulations (or other governing documents) of the Purchaser;

               (e) the Seller shall have received all authoriza-tions, consents and approvals of any Government necessary or desirable for the execution, delivery and performance of this Agreement and the Escrow Agreement, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to Governments shall have been given and all applicable waiting periods shall have expired; and

               (f)  the Seller shall have received from Kohrman
Jackson & Krantz, counsel to the Purchaser and the Parent, an opinion of such counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Seller.

7.  INDEMNITIES

          th n Indemnification of the Purchaser. In accordance with and subject to the provisions of this Article 7, the Seller shall indemnify and hold harmless the Purchaser, its Affiliates, and the shareholders, officers, directors, agents and employees of the Purchaser and its Affiliates (collectively, the "Indemnitees") from and against and in respect of any and all losses, damages, liabilities, costs and expenses, including reasonable attorneys' fees and amounts paid in settlement (collectively, the "Indemnified Losses"), suffered or incurred by any one or more of the In-demnitees by reason of, or arising out of:

               (a) any misrepresentation or inaccuracy in any representation, or any breach of any warranty by, the Seller contained in this Agreement;

               (b) any misrepresentation, inaccuracy or omission in any Schedule delivered by or on behalf of the Seller pursuant to this Agreement;

               (c) any breach or nonfulfillment of any covenant or agreement of the Seller contained in this Agreement or in any Schedule delivered to the Purchaser by or on behalf of the Seller pursuant to this Agreement;

               (d) any Taxes due and payable prior to and through the Closing Date; and

               (e) any claim made by a third party alleging facts which, if true, would entitle the Purchaser to indemnification hereunder.

          7.2.  Calculation of Indemnified Loss.

               (a) Any Indemnified Loss not incurred in U.S. dollars shall be converted into U.S. dollars at the rate quoted in The Wall Street Journal, Eastern Edition, in its "Key Currency Cross Rates" column (or any successor thereto selected by the Seller in its sole and reasonable discretion) on the date on which the Indemnified Loss is incurred, or if no issue of The Wall Street Journal was published on such date, on the Business Day immediately prior to such date.

               (b) The parties shall cooperate with each other to maximize the availability of insurance coverage for any Action brought by a third party, and, if any insurance carrier for either party or the Companies agrees to defend any such third party Action, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier. The amount of any Indemnified Loss otherwise payable to an Indemnitee hereunder shall be reduced by the amount of any insurance proceeds received by such Indemnitee as compensation for the damage or loss caused by the act, omission, fact or circumstance giving rise to such loss.

          7.3.  Defense of Claims.

               (a) No claim shall be brought by any Indemnitee under this Article 7, and no Indemnitee shall be entitled to receive any payment with respect thereto, unless such Indemnitee, at any time prior to the expiration of the Survival Period, gives the Seller written notice of the existence of such claim specifying in reasonable detail the basis therefore. Failure to so provide notice shall not relieve the Seller from liability except to the extent of damages or prejudice that results from such failure. The rights of the Indemnitees to indemnification under this Article 7 shall be their sole and exclusive remedy under this Agreement and shall preclude the assertion of any other right or remedy against the Seller or any of its Affiliates by any Indemnitee arising from or in connection with this Agreement or any other document referred to herein or executed and delivered in connection herewith, other than actions for specific performance or injunctive relief.

               (b) If any Action by a third party arises after the Closing Date for which the Seller may be liable under the terms of this Agreement, then the Indemnitees shall notify the Seller within a reasonable time after such Action arises and is known to the Indemnitees, and shall give the Seller a reasonable opportunity:
(i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitees;
(ii) to take all other required steps or proceedings to settle or defend any Action; and (iii) to employ counsel acceptable to the Indemnitees to contest any such Action in the name of the In-demnitees or otherwise. The expenses of all such Actions shall be borne by the Seller and shall constitute Indemnified Losses hereunder. If the Seller wishes to assume the defense of any such Action, then it shall give written notice to the Indemnitees within 30 days after notice from the Indemnitees of such Action (unless the Action reasonably requires a response in less than 30 days after the notice is given to the Seller, in which event it shall notify the Indemnitees at least 10 days prior to such response date), and the Seller shall thereafter assume the defense of any such Action, through counsel reasonably satisfactory to the Indemnitees; provided, that the Indemnitees may participate in such defense and employ their own counsel at their own expense. Notwithstanding the foregoing, if (i) the employment of such counsel shall have been authorized in writing by the Seller, (ii) the Seller shall not have employed counsel reasonably satisfactory to such Indemnitees to have charge of the defense of such action within a reasonable time after notice of commencement of the Action, or (iii) such Indemnitees shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Seller (in which case the Seller shall not have the right to direct the defense of such action on behalf of the Indemnitee with respect to such defenses), the fees and expenses of one additional counsel shall be borne by the Seller and shall constitute Indemnified Losses hereunder.

               (c) If the Seller does not assume the defense of, or if after so assuming the Seller fails to defend, any such Action, then the Indemnitees may defend against such Action in such manner as they may deem appropriate; provided that the Seller may participate in such defense at its own expense, and provided, further that the Indemnitees may not settle such Action without the Seller's prior written consent. If no settlement of such Action is made, the Seller shall satisfy any Order rendered with respect to such Action, before the Indemnitees are required to do so, and pay all expenses, legal or otherwise, reasonably incurred by the Indemnitees in the defense of such Action, and the Seller shall promptly reimburse the Indemnitees for the amount of all expenses, legal and otherwise, reasonably incurred by the Indemnitees in connection with the defense against and approved settlement of such Action.

          7.4.  Limitation on Liability.

               (a) The Indemnitees shall not be entitled to any payments from the Seller pursuant to the provisions of any of Paragraphs 7.1, 7.2 and 7.3 hereof with respect to the reporting, payment or liability for Taxes for any period prior to the Closing Date or for a breach of the representations and warranties in Paragraph 3.12 (collectively, "Special Indemnified Losses"), unless, until and only to the extent that the aggregate of all Special Indemnified Losses exceeds Fifty Thousand United States Dollars (U.S. $50,000) (the "Tax Deductible").
               (b) The Indemnitees shall not be entitled to any payment from the Seller pursuant to the provisions of any of Paragraphs 7.1, 7.2 and 7.3 hereof unless, until and only to the extent that Indemnified Losses (including Special Indemnified Losses, but only to the extent that such Losses exceed the Tax Deductible) exceed Six Hundred Thousand United States Dollars (U.S. $600,000) in the aggregate; provided, however, that such deductible shall not apply to any Indemnified Loss suffered as a result of a breach of any representation or warranty contained in Paragraph 3.2, which shall be paid by the Seller from the first dollar of Indemnified Loss.

               (c) The maximum liability of the Seller pursuant to this Article 7 is limited to Five Million United States Dollars
(U.S. $5,000,000).

          7.5. No Liability or Contribution by the Companies. The Companies shall not have any liability to the Seller as a result of any misrepresentation or breach of representation or warranty contained in this Agreement or any Schedule delivered by or on behalf of the Seller pursuant to this Agreement, or breach of any covenant or agreement of the Seller contained in this Agreement or in any Schedule delivered to the Purchaser by or on behalf of Seller pursuant to this Agreement.

8.  SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS

          8.1. Survival. The representations, warranties and indemnities of the Seller contained in this Agreement or in any Schedule, delivered by or on behalf of the Seller pursuant to this Agreement shall survive any investigation heretofore or hereafter made by the Purchaser or its Representatives and the consummation of the transactions contemplated herein and shall continue in full force and effect for a period of fifteen months following the Closing Date (the "Survival Period") and shall thereafter be of no further force and effect; provided that the Survival Period with respect to the representations, warranties and indemnities set forth in or relating to (i) Paragraph 3.12 shall terminate only upon the expiration of the applicable statute of limitations periods, (ii) Paragraphs 3.14 and 3.16 shall terminate upon the second anniversary of the Closing, and (iii) Paragraph 3.2 shall continue in full force and effect indefinitely. Anything herein to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration, and any such extension shall apply only as to claims asserted and not so resolved within the Survival Period. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

9.  ESCROW

          9.1. Escrow Fund. To partially secure the obligations of the Seller under Article 7 and Paragraph 2.13(b) hereof, the Purchaser will, in accordance with the provisions of Paragraph 1.2 hereof, deposit , for a period of at least fifteen (15) months, an amount equal to (i) $4,000,000, plus (ii) eighty five percent (85%) of the Seller's good faith estimate of the Taxes that may arise from the deemed sale of assets pursuant to Section 338(h)(10) of the Code and that may be payable to any state or local taxing authority that does not allow the Seller to file a tax return for the portion of 1995 ending on the Closing Date (the "Escrow Fund"), with Brown Brothers Harriman & Co., or such other Person mutually agreed to by the parties (the "Escrow Agent"), to be administered in accordance with the terms and provisions of an escrow agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement").

10.  TERMINATION
          10.1. Termination for Certain Causes. This Agreement may be terminated at any time prior to the Closing by the Seller upon written notice to the Purchaser, or by the Purchaser upon written notice to the Seller, as follows:

               (a) by the mutual written consent of the Boards of Directors of the Purchaser and the Seller;

               (b) by either the Purchaser or the Seller, if the Closing has not occurred on or before September 30, 1995; provided, however, that the right to terminate this Agreement pursuant to this Paragraph 10.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in the failure of, the Closing to occur on or before such date;

               (c) by either the Purchaser or the Seller, if the Seller's shareholders fail to adopt and approve this Agreement and the sale of the Shares as required by applicable Law;

               (d) by either the Purchaser or the Seller, if (i) any Forum shall have issued any Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated herein and such Order shall have become final and nonappealable, or (ii) any Law shall be in effect which shall make the acquisition or holding of the Shares illegal or otherwise prohibit the consummation of the purchase and sale of the Shares;

               (e) by the Purchaser, if there is or has been, in the reasonable judgment of the Purchaser, a Material Adverse
Effect;

               (f) by the Purchaser, if the Board of Directors of the Seller shall have (i) withdrawn, modified or amended, in a manner adverse to the Purchaser, its approval or recommendation of this Agreement and the sale of the Shares to the Purchaser, or
(ii) approved, recommended or endorsed any proposal for the sale of the Seller, sale of the Shares, or substantially all of the assets of the Seller or Companies, other than as provided in this Agreement;

               (g) by the Board of Directors of the Seller acting on behalf of the Seller, if prior to the Closing and in accordance with the procedures set forth in Paragraph 2.7(a) the Board of Directors shall have withdrawn or modified, in a manner adverse to the Purchaser, its approval or recommendation that the shareholders of the Seller adopt and approve this Agreement and sale of the Shares in order to permit the Seller to execute a definitive agreement providing for the acquisition of the Seller or in order to approve an offer for any or all of the Shares or substantially all of the assets of the Companies (or to permit S.K. Wellman or the other Companies to enter into an agreement to sell substantial-ly all of their assets), in either case, as determined by the Board of Directors of the Seller, to be on terms more favorable to the Seller than the terms and conditions of this Agreement; or

               (h) by the Purchaser on or before April 30, 1995, if the Purchaser receives Phase I environmental assessments regarding the Real Property from Woodward-Clyde Consultants, Solon, Ohio and such reports disclose matters that were not disclosed on the audits and reports identified on Schedule 3.16(a)(i) pertaining to the Brookpark, Solon and LaVergne Real Property, which matters require remediation with a total cost, as estimated by Woodward-Clyde, of $200,000 or more; provided that the Seller may elect to cause such remediation to be effected at its sole expense at or prior to the Closing or on such other schedule as is mutually satisfactory to the Purchaser and the Seller; and provided, further, that any such remediation must be completed in a manner reasonably satisfactory to the Purchaser.

          10.2. Procedure on and Effect of Termination. Pursuant to Paragraph 10.1 hereof, written notice of termination shall be given to each other party by the party electing to terminate, and this Agreement shall terminate upon the giving of such notice, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, the obligations to consummate the transactions contemplated herein shall terminate and there shall be no liability or continuing obligation on the part of any party hereto or their respective Representatives other than as stated above in this Paragraph 10.2, provided that nothing herein shall relieve any party from any liability under the terms and conditions of this Agreement for any willful breach thereof prior to any such termination. Notwithstanding the foregoing, the obligations of the parties pursuant to Paragraphs 2.1(b), 2.3, 2.4, 2.5, 2.6 and 2.11 shall survive any such termination.

11.  MISCELLANEOUS

          11.1.  Notices.

               (a) All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class, certified or registered air mail (or the functional equivalent in any foreign country), return receipt requested, or by facsimile transmission to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Paragraph 11.1 on the date of such facsimile), or three days after mailing (if given or made by letter addressed to a location within the country in which it is posted) or seven days after mailing (if made or given by letter addressed to a location outside the country in which it is posted), and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted, or that receipt of a facsimile was confirmed by the recipient as provided above. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

          (i) If to the Parent
              or the Purchaser:    Hawk Corporation
                                   200 Public Square, Suite 29-2500
                                   Cleveland, Ohio  44114-2301
                                   Attn:  Ronald E. Weinberg
                                   Facsimile No.:  (216) 861-4546

               With a copy to:     Kohrman Jackson & Krantz
                                   One Cleveland Center, 20th Floor
                                   Cleveland, Ohio  44114
                                   Attn:  Byron S. Krantz, Esq.
                                   Facsimile No.:  (216) 621-6536

          (ii) If to the Seller:   MLX Corp.
                                   1000 Center Place
                                   Norcross, Georgia 30093
                                   Attn:  Brian R. Esher
                                   Facsimile No.:  (404) 798-0633

               With a copy to:     Kilpatrick & Cody
                                   Suite 2800
                                   1100 Peachtree Street
                                   Atlanta, Georgia 30309-4530
                                   Attn:  David A. Stockton, Esq.
                                   Facsimile No.:  (404) 815-6555

               (b) Any party may change the address to which notices or other communications to such party shall be delivered by giving notice thereof to the other party hereto in the manner provided herein.

          11.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          11.3. Entire Agreement. Except for the Confidentiality Agreement referenced in Paragraph 2.1(b) and the Escrow Agreement, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.
          11.4. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws rules.

          11.5.  Dispute Resolution.
               (a) Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance, nonperformance or breach of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Cleveland, Ohio, in accordance with the Commercial Arbitration Rules, as now or hereafter amended (the "Rules"), of the American Arbitration Association by a panel of three arbitrators selected in accordance with the Rules (the "Arbitrators"). Each of the Arbitrators shall be a lawyer experienced in corporate transactions and shall not have been employed or affiliated with any of the parties or their Affiliates. Except as qualified in the immediately preceding sentence, the parties hereby renounce all recourse to litigation and agree that the award of the Arbitrators shall be final and subject to no judicial review. The Arbitrators shall decide the issues submitted to them in accordance with: (i) the provisions and commercial purposes of this Agreement; and (ii) the laws of the State of Delaware (without regard to its principles of conflicts of laws).

               (b) The parties agree to facilitate the arbitration by: (i) making available to one another and to the Arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the Arbitrators to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the Rules or by the Arbitrators for submission of evidence or briefs.

               (c) The decision of two Arbitrators shall be required to bind the parties to the arbitration. The Arbitrators shall render their final award within 120 days after the date when the arbitration commences.

               (d) Judgment on the award of the Arbitrators may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought. The Arbitrators shall divide all costs (other than fees of counsel, except to the extent the same constitute Indemnified Losses under Article 7) incurred in conducting the arbitration in their final award in accordance with what they deem just and equitable under the circumstances.

               (e) Notwithstanding any provision of this Para-graph 11.5 to the contrary, each party shall be entitled to seek injunctive and other equitable relief in any court of competent jurisdiction to enforce the provisions of this Agreement.

          11.6. Parent Guarantee. Subject to the provisions of Paragraphs 6.1 and 6.2 of this Agreement, the Parent hereby unconditionally and irrevocably guarantees to the Seller all of the Purchaser's obligations and undertakings under Paragraphs 1.1, 1.2 and 1.3 of this Agreement.
          11.7. Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that none of the rights of any of the parties hereto may be assigned without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; and provided further, however, that the Purchaser (i) may assign all of its rights and may delegate all of its obligations under this Agreement to an Affiliate of the Purchaser, and (ii) may collaterally assign all of its rights under this Agreement to its senior lender, in each case without the prior written consent of the Seller.

          11.8. Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable.
If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a Forum of competent juris-diction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforce-able provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

          11.9. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

          11.10. Headings. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

          11.11. Number and Gender. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.
          11.12. No Third Party Beneficiaries. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

12.  DEFINITIONS

          12.1.  Certain Definitions.  For purposes of this
Agreement, the following capitalized terms shall have the meanings specified with respect thereto below:

               "Action" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, investigation, mediation contest, set-off or administrative proceeding, whether at law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

               "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

               "Agreement" shall have the meaning set forth in the Preamble.

               "Arbitrators" shall have the meaning set forth in Paragraph 11.5.

               "Assets" shall have the meaning set forth in Paragraph 3.9(a).

               "Barclays Credit Agreement" shall mean that certain Loan and Security Agreement, by and among Barclays Business Credit, Inc., S.K. Wellman Limited, Inc. and The S.K. Wellman Corp,. dated January 15, 1993, together with the "Loan Documentation" (as defined in the Barclays Credit Agreement), all as amended through the date hereof.

               "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

               "Closing" shall have the meaning set forth in Paragraph 1.3.

               "Closing Date" shall have the meaning set forth in Paragraph 1.3.

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "Company" or "Companies" shall have the meaning set forth in Paragraph 2.1(a).

               "Company Contracts" shall have the meaning set forth in Paragraph 3.19(b).

               "DLJ" shall have the meaning set forth in Paragraph 2.1(b).

               "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

               "ERISA Affiliate" shall have the meaning set forth in Paragraph 3.14(g).

               "Environmental Laws" shall mean all federal, state, provincial, local and foreign laws, including but not limited to all statutes, ordinances, rules, regulations, and common law, relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, consent agreements, stipulations, provi-sions and conditions of permits, licenses and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

               "Escrow Agent" shall have the meaning set forth in Paragraph 9.1.

               "Escrow Agreement" shall have the meaning set forth in Paragraph 9.1.

               "Escrow Fund" shall have the meaning set forth in Paragraph 9.1.

               "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended.

               "Executive Officers" shall mean the individuals identified on Schedule 12.1.

               "Foreign Plan" shall have the meaning set forth in Paragraph 3.14(d).

               "Forum" shall mean any federal, state, provincial, local, municipal or foreign court, governmental agency, administra-tive body or agency, tribunal, private alternative dispute resolution system or arbitration panel of competent jurisdiction.
               "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

               "Government" shall mean any federal, state, provincial, local, municipal, or foreign government or any depart-ment, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

               "Hazardous Material" shall mean any substance, material or waste designated as hazardous or toxic under any applicable Environmental Laws including, without limitation, petroleum and petroleum products, any substance which is (i) designated as a "toxic pollutant" pursuant to the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1317; (ii) defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; or (iii) defined as a "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.

               "Hazardous Substance" shall mean any substance defined as a "hazardous substance" pursuant to the Comprehensive
Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.

               "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "Article," "Paragraph," "Exhibit," "Schedule" and like references are to this Agreement unless otherwise specified.

               "Indemnitees" shall have the meaning set forth in Paragraph 7.1.

               "Indemnified Losses" shall have the meaning set forth in Paragraph 7.1.

               "Intellectual Property" shall have the meaning set forth in Paragraph 3.17(a).

               "Italian Capital Leases" shall mean those leases in effect as of March 31, 1995, pursuant to which S.K. Wellman S.p.A. is the lessee and which are properly characterized as "capital leases" in accordance with GAAP.

               "Italian Credit Facility" shall mean the note evidencing the indebtedness of S.K. Wellman S.p.A. to a bank, which indebtedness is reflected as "Note payable to bank" in Note D to the Seller's Consolidated Financial Statements in the Annual Report to Shareholders filed with the Seller's Form 10-K for the year ended December 31, 1994.
               "known", "to the knowledge of," "aware" or words of similar import employed in this Agreement with reference to any individual shall be conclusively presumed to mean that the person has made reasonable and diligent efforts under the circumstances to become knowledgeable.

               "Law" shall mean all federal, state, provincial, local, municipal or foreign constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions, judicial decisions and similar laws and legal requirements, whether of the United States of America or any other jurisdiction as in effect from time to time.

               "Leased Assets" shall have the meaning set forth in Paragraph 3.9(a).

               "Leased Real Property" shall have the meaning set forth in Paragraph 3.10(a).

               "Liability" shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

               "Lien" shall mean any mortgage, pledge, hypotheca-tion, security interest, encumbrance, claim, restriction on use, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code, lien notice records or other similar legislation of any jurisdic-
tion).

               "Material Adverse Effect" shall mean any material adverse change in the financial condition, business, or results of operations of the Companies, and shall be deemed to have occurred only if an act, omission, event, circumstance or occurrence or series thereof would, assuming this Agreement is in effect, cause Indemnified Losses of Fifty Thousand United States Dollars (U.S. $50,000), except in the case of Paragraph 10.1(e) above, in which event it shall be deemed to have occurred only if an act, omission, event, circumstance or occurrence or series thereof would, assuming this Agreement is in effect, cause Indemnified Losses of Two Million Dollars (U.S. $2,000,000).

               "Multiemployer Plans" shall have the meaning set forth in Paragraph 3.14(g).

               "Order" shall mean all applicable orders, writs, judgments, decrees, rulings, consent agreements, and awards of any Forum.
               "Owned Assets" shall have the meaning set forth in Paragraph 3.9(a).
               "Owned Real Property" shall have the meaning set forth in Paragraph 3.10(a).

               "PBGC" shall have the meaning set forth in Para-graph 3.14(f).

               "Parent" shall have the meaning set forth in the Preamble.

               "Person" shall include any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, self-regulatory organization or
Government.

               "Plan" or "Plans" shall have the meaning set forth in Paragraph 3.14(a).

               "Proxy Statement" shall have the meaning set forth in Paragraph 2.7(b).

               "Purchaser" shall have the meaning set forth in the Preamble.

               "Purchase Price" shall have the meaning set forth in Paragraph 1.1.

               "Qualified Plans" shall have the meaning set forth in Section 3.14(b).

               "Real Property" shall have the meaning set forth in Paragraph 3.10(a).

               "Real Property Leases" shall have the meaning set forth in Paragraph 3.10(c).

               "Release" shall have the meanings assigned to it in the Comprehensive Environmental Response, Compensation and
Liability Act, as amended, 42 U.S.C. Section 9601 et seq.

               "Representative" of a party shall mean such party's directors, officers, partners, employees, agents, accountants, lawyers, investment bankers, and other financial or professional advisors or consultants.

               "Rules" shall have the meaning set forth in Paragraph 11.5.

               "SEC" shall mean the Securities and Exchange
Commission.
               "SEC Reports" shall have the meaning set forth in Paragraph 3.7(a).

               "S.K. Wellman" shall mean S.K. Wellman Limited,
Inc., a Michigan corporation.
               "Section 338(h)(10) Election" shall have the meaning set forth in Paragraph 2.14(a).

               "Securities Act" shall mean the Securities Act of 1933, as amended.

               "Seller" shall have the meaning set forth in the Preamble.

               "Seller's Meeting" shall have the meaning set forth in Paragraph 2.7(c).

               "Shares" shall have the meaning set forth in the Recitals.

               "Significant Customers" shall have the meaning set forth in Paragraph 3.19(a).

               "Significant Suppliers" shall have the meaning set forth in Paragraph 3.19(a).

               "Special Indemnified Losses" shall have the meaning set forth in Paragraph 7.4(a).

               "Subsidiary" or "Subsidiaries" shall have the meaning set forth in Paragraph 3.1(b).

               "Survival Period" shall have the meaning set forth in Paragraph 8.1.

               "Tax Deductible" shall have the meaning set forth in Paragraph 7.4(a).

               "Tax" and "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation income, gross receipts, excise, property, sales, use, customs, value added, consumption, transfer, license, payroll, employee income, withholding, social security, and franchise taxes, now or hereafter imposed or levied by the United States of America, or any state, provincial, local or foreign Government or by any department, agency or other political subdivision or taxing authority thereof or therein, all deposits required in connection therewith, and all interests, penalties, additions to tax, and other similar liabilities with respect thereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              THE PARENT:

                              HAWK CORPORATION

ATTEST:                       By:________________________________
                                 Name:___________________________
                                 Title:__________________________
________________________
Secretary



                              THE PURCHASER:

                              THE HAWK GROUP OF COMPANIES, INC.

ATTEST:                       By:________________________________
                                 Name:___________________________
                                 Title:__________________________
________________________
Secretary




                              THE SELLER:

(CORPORATE SEAL)              MLX Corp.

ATTEST:                       By:
                                 Name:
                                 Title:
________________________
Secretary


                            MLX CORP.



                   STOCK OPTION AND INCENTIVE
                           AWARD PLAN

TABLE OF CONTENTS



ARTICLE 1.  Establishment, Purpose, and Duration . . . . . . . .1
          1.1  Establishment of the Plan . . . . . . . . . . . .1
          1.2  Purpose of the Plan . . . . . . . . . . . . . . .1
          1.3  Duration of the Plan. . . . . . . . . . . . . . .1

ARTICLE 2.  Definitions. . . . . . . . . . . . . . . . . . . . .1

ARTICLE 3.  Administration . . . . . . . . . . . . . . . . . . .5
          3.1  The Committee . . . . . . . . . . . . . . . . . .5
          3.2  Authority of the Committee. . . . . . . . . . . .5
          3.3  Decisions Binding . . . . . . . . . . . . . . . .5

ARTICLE 4.  Shares Subject to the Plan . . . . . . . . . . . . .5
          4.1  Number of Shares. . . . . . . . . . . . . . . . .6
          4.2  Lapsed Awards . . . . . . . . . . . . . . . . . .6
          4.3  Adjustments In Authorized Shares. . . . . . . . .6

ARTICLE 5.  Eligibility and Participation. . . . . . . . . . . .7

ARTICLE 6.  Stock Options. . . . . . . . . . . . . . . . . . . .7
          6.1  Grant of Options. . . . . . . . . . . . . . . . .7
          6.2  Award Agreement . . . . . . . . . . . . . . . . .7
          6.3  Option Price. . . . . . . . . . . . . . . . . . .8
          6.4  Duration of Options . . . . . . . . . . . . . . .8
          6.5  Exercise of Options . . . . . . . . . . . . . . .8
          6.6  Payment . . . . . . . . . . . . . . . . . . . . .8
          6.7  Termination of Employment Due to Death,
               Disability or Retirement. . . . . . . . . . . . .9
          6.8  Termination of Employment for Other
               Reasons . . . . . . . . . . . . . . . . . . . . 10
          6.9  Nontransferability of Options . . . . . . . . . 11

ARTICLE 7.  Restricted Stock; Stock Awards . . . . . . . . . . 11
          7.1  Grants. . . . . . . . . . . . . . . . . . . . . 11
          7.2  Restricted Period; Lapse of
               Restrictions. . . . . . . . . . . . . . . . . . 11
          7.3  Rights of Holder; Limitations Thereon . . . . . 12
          7.4  Delivery of Unrestricted Shares . . . . . . . . 13
          7.5  Nonassignability of Restricted Stock. . . . . . 13

ARTICLE 8.  Beneficiary Designation. . . . . . . . . . . . . . 13

ARTICLE 9.  Deferrals. . . . . . . . . . . . . . . . . . . . . 14
ARTICLE 10.  Rights of Employees . . . . . . . . . . . . . . . 14
          10.1 Employment. . . . . . . . . . . . . . . . . . . 14
          10.2 Participation . . . . . . . . . . . . . . . . . 14
ARTICLE 11.  Change in Control . . . . . . . . . . . . . . . . 14
          11.1 Occurrence. . . . . . . . . . . . . . . . . . . 14
          11.2 Definition. . . . . . . . . . . . . . . . . . . 15
ARTICLE 12.  Amendment, Modification and Termination . . . . . 17
          12.1 Amendment, Modification and Termination . . . . 17
          12.2 Awards Previously Granted . . . . . . . . . . . 17
          12.3 Compliance With Code Section 162(m) . . . . . . 17

ARTICLE 13.  Withholding . . . . . . . . . . . . . . . . . . . 18
          13.1 Tax Withholding . . . . . . . . . . . . . . . . 18
          13.2 Share Withholding . . . . . . . . . . . . . . . 18

ARTICLE 14.  Indemnification . . . . . . . . . . . . . . . . . 18
ARTICLE 15.  Successors. . . . . . . . . . . . . . . . . . . . 18

ARTICLE 16.  Legal Construction. . . . . . . . . . . . . . . . 19
          16.1 Gender and Number . . . . . . . . . . . . . . . 19
          16.2 Severability. . . . . . . . . . . . . . . . . . 19
          16.3 Requirements of Law . . . . . . . . . . . . . . 19
          16.4 Regulatory Approvals and Listing. . . . . . . . 19
          16.5 Securities Law Compliance . . . . . . . . . . . 19
          16.6 Governing Law . . . . . . . . . . . . . . . . . 19



                            MLX CORP.
              Stock Option and Incentive Award Plan


ARTICLE 1.  ESTABLISHMENT, PURPOSE, AND DURATION

     1.1 Establishment of the Plan. MLX Corp., a Georgia corporation (hereinafter referred to as the "Company"), hereby establishes a stock option and incentive award plan known as the "MLX Corp. Stock Option and Incentive Award Plan" (the "Plan"), as set forth in this document. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Awards, and Restricted Stock.

     The Plan shall become effective on the date it is approved by the Company's shareholders (the "Effective Date") and shall remain in effect as provided in Section 1.3.

     1.2 Purpose of the Plan. The purpose of the Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in stock ownership in the Company by key employees, directors and other persons who are largely responsible for its future growth and continued success. The Plan promotes the success and enhances the value of the Company by linking the personal interests of Participants (as defined below) to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance.

     The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends.

     1.3 Duration of the Plan. The Plan shall commence on the Effective Date, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 12, until the day prior to the tenth (10th) anniversary of the Effective Date.

ARTICLE 2.  DEFINITIONS

     Whenever used in the Plan, the following terms shall have the meanings set forth below:

     (a) "Award" means, individually or collectively, a grant under this Plan of Incentive Stock Options, Nonqualified Stock Options, Stock Awards or Restricted Stock.

     (b) "Award Agreement" means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.
     (c) "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

     (d) "Board" or "Board of Directors" means the Board of Directors of the Company.

     (e) "Cause" means: (i) willful misconduct on the part of a Participant that is materially detrimental to the Company; or (ii) the conviction of a Participant for the commission of a felony. The existence of "Cause" under either (i) or (ii) shall be determined by the Committee. Notwithstanding the foregoing, if the Participant has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines "Cause," and/or provides a means of determining whether "Cause" exists, such definition of "Cause" and means of determining its existence shall apply to the Participant.

     (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (g) "Committee" means the committee appointed by the Board to administer the Plan with respect to grants of Awards, as specified in Article 3.
     (h) "Company" means MLX Corp., a Georgia corporation, or any successor thereto as provided in Article 15.

     (i) "Director" means any individual who is a member of the Board of Directors of the Company.

     (j) "Disability" shall have the meaning ascribed to such term in the Company's long-term disability plan covering the Participant, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Code.

     (k) "Employee" means any full-time, salaried employee of the Company, or the Company's Subsidiaries. Directors who are not otherwise employed by the Company or the Company's Subsidiaries shall not be considered Employees eligible to receive Awards under this Plan.

     (l) "Effective Date" shall have the meaning ascribed to such term in Section 1.1.
     (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     (n)  "Fair Market Value" shall be determined as follows:

                (i) If, on the relevant date, the Shares are traded on a national or regional securities exchange or on The Nasdaq Stock Market ("Nasdaq") and closing sale prices for the Shares are customarily quoted, on the basis of the closing sale price on the principal securities exchange on which the Shares may then be traded or, if there is no such sale on the relevant date, then on the immediately preceding day on which a sale was reported;

                (ii) If, on the relevant date, the Shares are not listed on any securities exchange or traded on Nasdaq, but nevertheless are publicly traded and reported on Nasdaq without closing sale prices for the Shares being customarily quoted, on the basis of the mean between the closing bid and asked quotations in such other over-the-counter market as reported by Nasdaq; but, if there are no bid and asked quotations in the over-the-counter market as reported by Nasdaq on that date, then the mean between the closing bid and asked quotations in the over-the-counter market as reported by Nasdaq on the immediately preceding day such bid and asked prices were quoted; and

                (iii) If, on the relevant date, the Shares are not
                      publicly traded as described in (i) or (ii), on the basis of the good faith determination of the Committee.

          (o) "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

          (p) "Insider" shall mean an Employee who is, on the relevant date, an officer or a director, or a ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

          (q) "Named Executive Officer" means a Participant who, as of the date of vesting and/or payout of an Award is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

          (r) "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6, and which is not intended to meet the requirements of Code Section 422.

          (s)   "Option" means an Incentive Stock Option or a
                Nonqualified Stock Option.

          (t) "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

          (u) "Participant" means an Employee, director or other person who has been granted an Award under the Plan which is outstanding.

          (v) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

          (w) "Retirement" shall mean retiring from employment with the Company or any Subsidiary upon attaining the age of 65.

          (x)   "Restricted Stock" means an Award of restricted
                Shares granted in accordance with the terms of
                Article 7 and the other provisions of the Plan.

          (y) "Shares" means the shares of Common Stock of the Company, par value $0.01 per share.

          (z)   "Stock Award" means a grant of Shares under
                Article 7 that is not generally subject to restrictions and pursuant to which a certificate for the Shares is transferred to the Employee.

          (aa) "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company has a fifty percent (50%) or greater voting interest.
ARTICLE 3.  ADMINISTRATION

     3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board that is granted authority to administer the Plan, with such Committee consisting of not less than three (3) Directors who meet the "disinterested administration" requirements of Rule 16b-3 or any successor thereto under the Exchange Act. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

     The Committee shall be comprised solely of Directors who are eligible to administer the Plan pursuant to Rule 16b-3(c)(2) or any successor thereto under the Exchange Act. However, if for any reason any member of the Committee does not qualify to administer the Plan, as contemplated by Rule 16b-3(c)(2) of the Exchange Act, the Board of Directors may appoint a new Committee member who complies with Rule 16b-3(c)(2).

     3.2 Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full power to select the Employees and other Persons, who are responsible for the future growth and success of the Company, who may include, without limitation, consultants, independent contractors or other providers of services to the Company, who shall participate in the Plan (who may change from year to year); determine the size and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan (including vesting provisions and the duration of the Awards); construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 12) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan, including to establish different terms and conditions relating to the effect of the termination of employment or other services to the Company. Further, the Committee shall make all other determinations which may be necessary or advisable in the Committee's opinion for the administration of the Plan. As permitted by law, the Committee may delegate its authority under this Plan.

     3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all Persons, including the Company, the shareholders, Employees, Participants and their estates and beneficiaries.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN

     4.1  Number of Shares.  Subject to adjustment as provided in
Section 4.3, the total number of Shares available for grant of Awards under the Plan shall be an aggregate of one hundred twenty five thousand (125,000) Shares. These Shares may, in the discretion of the Company, be either authorized but unissued Shares or Shares held as treasury shares, including Shares purchased by the Company.

     The following rules shall apply for purposes of the determination of the number of Shares available for grant under the
Plan:

          (a) While an Option, Stock Award or Restricted Stock is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

          (b)   The grant of an Option, Stock Award or Restricted
                Stock shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

          4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to such Award shall again be available for the grant of an Award under the Plan. However, in the event that prior to the Award's cancellation, termination, expiration or lapse, the holder of the Award at any time received one or more "benefits of ownership" pursuant to such Award (as defined by the Securities and Exchange Commission, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the Shares subject to such Award shall not again be made available for regrant under the Plan.

     4.3 Adjustments In Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code
Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number and the Committee shall make such adjustments as are necessary to insure Awards of whole Shares.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

     Any key Employee of the Company, or of any Subsidiary, including any such Employee who is also a director of the Company, or of any Subsidiary, or any other Person, including consultants, independent contractors or other service providers, whose judgment, initiative and efforts contribute or may be expected to contribute materially to the successful performance of the Company or any Subsidiary shall be eligible to receive an Award under the Plan.
In determining the Employees and other Persons to whom such an Award shall be granted and the number of Shares which may be granted pursuant to that Award, the Committee shall take into account the duties of the respective Person, their present and potential contributions to the success of the Company or any Subsidiary, and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.


     No person who is a member of the Committee shall be eligible to be granted any Award under the Plan while so serving.

ARTICLE 6.  STOCK OPTIONS

     6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees or other Persons at any time and from time to time as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant; provided, however, that in the case of any ISO granted under the Plan, only an Employee may receive such grant and the aggregate Fair Market Value (determined at the time such Option is granted) of the Shares to which ISOs are exercisable for the first time by the Participant during any calendar year (under the Plan and all other incentive stock option plans of the Company and any Subsidiary) shall not exceed $100,000. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants. The maximum number of Options a Named Executive Officer can be granted under the Plan during a 12-month period is 75,000 Options.

     6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains and such other provisions as the Committee shall determine. The Option Agreement shall further specify whether the Award is intended to be an ISO or an NQSO. Any portion of an Option that is not designated as an ISO or otherwise fails or is not qualified an as ISO (even if designated as an ISO) shall be a NQSO.

     6.3 Option Price. The Option Price for each grant of an ISO shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date the ISO is granted. In no event, however, shall any Participant who, at any time would otherwise be granted an Option, owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company be eligible to receive an ISO at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a share on the date the ISO is granted. The price at which each Share covered by each NQSO shall be purchased by an Option holder shall be established by the Committee, but in no event shall such price be less than eighty-five percent (85%) of the Fair Market Value (or such lower percentage of Fair Market Value as may be established by Internal Revenue Service rules or regulations as the limit for granting discounted stock options without causing immediate tax consequences to the Participant) of a Share on the date the Option is granted.

     6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant; provided, further, however, that any ISO granted to any Participant who at such time owns (within the meaning of Section 424(d) of the Code) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock in the Company, shall be exercisable not later than the fifth (5th) anniversary date of its grant.

     6.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Each Option shall be exercisable for such number of Shares and at such time or times, including periodic installments, as may be determined by the Committee at the time of the grant. Except as otherwise provided in the Award Agreement and Article 11, the right to purchase Shares that are exercisable in periodic installments shall be cumulative so that when the right to purchase any Shares has accrued, such Shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option.
     6.6 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full, either: (a) in cash, (b) if approved by the Committee, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for the period required by law, if any, prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b). The Committee also may allow cashless exercises as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     6.7 Termination of Employment Due to Death, Disability or Retirement. Unless otherwise provided by the Committee in the Award Agreement, the following rules shall apply in the event of the Participant's termination of employment due to death, Disability or Retirement. With respect to a Participant that is a non-employee director of the Company or otherwise is not an Employee, the following references to employment shall be deemed to be references to service as a director or in such other capacity as is determined by the Committee:

          (a) Termination by Death. In the event the Participant dies while actively employed, all outstanding Options granted to that Participant shall immediately vest and shall remain exercisable at any time prior to their expiration date, or for one (1) year after the date of death, whichever period is shorter, by (i) such person(s) as shall have been named as the Participant's beneficiary, (ii) such person(s) that have acquired the Participant's rights under such Options by will or by the laws of descent and distribution, (iii) the Participant's estate or representative of the Participant's estate, or
                (iv) by a transferee of the Option who has acquired the Option in a transaction that is permitted by Section 6.9.

          (b) Termination by Disability. In the event the employment of a Participant is terminated by reason of Disability, all outstanding Options granted to that Participant shall immediately vest as of the date the Committee determines the definition of Disability to have been satisfied and shall remain exercisable at any time prior to their expiration date, or for one (1) year after the date that the Committee determines the definition of Disability to have been satisfied, whichever period is shorter, by the Participant's duly appointed guardian or other legal representative.

          (c) Termination by Retirement. In the event the employment of a Participant is terminated by reason of Retirement, all outstanding Options granted to that Participant shall immediately vest and shall remain exercisable at any time prior to their expiration date, or for three (3) months after the effective date of Retirement, whichever period is shorter.

          (d) Employment Termination Followed by Death. In the event that a Participant's employment terminates by reason of Disability or Retirement, and within the exercise period following such termination the Participant dies, then the remaining exercise period for outstanding Options shall equal the longer of: (i) one (1) year following death; or
                (ii) the remaining portion of the exercise period which was triggered by the employment termination. Such Options shall be exercisable by the persons specified in subsection (a) above.

     6.8 Termination of Employment for Other Reasons. If the employment of a Participant shall terminate for any reason other than the reasons set forth in Section 6.7, all Options held by the Participant which are not vested as of the effective date of his employment termination shall be immediately forfeited to the Company (and shall, subject to Section 4.2 hereof, once again become available for grant under the Plan). However, the Committee, in its sole discretion, shall have the right to immediately vest all or any portion of such Options, subject to such terms as the Committee, in its sole discretion, deems appropriate.


     In the event an Employee's employment is terminated by the Company for Cause, or such Employee voluntarily terminates his employment, the Option rights under any then vested outstanding Options shall terminate immediately upon termination of employment. If the Employee's employment is terminated by the Company without Cause, any Options vested as of such Employee's date of termination shall remain exercisable at any time prior to their expiration date or for three (3) months after such Employee's date of termination of employment, whichever period is shorter.

     6.9 Limited Transferability. A Participant may transfer an Option granted hereunder to members of his or her Immediate Family (as defined below), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships where such Immediate Family members are the only partners, if (i) the Award Agreement evidencing such Option expressly provides that the Option may be transferred, and (ii) the Participant does not receive any consideration in any form whatsoever for such transfer. Any Option so transferred shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable to said Option immediately prior to the transfer thereof. Any reference in any such Award Agreement to the employment by or performance of services for the Company by the Participant shall continue to refer to the employment of, or performance by the transferring Participant. For purposes hereof, "Immediate Family" shall mean the Participant and the Participant's spouse, and their respective ancestors and descendants. Any Option that is granted pursuant to any Award Agreement that did not initially expressly allow the transfer of said Option and that has not been amended to expressly permit such transfer, shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution and such Option thus shall be exercisable in the Participant's lifetime only by the Participant.


ARTICLE 7.  RESTRICTED STOCK; STOCK AWARDS

     7.1 Grants. The Committee may from time to time in its discretion grant Restricted Stock and Stock Awards to Employees and may determine the number of Shares of Restricted Stock or Stock Awards to be granted. The Committee shall determine the terms and conditions of, and the amount of payment, if any, to be made by the Employee for, such Restricted Stock. A grant of Restricted Stock may require the Employee to pay for such Shares of Restricted Stock, but the Committee may establish a price below Fair Market Value at which the Employee can purchase the Shares of Restricted Stock. Each grant of Restricted Stock shall be evidenced by an Award Agreement containing terms and conditions not inconsistent with the Plan as the Committee shall determine to be appropriate in its sole discretion.

     7.2 Restricted Period; Lapse of Restrictions. At the time a grant of Restricted Stock is made, the Committee shall establish a period or periods of time (the "Restricted Period") applicable to such grant which, unless the Committee otherwise provides, shall not be less than one year. Subject to the other provisions of this
Section 7, at the end of the Restricted Period all restrictions shall lapse and the Restricted Stock shall vest in the Participant.

At the time a grant is made, the Committee may, in its discretion, prescribe conditions for the incremental lapse of restrictions during the Restricted Period and for the lapse or termination of restrictions upon the occurrence of other conditions in addition to or other than the expiration of the Restricted Period with respect to all or any portion of the Restricted Stock. Such conditions may, but need not, include without limitation:

          (a) The death, Disability or Retirement of the Employee to whom Restricted Stock is granted, or

          (b) The occurrence of a Change in Control (as defined in Section 11.1).

The Committee may also, in its discretion, shorten or terminate the Restricted Period, or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of the Restricted Stock at any time after the date the grant is made.

     7.3 Rights of Holder; Limitations Thereon. Upon a grant of Restricted Stock, a stock certificate (or certificates) representing the number of Shares of Restricted Stock granted to the Employee shall be registered in the Employee's name and shall be held in custody by the Company or a bank selected by the Committee for the Employee's account. Following such registration, the Employee shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to receive dividends and to vote such Restricted Stock, except that, the right to receive cash dividends shall be the right to receive such dividends either in cash currently or by payment in Restricted Stock, as the Committee shall determine, and except further that, the following restrictions shall apply:

          (a) The Employee shall not be entitled to delivery of a certificate until the expiration or termination of the Restricted Period for the Shares represented by such certificate and the satisfaction of any and all other conditions prescribed by the Committee;

          (b) None of the Shares of Restricted Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period and until the satisfaction of any and all other conditions prescribed by the Committee; and

          (c) All of the Shares of Restricted Stock that have not vested shall be forfeited and all rights of the Employee to such Shares of Restricted Stock shall terminate without further obligation on the part of the Company, unless the Employee has remained a full-time employee of the Company or any of its Subsidiaries, until the expiration or termination of the Restricted Period and the satisfaction of any and all other conditions prescribed by the Committee applicable to such Shares of Restricted Stock. Upon the forfeiture of any shares of Restricted Stock, such forfeited Shares shall be transferred to the Company without further action by the Employee and shall, in accordance with Section 4.2, again be available for grant under the Plan.

     With respect to any Shares received as a result of adjustments under Section 4.3 hereof and any Shares received with respect to cash dividends declared on Restricted Stock, the Participant shall have the same rights and privileges, and be subject to the same restrictions, as are set forth in this Section 7.
     7.4 Delivery of Unrestricted Shares. Upon the expiration or termination of the Restricted Period for any Shares of Restricted Stock and the satisfaction of any and all other conditions prescribed by the Committee, the restrictions applicable to such Shares of Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions except any that may be imposed by law, to the holder of the Restricted Stock. The Company shall not be required to deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value (determined as of the date the restrictions lapse) of such fractional share to the holder thereof. Prior to or concurrently with the delivery of a certificate for Restricted Stock, the holder shall be required to pay an amount necessary to satisfy any applicable federal, state and local tax requirements as set out in Article 13 below.

     7.5 Nonassignability of Restricted Stock. Unless the Committee provides otherwise in the Award Agreement, no grant of, nor any right or interest of a Participant in or to, any Restricted Stock, or in any instrument evidencing any grant of Restricted Stock under the Plan, may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution.

ARTICLE 8.  BENEFICIARY DESIGNATION

     Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant, in writing, with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

     The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

ARTICLE 9.  DEFERRALS

     The Committee may permit a Participant to defer to another plan or program such Participant's receipt of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the vesting of Restricted Stock. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.


ARTICLE 10.  RIGHTS OF EMPLOYEES

     10.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant's employment or engagement by the Company at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary. For purpose of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

     10.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 11.  CHANGE IN CONTROL

     11.1 Occurrence. Upon the occurrence of a Change in Control, except as provided in the Award Agreement or unless otherwise specifically prohibited by the terms of Article 16 hereof:

          (a) Any and all Options granted hereunder shall become fully vested and immediately exercisable;

          (b) To the extent provided by the Committee in the Award, all restrictions on a grant of Restricted Stock shall lapse and such Restricted Stock shall be delivered to the Participant in accordance with
                Section 7.4; provided, however, that there shall not be an accelerated delivery with respect to Restricted Stock which was granted less than six
                (6) months prior to the effective date of the Change in Control; and

          (c) Subject to Article 12 hereof, the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate before the effective date of the Change in Control.

     11.2 Definition. For purposes of the Plan, a "Change in Control" shall be deemed to have occurred if:

          (a) An acquisition by any Person of Beneficial Ownership of the shares of Common Stock of the Company then outstanding (the "Company Common Stock Outstanding") or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the "Company Voting Securities Outstanding"), if such acquisition of Beneficial Ownership results in the Person's beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) twenty-five percent (25%) or more of the Company Common Stock Outstanding or twenty-five percent (25%) or more of the combined voting power of the Company Voting Securities Outstanding; provided, that immediately prior to such acquisition such Person was not a direct or indirect Beneficial Owner of twenty-five percent (25%) or more of the Company Common Stock Outstanding or twenty-five percent (25%) or more of the combined voting power of Company Voting Securities Outstanding, as the case may be; or

          (b) The approval of the shareholders of the Company of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or similar corporate transaction (in each case referred to in this Section 11.2 as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); or

          (c) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 11.2 that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

                Notwithstanding the provisions set forth in subsections (a) and (b), the following shall not constitute a Change in Control for purposes of this Plan: (1) any acquisition of shares of Common Stock by, or consummation of a Corporate Transaction with, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate; (2) any acquisition of shares of Common Stock, or consummation of a Corporate Transaction, following which more than fifty percent (50%) of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction and the combined voting power of the voting securities then outstanding of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Common Stock Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Common Stock Outstanding and Company Voting Securities Outstanding, as the case may be; or (3) the sale of the outstanding capital stock of S.K. Wellman Limited, Inc. to The Hawk Group of Companies, Inc. pursuant to that certain Agreement for Purchase and Sale of the Capital Stock of S.K. Wellman Limited, Inc., dated as of April 10, 1995, by and among the Company, The Hawk Group of Companies, Inc. and Hawk Corporation, and the transactions contemplated therein, including the grant of certain proxies by members of the Company's board.

ARTICLE 12.  AMENDMENT, MODIFICATION AND TERMINATION

     12.1 Amendment, Modification and Termination. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that, unless approved by the holders of a majority of the total number of Shares of the Company represented and voted at a meeting at which a quorum is present, no amendment shall be made to the Plan if such amendment would (a) materially modify the eligibility requirements provided in Article 5; (b) increase the total number of Shares (except as provided in Section 4.3) which may be granted under the Plan, as provided in Section 4.1; (c) extend the term of the Plan; or (d) amend the Plan in any other manner which the Board, in its discretion, determines should become effective only if approved by the shareholders even though such shareholder approval is not expressly required by the Plan or by law. No amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of shareholders.

     12.2 Awards Previously Granted. No termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award. The Committee shall, with the written consent of the Participant holding such Award, have the authority to cancel Awards outstanding and grant replacement Awards therefor.
     12.3 Compliance With Code Section 162(m). At all times when the Committee determines that compliance with Code Section 162(m) is desired, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m). In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards under the Plan, the Committee may, subject to this Article 12, make any adjustments it deem appropriate.

ARTICLE 13.  WITHHOLDING

     13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with an Award under this Plan.

     13.2 Share Withholding. With respect to withholding required upon the exercise of Options, or upon any other taxable event arising as a result of Awards granted hereunder which are to be paid in the form of Shares, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and elections by Insiders shall additionally comply with all legal requirements applicable to Share transactions by such Participants.

ARTICLE 14.  INDEMNIFICATION

     Each person who is or shall have been a member of the Committee, or the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.
The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 15.  SUCCESSORS

     All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
ARTICLE 16.  LEGAL CONSTRUCTION

     16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     16.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     16.4 Regulatory Approvals and Listing. The Company shall not be required to issue any certificate or certificates for Shares under the Plan prior to (i) obtaining any approval from any governmental agency which the Company shall, in its discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange or Nasdaq on which the Company's Shares may be listed, and (iii) the completion of any registration or other qualification of such Shares under any state or federal law or ruling or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.
     Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any "derivative security" or "equity security" offered pursuant to the Plan to any Insider may not be sold or transferred for at least six
(6) months after the date of grant of such Award. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then-current Rule 16(a) under the Exchange Act.

     16.5 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     16.6 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Georgia.

<ATTACHMENT>  PROXY CARD
PROXY

MLX Corp.
Norcross, Georgia

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1995
ANNUAL MEETING OF STOCKHOLDERS.

The undersigned shareholder of MLX Corp. hereby appoints Thomas C. Waggoner, Alfred R. Glancy III, or W. John Roberts, or any of them, with full power of substitution to each, the proxies of the undersigned to vote as designated below, the shares of the undersigned at the annual meeting of shareholders of MLX Corp. to be held on June 27, 1995 and at any adjournments thereof.

The undersigned directs this proxy to be voted as follows:

1.   APPROVAL of the proposed sale of all the capital stock of the
     S. K. Wellman Limited, Inc. subsidiary
     __ For    __ Against   __Abstain

2.   APPROVAL OF THE ELECTION of all nominees for Director listed below:
     Brian R. Esher    Willem F.P. de Vogel   Alfred R. Glancy III
     S. Sterling McMillan, III   W. John Roberts   J. William Uhrig
     H. Whitney Wagner
     __ For all nominees for director listed above
        (except as marked to the contrary)
     __ Withholding authority to vote for all nominees

Instructions: To withhold authority to vote for any individual
Nominee, write that Nominee's name in the space provided below.

3.   APPROVAL of the proposed MLX Corp. Stock Option and Incentive
     Award Plan
     __ For   __ Against   __ Abstain

4. IN ACCORDANCE WITH THE BEST JUDGMENT of the named proxies with respect to any other matter which may properly come before the meeting and any adjournment thereof.

Unless a contrary direction is indicated, the shares represented by this proxy will be voted for all nominees for directors named above. If specific instructions are indicated, this proxy will be voted in accordance with such instructions.

Please vote, date and sign this proxy and return it at once, whether or not you expect to attend the meeting. You may vote in person if you do attend.

Date:


Signature(s)
Note: if signing for estates, trusts or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign.